As filed with the Securities and Exchange Commission on July 31, 2006

Registration No. 333-134983

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VS Holdings, Inc.	Delaware	5400	11-3664322
(Exact Name of Registrant as Specified in Its Charter)	(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

Vitamin Shoppe Industries Inc.	New York	5400	13-2993785
(Exact Name of Registrant as Specified in Its Charter)	(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

VS Direct Inc.	Delaware	5400	13-4289833
(Exact Name of Registrant as Specified in Its Charter)	(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

2101 91st Street

North Bergen, New Jersey 07047

(800) 223-1216

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald M. Neifield, Esq.

The Vitamin Shoppe

Vice President and General Counsel

2101 91st Street

North Bergen, New Jersey 07047

(800) 223-1216

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Vincent J. Pisano, Esq.

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

(212) 446-4800

Approximate Date Of Commencement Of Proposed Sale To The Public:    The exchange will occur as soon as practicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Amount To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Second Priority Senior Secured Floating Rate Notes due 2012	$165,000,000	$165,000,000	$17,655	(3)
Guarantees (2)	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.
(3)	Previously paid.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	Subject to Completion, Dated July 31, 2006

$165,000,000

Vitamin Shoppe Industries Inc.

Second Priority Senior Secured Floating Rate Notes due 2012

Set forth below is a summary of the terms of the notes offered hereby. For more details, see “Description of Exchange Notes.”

Offer for outstanding Second Priority Senior Secured Floating Rate Notes due 2012, in the aggregate principal amount of $165,000,000 (which we refer to as the Old Notes) in exchange for up to $165,000,000 in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2012 which have been registered under the Securities Act of 1933, as amended (which we refer to as the Exchange Notes and, together with the Old Notes, the notes).

Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time, , 2006, unless extended.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	We can amend or terminate the exchange offer.

•	We will exchange all Second Priority Senior Secured Floating Rate Notes due 2012 that are validly tendered and not validly withdrawn.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of notes will not be taxable exchange for U.S. federal income tax purposes.

•	You may withdraw tendered outstanding Old Notes any time before the expiration of the exchange offer.

Terms of the Exchange Notes:

•	The Exchange Notes will be second priority senior secured obligations of Vitamin Shoppe Industries Inc.

•	The guarantees will be second priority senior secured obligations of the guarantors.

•	The Exchange Notes mature on November 15, 2012. The Exchange Notes will bear interest, which will be payable semi-annually in cash, which will be set at a per annum rate equal to LIBOR plus 7.5%, which will be reset quarterly on February 15, May 15, August 15 and November 15 of each year.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”

•	The terms of the Exchange Notes are identical to our outstanding Old Notes except for transfer restrictions and registration rights.

For a discussion of specific risks that you should consider before tendering your outstanding Second Priority Senior Secured Floating Rate Notes due 2012 in the exchange offer, see “ Risk Factors” beginning on page 11.

There is no public market for the Old Notes.

Each broker-dealer that receives Exchange Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with any resales of the Exchange Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2006

As used in this prospectus and unless the context indicates otherwise, “notes” refers, collectively, to (a) our Second Priority Senior Secured Floating Rate Notes due 2012 (which we refer to as the “Old Notes”) and (b) our Second Priority Senior Secured Floating Rate Notes due 2012 (which we refer to as the “Exchange Notes”).

i

CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

The following is a list of certain definitions that are used throughout the document.

Active customers	Frequent Buyer Program members who have purchased merchandise from us at least once in the past fifty-two weeks.

Comparable stores	Our retail stores that have been operating for over 411 days.

Frequent Buyer Program	Our no-fee customer loyalty program through which our customers earn points for every dollar they spend, which can be redeemed toward future purchases.

Low carb products	Weight management products which are low in carbohydrates.

Mature stores	Our retail stores opened prior to 2003.

Non-comparable stores	Our retail stores that have been operating for 410 or fewer days.

Predecessor Company	Vitamin Shoppe Industries Inc. prior to the acquisition of our company by Bear Stearns Merchant Banking and other investors in November 2002.

SKU	Stock keeping unit, which is a particular product for inventory purposes.

Successor Company	Vitamin Shoppe Industries Inc. after the acquisition of our company by Bear Stearns Merchant Banking and other investors in November 2002.

VMS	Vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products.

Some of the market and industry data and other statistical information used throughout this prospectus are based on independent industry publications including the May/June 2005 issue of the Nutrition Business Journal, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.

ii

PROSPECTUS SUMMARY

Our Company

We believe we are a leading specialty retailer and direct marketer of vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products. As of April 22, 2006, we operated 285 stores located in 29 states and the District of Columbia and sell direct to consumers through our nationally circulated catalog and our Web site, www.vitaminshoppe.com. We target the dedicated, well-informed VMS consumer and differentiate ourselves by providing our customers with an extensive selection of high quality products sold at competitive prices and value-added customer service. Our broad product offering enables us to provide our customers with a selection of products that is not readily available at other retailers, which we believe drives customer traffic and creates a loyal customer base.

Segment Information

We sell our products through two business segments: retail, which is our retail store format, and direct, which consists of our catalog and internet formats.

Retail. We believe we operate a unique retail store format in the VMS industry, which has been successful in diverse geographic and demographic markets. Our stores carry a broad selection of VMS products and are staffed with highly experienced and knowledgeable associates. Since the beginning of 2003, we have aggressively pursued new store growth. During this period through Fiscal 2005, we opened 148 new stores, expanding our presence in our existing markets as well as entering new markets such as California, Texas and Illinois. Our new stores typically have reached sales more consistent with our mature store base over a three to four year time period.

Direct. Our direct segment consists of our catalog and internet operations from our Web site, www.vitaminshoppe.com. Our catalog is mailed each month to approximately 160,000 catalog customers contained in our Frequent Buyer Program database and includes a broad assortment of approximately 12,000 to 14,000 of our most popular SKUs. Our Web site offers our customers online access to our full assortment of over 20,000 SKUs. In 2005, over 4.8 million customers visited our Web site placing over 450,000 orders. In addition, we mail out approximately 1.9 million catalogs throughout the year to prospective customers and non-active customers in our Frequent Buyer Program database.

History

Our Company began as a single store in New York, New York in 1977. Our Vitamin Shoppe branded products were introduced in 1989. We were acquired in November 2002 by BSMB/Vitamin LLC, an affiliate of Bear Stearns Merchant Banking (“BSMB”) and other investors.

Industry

The U.S. nutritional supplements industry is large and highly fragmented. In 2004, no single industry participant accounted for more than 10% of total industry sales. The nutritional supplements sold through these channels are divided into the following major product categories: vitamins, minerals, herbs, supplements, sports nutrition and weight management. We believe that these industry participants’ share of the nutritional supplements market over the last five years has remained relatively constant.

The U.S. nutritional supplements industry was a $20.3 billion retail market in 2004. While the industry underwent a period of rapid expansion during the 1990s, and grew at a compound annual growth rate of approximately 9% between 1990 and 2004, industry sales growth slowed in 2004 due to a significant reduction in the weight management category as a result of a decline in demand for low carb products, the ban of ephedra based products in April 2004 by the U.S. Food and Drug Administration and a reduction in major new product introductions. Despite recent market conditions, according to the Nutrition Business Journal, the market is projected to grow at a 3% to 5% compound annual growth rate between 2005 and 2008. Positive industry trends include an aging U.S. population, rising healthcare costs and the increased use of preventive measures and increasing focus on diet and fitness.

Competitive Strengths

We believe the following strengths have enabled us to achieve strong financial results relative to our competitors, and we are positioned to capitalize on the favorable demographic, healthcare and lifestyle trends affecting our industry:

Leading Market Positions. We are one of the leading specialty retailers of VMS products in the United States. Since our inception in 1977, we have competed successfully against every major retailer in the VMS industry.

Extensive Product Selection with a Focus on Our Private Label Brand. We believe we market the broadest product selection in the VMS industry with over 20,000 SKUs from over 400 national brands, including our best value Vitamin Shoppe and BodyTech private label brands, which offer our customers an attractive alternative to higher-priced national brands and have become an established alternative to national branded products. Our national brands include recognized brands such as Twinlab®, Solgar®, and Nature’s Way® and brands that are less widely distributed such as Garden of Life® and Life Extension™. Our broad product offering differentiates us from our competitors and enables us to offer our customers a selection of products for their health and wellness needs that we believe is not readily available at other retailers. In addition, our broad product offering minimizes our dependence on any one product or vendor.

Premium Real Estate. We believe that our store locations are integral to our success. We target retail sites that are located in high traffic areas, have easy access and good visibility from major roadways and convenient parking.

High-Quality and Loyal Customer Base. Our customer base is mainly comprised of consumers who proactively manage their long-term health and wellness, are between the ages of 35 and 60 and have household incomes in excess of the national average. We cultivate customer loyalty through targeted marketing programs and our low pricing strategy.

Value-Added Customer Service. We place a strong emphasis on employee training and customer service. Our stores and call center are staffed with highly experienced and knowledgeable associates, many of whom are regular and informed VMS consumers. To further educate our customers, our stores are equipped with “Health Notes,” a third-party health and wellness information database, as well as a library whereby our customers can freely read health related literature and borrow books for up to two weeks.

Business Strategy

We intend to continue to pursue the following key strategies to drive customer traffic and grow our sales:

•	enhance our customers’ shopping experience by continuing to offer a broad selection of VMS products and providing them with a value-added customer service and low prices;

•	utilize our extensive customer database to improve customer loyalty, facilitate direct marketing and increase cross-sell opportunities;

•	increase sales of our direct business segment by enhancing the features and functionality of our Web site and providing our customers with a more personalized shopping experience; and

•	increase sales and profitability through the maturation of the 148 stores we opened since the beginning of 2003 through Fiscal 2005.

Risk Factors

You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.” Certain key risk factors relating to our business and industry you should consider include that unfavorable consumer perception of our products could have a material adverse effect on our reputation, compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our business, and we operate in a highly competitive industry, and our failure to compete effectively could adversely affect our sales and growth prospects. For more information, see “Risk Factors.”

Our Corporate Structure

Our corporate structure is made up of four entities. VS Holdings, Inc., our parent holding company and a guarantor of the notes offered hereby, owns all of the common stock of Vitamin Shoppe Industries Inc., the issuer of the notes. VS Holdings, Inc. has no operations. All of our operating assets are held by Vitamin Shoppe Industries Inc. and its direct wholly owned subsidiary, VS Direct Inc., a guarantor of the notes. On June 12, 2006, VS Mergersub, Inc. then a wholly-owned subsidiary of VS Parent, then a wholly-owned subsidiary of VS Holdings, merged with and into VS Holdings, with VS Holdings being the surviving corporation. By operation of the merger, VS Holdings became a direct wholly-owned subsidiary of VS Parent. VS Parent, Inc. is not a registrant with respect to the notes offered hereby.

Additional Information

Our principal executive offices are located at 2101 91st Street, North Bergen, New Jersey 07047, and our telephone number is (800) 223-1216. Our Web site address is www.vitaminshoppe.com. Information contained on our Web site does not constitute part of this prospectus. Vitamin Shoppe was incorporated in 1978 in New York. Our predecessor companies began operations in 1977.

PURPOSE OF THE EXCHANGE OFFER

On November 15, 2005, we sold, through a private placement exempt from the registration requirements of the Securities Act, $165,000,000 of our Second Priority Senior Secured Floating Rate Notes due 2012, all of which are eligible to be exchanged for Exchange Notes. We refer to these notes as “Old Notes” in this prospectus.

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed within 210 days and to become effective on or within 270 days of issuance of the Old Notes. We refer to the Notes to be registered under this exchange offer registration statement as “Exchange Notes” and collectively with the Old Notes, we refer to them as the “Notes” in this prospectus. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “—Summary of the Exchange Offer,” “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the Exchange Notes.

We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

SUMMARY OF THE EXCHANGE OFFER

THE EXCHANGE OFFER

Securities Offered	$165 million principal amount of Second Priority Senior Secured Floating Rate Notes due 2012.

The Exchange Offer

We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in integral principal at maturity multiples of $1,000. This exchange offer is being made pursuant to a registration rights agreement dated as of November 15, 2005 which granted the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire 5:00 p.m. New York City time, on [                    ], 2006, or a later time if we choose to extend this exchange offer. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you acquire the Exchange Notes in the ordinary course of business:

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Notes Held in the Form of Book-Entry Interests

The Old Notes were issued as global securities and were deposited upon issuance with Wilmington Trust Company which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company.

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the BLUE-colored “Transmittal Letter” that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your outstanding Old Notes will be tendered in multiples of $1,000.

A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at The Depository Trust Company, under the procedure described in this prospectus under the heading “The Exchange Offer” must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

United States Federal Income Tax Considerations

The exchange offer should not result in any income, gain or loss to the holders of old notes or to us for United States Federal Income Tax Purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	Wilmington Trust Company is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

TERMS OF THE EXCHANGE NOTES

Issuer	Vitamin Shoppe Industries Inc.

Notes Offered	$165.0 million in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2012.

Maturity	November 15, 2012.

Interest Payment Dates

Interest on the Exchange Notes will be set at a per annum rate equal to the three month LIBOR plus 7.5%, which will be reset quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2006.

Collateral

The Exchange Notes and the guarantees will be secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the notes and other future parity lien debt that may be issued pursuant to the terms of the indenture. These liens will be junior in priority to the liens on this same collateral securing our new credit facility, and to all other permitted prior liens. The liens securing priority lien obligations will be held by the priority lien collateral agent.

The collateral securing the Exchange Notes will be substantially all of our and the guarantors’ property and assets that secure our new credit facility, which excludes (i) any lease, license, contract, property right or agreement of ours or the guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach, termination or default under that lease, license, contract, property right or agreement; (ii) certain interests in real property owned or leased by us and the guarantors; (iii) all securities in any of our affiliates; and (iv) certain other limited exclusions. For more information, see “Description of Exchange Notes.”

Guarantees	The Exchange Notes will be jointly and severally and fully and unconditionally guaranteed on a senior basis by:

•	VS Holdings, Inc., our parent company;

•	VS Direct Inc., our only subsidiary; and

•	all of our future restricted domestic subsidiaries.

Ranking

The Exchange Notes and the guarantees will be our and the guarantors’ second priority senior secured obligations. They will rank equally with all of our and the guarantors’ existing and future senior indebtedness and will rank senior to all of our and the guarantors’ existing and future subordinated indebtedness. The Exchange Notes and the guarantees will be effectively subordinated to all of our and the guarantors’ existing first priority senior secured indebtedness, to the extent of the collateral securing such indebtedness, including indebtedness under our new credit facility.

Intercreditor Agreement

The trustee under the indenture governing the Exchange Notes and the agent under our new credit facility are parties to an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the Exchange Notes and any borrowings under our new credit facility and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of Exchange Notes—Intercreditor Agreement.”

Optional Redemption	We may, at our option, redeem some or all of the Exchange Notes at any time on or after November 15, 2007 at the redemption prices listed under “Description of Exchange Notes—Optional Redemption.”

Prior to November 15, 2007, we may, at our option, redeem up to 35% of the Exchange Notes with the proceeds of certain sales of our equity or equity of our parent company at the redemption price listed under “Description of Exchange Notes—Optional Redemption.” We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the Exchange Notes issued remains outstanding.

Mandatory Repurchase Offer

If we sell certain assets, issue equity or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices listed under “Description of Exchange Notes—Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the Exchange Notes will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into sale and lease back transactions;

•	merge or consolidate; and

•	transfer or sell assets.

These covenants are subject to important exceptions and qualifications. For more details, see “Description of Exchange Notes—Certain Covenants.”

Use of Proceeds

We will not receive any proceeds from the issues of the Exchange Notes in the exchange offer. We used the proceeds from the sale of the Old Notes and borrowings under our new credit facility to repay all of our and VS Holdings, Inc.’s existing indebtedness and to pay related fees and expenses. See “Use of Proceeds.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data for VS Holdings, Inc. as of the dates and for the periods indicated. Our fiscal years end on the last Saturday in December. The statement of operations data for the fifty-three weeks ended December 31, 2005, the fifty-two weeks ended December 25, 2004, and the fifty-two weeks ended December 27, 2003, and the balance sheet data as of December 31, 2005 and December 25, 2004 have been derived from our audited consolidated financial statements and notes thereto included in this prospectus. The balance sheet data as of December 27, 2003 has been derived from our audited consolidated financial statements which are not included in this prospectus. The statement of operations data for the thirteen weeks ended April 1, 2006 and for the thirteen weeks ended March 26, 2005, and the balance sheet data as of April 1, 2006 have been derived from our unaudited condensed consolidated financial statements included in this prospectus, which, in our opinion, contain adjustments which are of a normal recurring nature, which we consider necessary to present fairly our financial position and results of operations at such dates and for such periods. The balance sheet data as of March 26, 2005 has been derived from our unaudited condensed consolidated financial statements which are not included in this prospectus. Results of the thirteen weeks ended April 1, 2006 are not necessarily indicative of the results that may be expected for the entire fiscal year.

The summary historical consolidated financial information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus.

Three Months Ended	Fiscal
April 1, 2006	March 26, 2005	December 31, 2005	December 25, 2004	December 27, 2003
(data presented in thousands, except for the number of stores)
Statement of Operations Data:
Net sales	$127,300	$110,734	$436,463	$387,357	$331,221
Cost of goods sold	84,611	71,031	290,243	258,223	215,009

Gross profit	42,689	39,703	146,220	129,134	116,212
Selling, general and administrative expenses	33,784	32,961	128,313	113,758	95,710

Income from operations	8,905	6,742	17,907	15,376	20,502
Extinguishment of debt and other (1)	(366)	—	11,573	—	—
Interest expense, net	5,375	4,479	19,386	16,348	17,172

Income (loss) before provision (benefit) for income taxes	3,896	2,263	(13,052)	(972)	3,330
Provision (benefit) for income taxes	1,280	921	(5,063)	(361)	1,659

Income (loss) before cumulative effect of accounting change	2,616	1,342	(7,989)	(611)	1,671
Cumulative effect of accounting change (2)	—	2,280	2,280	—	(2,366)

Net income (loss)	$2,616	$3,622	$(5,709)	$(611)	$(695)

Cash Flows Provided by (used in):
Operating activities	1,497	5,554	19,997	23,092	18,263
Investing activities	(3,033)	(4,928)	(19,021)	(19,174)	(19,949)
Financing activities	(665)	(250)	923	(1,978)	(1,755)

Total cash provided by (used in) the Company	(2,201)	376	1,899	1,940	(3,441)

Other Financial Data:
EBITDA (3)	$13,357	$15,107	$30,845	$38,199	$38,174
Depreciation and amortization	3,585	5,922	24,976	25,415	22,315

Operating Data:
Number of stores (end of period)	283	248	275	234	174
Net sales per store (4)	$367	$363	$1,317	$1,294	$1,394
Comparable store sales growth (5)	4.4%	1.1%	0.1%	1.8%	11.2%
Ratio of earnings to fixed charges (6)	1.4	x	1.3	x	—	—	1.1	x

Balance Sheet Data:
Working capital	$36,150	$33,705	$28,268	$27,281	$21,963
Total assets	$414,390	$395,469	$408,601	$390,460	$382,336
Total debt	$176,500	$160,474	$177,127	$159,336	$156,498
Stockholders’ equity	$151,401	$156,889	$147,855	$153,349	$153,930

(1)

Extinguishment of debt and other for the three months ended April 1, 2006 of $0.4 million relates to our interest rate swap that we entered into in Fiscal 2005. The Fiscal 2005 amount includes $11.1 million of expenses related to the repayment of our previous debt upon our issuance of our Notes and $0.4 million in expense relating to our interest rate swap that we entered into in Fiscal 2005. The $11.1 million consists of $7.7 million of original issue discount related to the allocation of value to the warrants and Holdings Preferred Stock and $3.4 million of deferred financing costs from the previous debt.

(2)	See Note 3 in Fiscal 2005 Notes to Consolidated Financial Statements relating to the cumulative effect of accounting changes relating to costs included in inventory and deferred revenues on our frequent buyer program in Fiscal 2005 and Fiscal 2003, respectively.
(3)	EBITDA represents, respectively, net income (loss) before provision (benefit) for income tax, interest expense, net and depreciation and amortization, including recognition of deferred rent. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered as a performance measure prepared in accordance with GAAP, such as operating income, net income and cash flows from operating activities. We believe that EBITDA provides additional information of our operating performance and our ability to meet our future debt service, capital expenditure and working capital requirements. Furthermore, our executive compensation plans base incentive compensation payments on our EBITDA performance measured against budget. Other companies may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. The table below includes a reconciliation from net income (loss) to EBITDA.
(4)	Net sales per store is calculated by dividing retail net sales by the number of stores open at the end of the period.
(5)	A store is included in comparable store sales after four hundred and eleven days of operation.
(6)	We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, “earnings” is defined as income (loss) before income taxes and fixed charges. “Fixed charges” consist of interest expense, amortization of debt expense plus one-third of rent expense that we believe to be representative of the interest factored in those rentals. For the Fiscal Years ended December 31, 2005 and December 25, 2004, our earnings were insufficient to cover fixed charges by $13.0 million and $1.0 million, respectively.

The following is a reconciliation of net income (loss), as determined in accordance with GAAP, to EBITDA (in thousands):

	Three Months Ended		Fiscal
	April 1, 2006	March 26, 2005	December 31, 2005	December 25, 2004	December 27, 2003
Statement of Operations Data:
Net income (loss)	$2,616	$3,622	$(5,709)	$(611)	$(695)
Provision (benefit) for income taxes	1,280	921	(5,063)	(361)	1,659
Interest expense, net (a)	5,375	4,479	19,386	16,348	17,172
Depreciation and amortization, including deferred rent (b)	4,086	6,085	22,231	22,823	20,038

EBITDA (c)	$13,357	$15,107	$30,845	$38,199	$38,174

(a)	Interest expense, net does not include the $11.1 million of extinguishment of debt recorded in Fiscal 2005.
(b)	Excludes amortization of deferred financing fees and original issue discount, which are included in “interest expense, net” in this table.
(c)	EBITDA results for the three months ended March 26, 2005 and Fiscal Year ended December 31, 2005 includes after tax income of $2.3 million resulting from a change in accounting policy relating to costs included in inventory. EBITDA results for Fiscal 2003 includes after tax expense of $2.4 million resulting from a change in accounting policy relating to a change in deferred revenues on our frequent buyer program.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the following information about these risks, which we believe are all of the significant risks related to the Exchange Notes and our business, together with the other information contained in this prospectus, before buying the notes offered hereby.

Risks Relating to the Exchange Notes

Because there is no public market for the Exchange Notes, you may not be able to sell your Exchange Notes.

The Exchange Notes will be registered under the Securities Act of 1933, as amended, or the Securities Act, but will constitute a new issue of securities, and uncertainty exists with regard to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which the holders would be able to sell their Exchange Notes.

The Exchange Notes might trade a higher or lower prices than their principal amount or purchase price, or the Exchange Notes might not trade at all, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market might not exist for the Exchange Notes and any trading market that does develop might not be liquid.

In addition, any holder of Old Notes who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your Old Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue Exchange Notes pursuant to this exchange offer only after a timely receipt of your Old Notes (including timely notation in book-entry form). Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes by the expiration date of the exchange offer, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange.

If you do not exchange your Old Notes, your Old Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Old Notes.

We did not register the Old Notes, nor do we intend to do so following the exchange offer. The Old Notes that are not tendered will, therefore, continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes, you will be subject to existing transfer restrictions. As a result, if you hold Old Notes after the exchange offer, you may be unable to sell your Old Notes. If a large number of outstanding Old Notes are exchanged for Exchange Notes issued in the exchange offer, it may be difficult for holders of outstanding Old Notes that are not exchanged in the exchange offer to sell their Old Notes, since those Old Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Old Notes outstanding, there may not be a very liquid market in those Old Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

If you exchange your Old Notes, you may not be able to resell the Exchange Notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell Exchange Notes you receive in the exchange offer without registering those Exchange Notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to Exchange Notes issued in the exchange offer, that:

•	holders who are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their Exchange Notes in the ordinary course of business;

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and

•	are not broker-dealers

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and will have to register the Exchange Notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding Exchange Notes in market-making activities or other trading activities and must deliver a prospectus when they resell Exchange Notes they acquire in the exchange offer in order not to be deemed an underwriter.

Risks Relating to Our Business and Industry

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, resulting in decreased sales.

We are highly dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, or questions the benefits of our or similar products or that claims that any such products are ineffective. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Such research or publicity could have a material adverse effect on our ability to generate sales. For example, sales of some of our products, such as those containing ephedra, were initially strong, but decreased as a result of negative publicity and an ultimate ban by the FDA. As a result of the above factors, our operations may fluctuate significantly from quarter-to-quarter and year to year.

Our failure to appropriately respond to changing consumer preferences and demand for new products and services could significantly harm our customer relationships and sales.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our new product offerings depends upon a number of factors, including our ability to:

•	anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively;

•	deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our sales and operating results.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, sales and operating income.

As a retailer and direct marketer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury or include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Most of our products are vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. While we attempt to manage these risks by obtaining indemnification agreements and insurance, our insurance policies may not be sufficient and/or counterparties may not satisfy their commitments to us. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our financial performance.

The insurance industry has become more selective in offering some types of coverage and we may not be able to obtain insurance coverage in the future.

The insurance industry has become more selective in offering some types of insurance, such as product liability and product recall insurance. Our current insurance program is consistent with both our past level of coverage and our risk management policies. Comparable insurance coverage at favorable terms may not be available to us in the future.

Compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our operating income.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, FTC, the DOA and the EPA. These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to us. The FDA may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support on our products, or that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim,” or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. Any such regulatory determination would prevent us from marketing particular products or using certain statements on our products which could adversely affect our sales of those products. The FDA also could require us to remove a particular product from the market. For example, in April 2004, the FDA banned the sale of products containing ephedra. We stopped selling ephedra-based products in June 2003. Sales of products containing ephedra amounted to approximately $10.9 million, or 4% of our net sales, in 2002. Any recall or removal of products we sell could result in additional costs to us and the loss of future sales from any products that we are required to remove from the market. Any such product recalls or removals could also lead to liability and substantial costs. Delayed product introduction, product recalls or similar issues as a result of governmental regulation may arise from time to time, which may have a material adverse effect on our sales and operating results.

In addition, from time to time, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations. For example, legislation has been introduced in Congress to, among other things, impose substantial new regulatory requirements for dietary supplements, including adverse event reporting, post-market surveillance requirements, FDA market reviews of dietary supplement ingredients, safety testing and records inspection. If enacted, new legislation could raise our costs and negatively impact our business. In addition, the FDA may adopt the proposed rules on GMP in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which will apply to the products we distribute. These regulations will require dietary supplements to be prepared, packaged and held in compliance with stricter rules, and will require quality control provisions similar to those in the GMP regulations. We or our third-party manufacturers may not be able to comply with the new rules without incurring additional expenses, which could be significant.

We rely on contract manufacturers to produce all of the Vitamin Shoppe and BodyTech branded products we sell. Disruptions in our contract manufacturers’ systems or losses of manufacturing certifications could adversely affect our sales and customer relationships.

Our contract manufacturers produce 100% of our Vitamin Shoppe and BodyTech branded products. Any significant disruption in those operations for any reason, such as regulatory requirements and loss of certifications, power interruptions, fires, hurricanes, war or threats of terrorism could adversely affect our sales and customer relationships.

A shortage in the supply of key raw materials could adversely affect our business.

Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to us in the prices our contract manufacturers and third-party manufacturers charge us for our Vitamin Shoppe and BodyTech branded products and third-party products. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. We currently purchase approximately 13% of our total merchandise from Nature’s Value, one of the suppliers of our Vitamin Shoppe and BodyTech branded products. Events such as the threat of terrorist attacks or war, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products.

We rely on a single warehouse and distribution facility to distribute all of the products we sell. Disruptions to our warehouse and distribution facility or an increase in fuel costs could adversely affect our business.

Our warehouse and distribution operations are concentrated in a single location adjacent to our corporate headquarters in New Jersey. Any significant disruption in our distribution center operations for any reason, such as a flood, fire or hurricane, could adversely affect our product distributions and sales until such time as we are able to secure an alternative distribution method. Additionally, increasing fuel costs may adversely affect our results of operations in that the costs of our sales may increase as we incur fuel costs in connection with the transportation of goods from our warehouse and distribution facility to our stores.

Our new store base, or any stores opened in the future, may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all. In addition, our growth strategy includes the addition of a significant number of new stores each year. We may not be able to successfully implement this strategy on a timely basis or at all.

Since the beginning of 2003, we have aggressively pursued new store growth by opening 148 new stores through Fiscal 2005 in existing and new markets. Historically, our new stores have reached sales that are consistent with our mature stores over the course of a three to four year period. New stores opened since the beginning of 2003, or any new stores to be opened in the future, may not achieve sales and operating levels consistent with our mature store base in this time frame or at all. The failure of our new store base to achieve sales and operating levels consistent with our mature store base on a timely basis will have an adverse effect on our financial condition and operating results.

In addition, our growth continues to depend, in part, on our ability to open and operate new stores successfully. The success of this strategy depends upon, among other things, the identification of suitable sites for store locations, the negotiation of acceptable lease terms, the hiring, training and retention of competent sales personnel, and the effective management of inventory to meet the needs of new and existing stores on a timely basis. Our proposed expansion will also place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our existing stores. Further, our new store openings may result in reduced net sales volumes in the direct channel, as well as in our existing stores in those markets. We expect to fund our expansion through cash flow from operations and, if necessary, by borrowings under our new credit facility. If we experience a decline in performance, we may slow or discontinue store openings. If we fail to successfully implement these strategies, our financial condition and operating results may be adversely affected.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our sales and growth prospects.

The U.S. nutritional supplements retail industry is a large and highly fragmented industry. In 2004, no single industry participant accounted for more than 10% of total industry sales. We compete primarily against other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. As certain products become more mainstream, we experience increased competition for those products. For example, as the trend in favor of low carb products developed, we experienced increased competition for our low carb products from supermarkets, drug stores, mass merchants and other food companies. Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in introducing new products. We may not be able to compete effectively, and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

If we fail to protect our brand name, competitors may adopt tradenames that dilute the value of our brand name.

We may be unable or unwilling to strictly enforce our trademark in each jurisdiction in which we do business. In addition, we may not always be able to successfully enforce our trademarks against competitors, or against challenges by others. Our failure to successfully protect our trademarks could diminish the value and efficacy of our past and future marketing efforts, and could cause customer confusion, which could, in turn, adversely affect our sales and profitability. Moreover, we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling or using some aspect of our products.

Our business could be adversely affected if it is unable to successfully negotiate favorable lease terms.

As of April 22, 2006, we had leased 285 stores along with our corporate headquarters and distribution facility. The store leases are generally for a term of ten years and we have options to extend most leases for a minimum of five years. Our corporate headquarters and distribution facility has a 12 year lease term with two five year renewals. Our business, financial condition, and operating results could be adversely affected if we are unable to continue to negotiate profitable lease and renewal terms.

Our success depends on our executive officers and other key personnel.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and other key personnel. The loss of the services of any of our executive officers, particularly Thomas A. Tolworthy, our Chief Executive Officer, could have a material adverse effect on our operations. Our future success will also depend on our ability to attract and retain qualified personnel and a failure to attract and retain new qualified personnel could have an adverse effect on our operations. We do not currently maintain key person life insurance policies with respect to our executive officers or key personnel.

Risks Relating to the Offering

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

Following the offering of the Old Notes, we have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic, industry and competitive conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Despite current indebtedness levels, we and the guarantors may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

Subject to specified limitations, the indenture governing the notes and the credit agreement governing our new credit facility permit us and the guarantors to incur substantial additional debt, including debt secured by first or second priority security interests in the collateral that secures the notes. Any additional indebtedness incurred under our new credit facility in accordance with the terms of the indenture would rank senior to the notes and the guarantees to the extent of the value of the collateral securing such borrowings. If we or the guarantors incur additional debt, risks described in the previous risk factor could increase. We expect to have a minimum of $15.0 million of availability under our new credit facility (subject to increase) at the completion of this offering and the initial borrowings thereunder as described in “Use of Proceeds.” See “Description of Other Indebtedness” and “Description of Exchange Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not continue to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We may not be able to refinance any of our indebtedness, including the notes, on acceptable terms or at all.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The indenture governing the notes and our new credit facility contain, among other things, covenants that may restrict our and our subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities. The indenture restricts, among other things, our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	incur indebtedness senior to the notes, but junior to other debt;

•	make restricted payments;

•	pay certain dividends or make other distributions;

•	incur certain liens;

•	enter into transactions with affiliates; and

•	merge or consolidate or transfer and sell assets.

These restrictions may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise. The breach of any of these covenants by us or the failure by us to meet any of these conditions could result in a default under any or all of such indebtedness. Our ability to continue to comply with such agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. In addition, upon the occurrence of an event of default under our debt agreements, all of the amounts outstanding thereunder, together with accrued interest, could become immediately due and payable.

An increase in short-term interest rates could adversely affect our cash flows.

Any increase in short-term interest rates would result in higher interest costs and could have an adverse effect on our business. While we may seek to use interest rate swaps or other derivative instruments to hedge portions of our floating-rate exposure, we may not be successful in obtaining hedges on acceptable terms or at all.

The collateral securing the notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

The notes are secured on a second priority basis by substantially all of the collateral securing our new credit facility on a first priority basis. In addition, under the terms of the indenture governing the notes, we will be permitted in the future to incur additional indebtedness and other obligations that may share in the second priority liens on the collateral securing the notes, and in certain circumstances, in the first priority liens on the collateral securing our new credit facility.

The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. In the event of a foreclosure, the proceeds from the sale of all of such collateral may not be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness. Under the indenture, we could also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of Exchange Notes” and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the notes and our new credit facility, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that also have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The fair market value of the collateral as of the date of this prospectus may not exceed the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. The collateral agent may not be able to obtain any such consent. The consents of any third parties may not be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The lien-ranking provisions set forth in the indenture and the intercreditor agreement will substantially limit the rights of the holders of the notes with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the collateral securing the notes will be substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture and the intercreditor agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second priority lien securing the notes are permitted under some circumstances.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by first priority lienholders.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The first priority liens in the collateral securing the notes may not be perfected with respect to the claims or the notes if we are not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture. There can be no assurance that the lenders under the new credit facility will have taken all actions necessary to create properly perfected security interests in the collateral securing the notes, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the noteholders to which they would have been entitled as a result of such non-perfection.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes assets of the Company and of the guarantors, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The Company and the guarantors are not obligated to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if another bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to another bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the notes, the holders of the notes would hold a secured claim to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiary’s operations or other potential sources, including borrowings, sales of assets or sales of equity. Sufficient funds from such sources may not be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our new credit facility will limit our ability to repurchase your notes and will provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our new credit facility and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Exchange Notes—Change of Control” and “Description of Other Indebtedness” for additional information.

The notes and the guarantees may not be enforceable because of fraudulent conveyance laws.

The notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Generally, under these laws, if in such a case or lawsuit a court were to find that at the time we issued the notes:

•	we issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	we received less than reasonably equivalent value of fair consideration for issuing the notes, and we:

•	were insolvent or were rendered insolvent by reason of the issuance of the notes;

•	were engaged, or were about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur indebtedness or other obligation beyond the ability to pay such indebtedness or obligation as it matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then the court could void the notes, or subordinate the amounts owing under the notes to our presently existing or future indebtedness or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred indebtedness:

•	it could not pay its debt or contingent liabilities as they become due;

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

If a note is voided as a fraudulent conveyance or is found to be unenforceable for any other reason, you will not have a claim against us.

In addition, it is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of the issuer, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution.

The interests of our principal equity holder may not be aligned with the interests of the holders of the notes.

Entities associated with BSMB beneficially own securities representing approximately 80% of the voting equity interests of our parent, VS Holdings, Inc., and therefore indirectly control our affairs and policies. Circumstances may occur in which the interests of our principal equityholder could be in conflict with the interests of the holders of the notes. In addition, our principal equityholder may have an interest in pursuing acquisitions, divestitures, capital expenditures or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the notes. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions.”

Requirements associated with having to file quarterly, annual and other reports with the SEC will increase our costs, as well as divert significant company resources and management attention.

Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the other rules and regulations of the SEC, including the Sarbanes-Oxley Act. The indenture governing the notes will require us to file quarterly, annual and other reports with the SEC. We are working with our financial and other advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC filer. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. The costs associated therewith could be material. Compliance with the various reporting and other requirements applicable to SEC filers will also require considerable time and attention of management. For example, under Section 404 of the Sarbanes-Oxley Act, for our Annual Report on Form 10-K for 2007 we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting. Furthermore, if we identify any issues in complying with those requirements (for example, if we identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us.

In addition, being an SEC filer could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that do not directly or exclusively relate to historical facts. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. Such forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, any of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others (including those set forth under “Risk Factors”), could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements:

•	unfavorable publicity or consumer perception of our products;

•	the development and acceptance of our new product offerings;

•	our continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against us, including product liability claims;

•	compliance with government regulations;

•	our ability to maintain and to enter into key purchasing, supply and outsourcing relationships;

•	changes in our raw material costs;

•	increases in fuel prices;

•	pricing of our products;

•	the maturation of our stores opened since 2003;

•	our ability to protect our brand name;

•	our ability to renew our current leases and enter into new leases on terms acceptable to us;

•	our ability to attract and retain quality management personnel; and

•	the successful implementation of other strategic initiatives, including, without limitation, opening new stores and improving the functionality of our Web site.

TRADEMARKS

The Vitamin Shoppe® and BodyTech® are some of our registered trademarks. Other brand names or trademarks appearing in this prospectus are the property of their respective owners.

THE EXCHANGE OFFER

Terms Of The Exchange Offer; Period For Tendering Outstanding Old Notes

We are registering the exchange offer in reliance on the SEC’s position in the following no-action letters: Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co. (available June 5, 1991), and Shearman & Sterling (available July 2, 1993).

We will accept any validly tendered Old Notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount of Exchange Notes in exchange for each $1,000 principal amount of your outstanding Old Notes. You may tender some or all of your Old Notes in the exchange offer.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(1) the Exchange Notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(3) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

Outstanding Old Notes that we accept for exchange will not accrue interest after we complete the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2006, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, if any of the conditions below under the heading “Conditions To The Exchange Offer” should have not been satisfied:

(1) to extend the exchange offer;

(2) to terminate the exchange offer and not accept any Old Notes for exchange if any of the conditions have not been satisfied; or

(3) to amend the exchange offer in any manner provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary to keep the exchange offer open for at least five business days after such amendment or waiver.

We will promptly give written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

If we extend the exchange offer, Old Notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your Old Notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures For Tendering Old Notes Held Through Brokers And Banks

Since the Old Notes are represented by global book-entry notes, The Depositary Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The BLUE-colored “Transmittal Letter” that may accompany this prospectus may be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON                     , 2006.

You may tender some or all of your Old Notes in this exchange offer. However, notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular note not properly tendered;

(2) refuse to accept any Old Note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will determine. We, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring Exchange Notes for your outstanding Old Notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring Exchange Notes in exchange for your outstanding Old Notes is engaging in or intends to engage in a distribution of the Exchange Notes issued in the exchange offer;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your outstanding Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your outstanding Old Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring Exchange Notes for your outstanding Old Notes is a broker-dealer, and acquired the Old Notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of your Exchange Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the staff of the Commission and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

Procedures For Brokers And Custodian Banks; DTC Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 p.m., New York City Time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such notes;

(2) Account number of the beneficial owner tendering such notes; and

(3) Principal amount of notes tendered by such beneficial owner.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering notes. We will ask the exchange agent to instruct DTC to return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such notes on behalf of holders of the notes. Neither we nor the exchange agent is responsible or liable for the return of such notes to the tendering DTC participants or to their owners, nor as to the time by which such return is completed.

Acceptance Of Outstanding Old Notes For Exchange; Delivery Of Exchange Notes Issued In The Exchange Offer

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered Old Notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will credit the account at The Depository Trust Company promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE

Withdrawal Rights

You may withdraw your tender of outstanding Old Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Old Notes to be withdrawn;

(2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes;

(3) specify the name and number of an account at The Depository Trust Company to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will return any outstanding Old Notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions To The Exchange Offer

Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes. We may terminate or amend the exchange offer, before the expiration of the exchange offer;

(1) if any federal law, statute, rule or regulation has been adopted or enacted which might, directly or indirectly, impose or confirm a prohibition on our ability to complete the exchange offer;

(2) if any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

(3) if there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer Exchange Notes issued in the exchange offer without registration of the Exchange Notes and delivery of a prospectus, as discussed above.

These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored “Transmittal Letter” to the exchange agent at Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1615, Attention: Alisha Clendaniel.

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees And Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

We will pay the estimated cash expenses connected with the exchange offer.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your Old Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

Holders of the Exchange Notes issued in the exchange offer and Old Notes that are not tendered in the exchange offer will vote together as a single class under the indenture governing the Exchange Notes.

Consequences Of Exchanging Outstanding Old Notes

If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the Exchange Notes to another party without registration of your notes or delivery of a prospectus.

We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Old Notes. A broker-dealer that receives Exchange Notes for its own account in exchange for its outstanding Old Notes must acknowledge that it acquired as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of Exchange Notes issued in the exchange offer.

However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

The registration rights agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

(2) a law or Commission policy prohibits a holder from participating in the exchange offer;

(3) a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2) a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Our fiscal years end on the last Saturday in December and are designated by the calendar year in which the fiscal year ends. Results for fiscal 2005, fiscal 2004 and fiscal 2003 represents the results of VS Holdings, Inc. and its subsidiaries (collectively referred to as the “Successor Company”). Results for 2002 are represented by (i) the results of Vitamin Shoppe Industries, Inc. (the “Predecessor Company”) for the period from January 1, 2002 through November 22, 2002 prior to the acquisition of our Company by BSMB and other investors and (ii) results of Successor Company for the period from November 23, 2002 through December 28, 2002. Results for fiscal 2001 represent the results of Predecessor Company for the period ended December 31, 2001.

The following table sets forth selected historical consolidated financial information for Predecessor Company for the periods presented prior to the acquisition of our company by BSMB and other investors, combined selected historical consolidated financial information of the Predecessor Company and the Successor Company, and selected historical financial data for the Successor Company for periods presented after such acquisition. The statement of operations data for the fifty-three weeks ended December 31, 2005, the fifty-two weeks ended December 25, 2004, the fifty-two weeks ended December 23, 2003 and the period from November 23, 2002 to December 28, 2002 and the balance sheet data as of December 31, 2005 and December 25, 2004 have been derived from the audited financial statements of the Successor Company. The balance sheet data as of December 27, 2003 has been derived from our audited consolidated financial statements which are not included in this prospectus. The selected historical consolidated financial information as of and for the year ended December 31, 2001, referred to as “fiscal 2001,” has been derived from the audited consolidated financial statements of the Predecessor Company and are not included in this prospectus. Results for 2002 are represented by (i) the results of Vitamin Shoppe Industries, Inc. (the “Predecessor Company”) for the period from January 1, 2002 through November 22, 2002 prior to the acquisition of our Company by BSMB and other investors and (ii) results of Successor Company for the period from November 23, 2002 through December 28, 2002 and such results are not included in this prospectus. The statement of operations data for the thirteen weeks ended April 1, 2006 and for the thirteen weeks ended March 26, 2005, and the balance sheet data as of April 1, 2006 have been derived from our unaudited condensed consolidated financial statements included in this prospectus, which, in our opinion, contain adjustments which are of a normal recurring nature, which we consider necessary to present fairly our financial position and results of operations at such dates and for such periods. The balance sheet data as of March 26, 2005 has been derived from our unaudited condensed consolidated financial statements which are not included in this prospectus. Results of the thirteen weeks ended April 1, 2006 are not necessarily indicative of the results that may be expected for the entire fiscal year.

The selected historical consolidated financial information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus.

	Three Months Ended		Fiscal			Period from Nov. 23 - Dec. 28, 2002	Predecessor
							Period from Jan. 1 - Nov. 22, 2002	Fiscal December 31, 2001
	April 1, 2006	March 26, 2005	December 31, 2005	December 25, 2004	December 27, 2003
	(data presented in thousands, except for the number of stores)
Statement of Operations Data:
Net sales	$127,300	$110,734	$436,463	$387,357	$331,221	$27,979	$246,611	$236,830
Cost of goods sold	84,611	71,031	290,243	258,223	215,009	18,643	152,413	147,243

Gross profit	42,689	39,703	146,220	129,134	116,212	9,336	94,198	89,587
Selling, general and administrative expenses	33,784	32,961	128,313	113,758	95,710	8,367	68,835	71,980

Income from operations	8,905	6,742	17,907	15,376	20,502	969	25,363	17,607
Extinguishment of debt and other (1)	(366)	—	11,573	—	—	—	—	—
Interest expense, net	5,375	4,479	19,386	16,348	17,172	1,577	4,218	5,718

Income (loss) before provision (benefit) for income taxes	3,896	2,263	(13,052)	(972)	3,330	(608)	21,145	11,889
Provision (benefit) for income taxes	1,280	921	(5,063)	(361)	1,659	(195)	8,695	(6,780)

Income (loss) before minority interest in earnings of subsidiary	2,616	1,342	(7,989)	(611)	1,671	(413)	12,450	18,669
Minority interest in earnings of subsidiary	—	—	—	—	—	—	—	998

Income (loss) before cumulative effect of accounting change	2,616	1,342	(7,989)	(611)	1,671	(413)	12,450	19,667
Cumulative effect of accounting change (2)	—	2,280	2,280	—	(2,366)	—	—	—

Net income (loss)	$2,616	$3,622	$(5,709)	$(611)	$(695)	$(413)	$12,450	$19,667

Cash Flows provided by (used in):
Operating activities	1,497	5,554	19,997	23,092	18,263	$1,521	$28,382	$17,573
Investing activities	(3,033)	(4,928)	(19,021)	(19,174)	(19,949)	(252,187)	(11,691)	(16,236)
Financing activities	(665)	(250)	923	(1,978)	(1,755)	257,127	(5,931)	1,778

Total cash provided by (used in) the Company	(2,201)	376	1,899	1,940	(3,441)	$6,461	$10,760	$3,115

Other Financial Data:
EBITDA (3)	$13,357	$15,107	$30,845	$38,199	$38,174	$2,234	$33,738	$28,106
Depreciation and amortization	3,585	5,922	24,976	25,415	22,315	1,461	9,318	8,650

Operating Data:
Number of stores (end of period)	283	248	275	234	174	128	120	103
Net sales per store (4)	$367	$363	$1,317	$1,294	$1,394	$145	$1,368	$1,411
Comparable store sales growth (5)	4.4%	1.1%	0.1%	1.8%	11.2%	10.9%	13.6%	13.4%

Balance Sheet Data:
Working capital	$36,150	$33,705	$28,268	$27,281	$21,963	$22,107	$12,354	$12,118
Total assets	$414,340	$395,469	$408,601	$390,460	$382,336	$367,800	$108,385	$95,770
Total debt	$176,500	$160,474	$177,127	$159,336	$156,498	$154,303	$36,108	$39,685
Stockholders’ equity	$151,401	$156,889	$147,855	$153,349	$153,930	$154,870	$30,454	$18,064

(1)	Extinguishment of debt and other for the three months ended April 1, 2006 of $0.4 million relates to our interest rate swap that we entered into in Fiscal 2005. The Fiscal 2005 amount includes $11.1 million of expenses related to the repayment of our previous debt upon our issuance of our Notes and $0.4 million in expense relating to our interest rate swap that we entered into in Fiscal 2005. The $11.1 million consists of $7.7 million of original issue discount related to the allocation of value to the warrants and Holdings Preferred Stock and $3.4 million of deferred financing costs from the previous debt.
(2)	See Note 3 in the Fiscal 2005 Notes to Consolidated Financial Statements relating to the cumulative effect of accounting changes relating to costs included in inventory and deferred revenues on our frequent buyer program in Fiscal 2005 and Fiscal 2003, respectively.
(3)

EBITDA represents, respectively, net income (loss) before provision (benefit) for income tax, net interest expense and depreciation and amortization, including recognition of deferred rent. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered as a performance measure prepared in accordance with GAAP, such as operating income, net income and cash flows from operating activities. We believe that EBITDA provides additional information of our operating performance and our ability to meet our future debt service, capital expenditure and working capital requirements. Furthermore, our executive compensation plans base incentive compensation payments on our EBITDA performance measured against budget. Other companies may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. The table below includes a reconciliation from net income (loss) to EBITDA.

(4)	Net sales per store is calculated by dividing retail net sales by the number of stores open at the end of the period.
(5)	A store is included in comparable store sales after four hundred and eleven days of operation.

The following is a reconciliation of net income (loss), as determined in accordance with GAAP, to EBITDA (in thousands):

	Three Months Ended		Fiscal				Predecessor
							Period from Jan. 1 - Nov. 22, 2002	Fiscal December 31, 2001
	April 1, 2006	March 26, 2005	December 31, 2005	December 25, 2004	December 27, 2003	Nov. 23 - Dec. 28, 2002
Statement of Operations Data:
Net income (loss)	$2,616	$3,622	$(5,709)	$(611)	$(695)	$(413)	$12,450	$19,667
Provision (benefit) for income taxes	1,280	921	(5,063)	(361)	1,659	(195)	8,695	(6,780)
Interest expense, net (a)	5,375	4,479	19,386	16,348	17,172	1,577	4,218	5,718
Depreciation and amortization, including deferred rent (b)	4,086	6,085	22,231	22,823	20,038	1,265	8,375	9,501

EBITDA (c)	$13,357	$15,107	$30,845	$38,199	$38,174	$2,234	$33,738	$28,106

(a)	Interest expense, net does not include the $11.1 million of extinguishment of debt recorded in Fiscal 2005.
(b)	Excludes amortization of deferred financing fees and original issue discount, which are included in “interest expense, net” in this table.
(c)	EBITDA results for the three months ended March 26, 2005 and Fiscal Year ended December 31, 2005 includes after tax income of $2.3 million resulting from a change in accounting policy relating to costs included in inventory. EBITDA results for Fiscal 2003 includes after tax expense of $2.4 million resulting from a change in accounting policy relating to a change in deferred revenue on our frequent buyer program.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Historical Consolidated Financial Information” and our consolidated financial statements and the notes thereto included in this prospectus. The discussion in this section contains forward-looking statements that involve risks and uncertainties. See “Risk Factors” included elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained herein. We assume no obligation to update any of these forward-looking statements. Please refer to “Forward-Looking Statements” included elsewhere in this prospectus.

Overview

We believe we are a leading specialty retailer and direct marketer of vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products. As of April 22, 2006, we operated 285 stores located in 29 states and the District of Columbia and sell direct to consumers through our nationally circulated catalog and our Web site, www.vitaminshoppe.com. We target the dedicated, well-informed VMS consumer and differentiate ourselves by providing our customers with an extensive selection of high quality products sold at competitive prices and value-added customer service. We offer our customers a selection of over 20,000 SKUs from over 400 national brands, including our best value Vitamin Shoppe and BodyTech private label brands. Our broad product offering enables us to provide our customers with a selection of products that is not readily available at other specialty VMS retailers, supermarkets, chain drug stores or mass merchants, which we believe drives customer traffic and creates a loyal customer base.

Our company began as a single store in New York, New York in 1977. Our Vitamin Shoppe branded products were introduced in 1989. We were acquired in November 2002 by BSMB and other investors.

Trends and Other Factors Affecting Our Business

Our performance is affected by trends that affect the VMS industry, including demographic, health and lifestyle preferences. Changes in these trends and other factors, which we may not foresee, may also impact our business. For example, our industry is subject to potential regulatory actions, such as the ban on ephedra, and other legal matters that affect the viability of a given product. Volatile consumer trends, such as those described in the following paragraph, as well as the overall impact on consumer spending, can dramatically affect purchasing patterns. Our business allows us to respond to changing industry trends by introducing new products and adjusting our product mix and sales incentives. We will continue to diversify our product lines to offer items less susceptible to the effects of economic conditions and not as readily substitutable, such as teas, lotions and spring water.

Sales of weight management products are generally more sensitive to consumer trends, resulting in higher volatility than our other products. Our sales of weight management products have been significantly influenced by the rapid increase and subsequent decline of products such as products containing ephedra, low carb products and Cortislim®. We experienced increasingly strong sales of products containing ephedra until we decided to stop selling such products in June 2003. Products containing ephedra were subsequently banned by the FDA in April 2004. Our decline in sales of products containing ephedra was offset by increasing sales of ephedra substitute products and low carb products in the first half of 2003 and Cortislim® in mid-2004. However, the combined demand for low carb products and Cortislim® began to decline in the fourth quarter of 2004, which we believe was due to a change in demand for low carb products and the wider availability of Cortislim® in the marketplace. We believe the decline in these products impacted our 2004 and 2005 comparable store sales growth. Although we have launched new weight management products in Fiscal 2005, and continue to launch them, we have experienced lower sales of weight management and low carb products during the first quarter of Fiscal 2006 as compared to the first quarter of Fiscal 2005, as well as during Fiscal 2005 compared to Fiscal

2004. However, as the rate of obesity increases and as the general public becomes increasingly more health conscious, we expect the demand for weight management products to continue to be strong in the near term. Accordingly, we will continue to offer the highest quality products available in this segment.

In addition to the weight management product lines, we intend to continue our focus in meeting the demands of an increasingly aging population, the effects of increasing costs of traditional healthcare and a rapidly growing fitness conscious public.

Our historical results have also been significantly influenced by our new store openings. Since the beginning of 2003, we have opened 159 stores and operate 285 stores located in 29 states and the District of Columbia as of April 22, 2006.

Our stores typically require three to four years to mature, generating lower store level sales in the initial years than our mature stores. As a result, new stores generally have a negative impact on our overall operating margin and sales per square foot. As our recently opened stores mature, we expect them to contribute meaningfully to our sales.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Critical accounting policies are those that are the most important portrayal of our financial condition and results of operations, and require our most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are described in more detail in the notes to our financial statements, our most critical accounting policies, discussed below, pertain to revenue recognition, inventories, impairment of long-lived assets, goodwill and other intangible assets, deferred sales for our Frequent Buyer Program, income taxes and contingencies. In applying such policies, we must use some amounts that are based upon our informed judgments and best estimates. Estimates, by their nature, are based on judgments and available information. The estimates that we make are based upon historical factors, current circumstances and the experience and judgment of management. We evaluate our assumptions and estimates on an ongoing basis.

Revenue Recognition. We recognize revenue upon sale of our products to our retail customers at the “point of sale,” which occurs when merchandise is sold “over-the-counter” in retail stores or upon delivery to a direct customer, net of sales returns. In accordance with Emerging Issues Task Force (“EITF”) 00-10, Accounting for Shipping and Handling Fees and Costs, we classify all amounts billed to customers that represent shipping fees as sales in all periods presented. To arrive at net sales, gross sales are reduced by actual customer returns and a provision for estimated future customer returns, which is based on management’s review of historical and current customer returns. The amounts reserved for sales returns were $0.2 million and $0.2 million at December 31, 2005 and December 25, 2004, respectively.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined using the moving weighted average method which has been defined generally as price paid or consideration given to acquire an asset. As applied to inventories, cost means in principle the sum of the applicable expenditures and charges directly or indirectly incurred in bringing the product to its existing condition and location. Finished goods inventory includes the cost of labor and overhead required to package Vitamin Shoppe and BodyTech branded products. We adjust our inventory to reflect situations in which the cost of inventory is not expected to be recovered. We regularly review our inventory, including when a product is close to expiration and not expected to be sold, when a product has reached its expiration date, or when a product is not expected to be saleable. In determining the reserves for these products we consider factors such as the amount of inventory on hand and its remaining shelf life, and current and expected market conditions, including management forecasts and levels of competition. We have evaluated the current level of inventory considering historical trends and other factors, and based on our evaluation, have recorded adjustments to reflect inventory at net realizable value. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand or competition differ from expectations. These estimates require us to make assessments about the future demand for our products in order to categorize the status of such inventory items as slow moving, obsolete or in excess of need. These future estimates are subject to the ongoing accuracy of management’s forecasts of market conditions, industry trends and competition. We are also subject to volatile changes in specific product demand as a result of unfavorable publicity, government regulation and rapid changes in demand for new and improved products or services. At December 31, 2005, and December 25, 2004, obsolescence reserves were $1.8 million and $1.4 million, respectively.

Effective December 26, 2004 (the beginning of Fiscal 2005), we implemented a change in accounting for costs included in inventory. The change relates to capitalizing freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility, including payroll. These costs were previously expensed as incurred in cost of goods sold and are now treated as inventory product costs which are expensed as inventory is sold. Freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and the distribution facility are includable in inventory because they directly relate to the acquisition of goods for resale by us. We have determined that it is preferable to capitalize such costs into inventory because it better represents the costs incurred to prepare inventory for sale to the end user, shows better comparability with other retailers and will improve the management and planning of inventory. As a result, we recorded the cumulative effect of accounting change of $2.3 million in income (net of tax provision of $1.6 million) upon adoption.

Long-Lived Assets. We evaluate long-lived assets, including fixed assets and intangible assets with finite useful lives, periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of our estimated undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, sales and expense growth rates, devaluation and inflation. As such, these estimates may differ from actual cash flows. For the periods presented we had no impairments of our long-lived assets.

Goodwill and Other Intangible Assets. On an annual basis, or whenever impairment indicators exist, we perform a valuation of the goodwill and indefinite lived intangible assets. Judgments regarding the existence of impairment indicators are based on market conditions and operational performance of the business. Future events could cause us to conclude that impairment indicators exist, and therefore that goodwill and other intangible assets are impaired. To the extent that the fair value associated with the goodwill and indefinite-lived intangible assets is less than the recorded value, we write down the value of the asset. The valuation of the goodwill and indefinite-lived intangible assets is affected by, among other things, our business plan for the future, and estimated results of future operations. Changes in the business plan or operating results that are different than the estimates used to develop the valuation of the assets result in an impact on their valuation.

Deferred Sales. Our Frequent Buyer Program allows customers to earn points toward free merchandise based on the volume of purchases. Points are earned each year under our Frequent Buyer Program and are redeemable within the first three months of the following year or they expire. We defer sales on transactions based on estimated redemptions, which are based on historical redemption data as well as marketing efforts within the current period, and record a liability for points being earned within the current period. Net changes to deferred sales, excluding the cumulative effect of accounting change in 2003, were $1.0 million, $0.8 million, and $1.4 million for the years ending December 31, 2005, December 25, 2004, and December 27, 2003, respectively.

Income Taxes. We record our annual income taxes based on the requirements of SFAS No. 109, “Accounting for Income Taxes,” which includes an estimate of the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We periodically assess the reliability of deferred tax assets and the adequacy of deferred tax liabilities, including the results of local state, federal or foreign statutory tax audits or estimates and judgments used.

Realization of deferred tax assets associated with net operating loss and credit carryforwards is dependent upon generating sufficient taxable income prior to their expiration in the applicable tax jurisdiction. We periodically review the recoverability of tax assets recorded on our balance sheet and provide valuation allowances as we deem necessary. Deferred tax assets could be reduced in the near term if our estimates of taxable income during the carryforward period are significantly reduced or alternative tax strategies are no longer viable.

Our income tax returns are periodically audited by the Internal Revenue Service and state and local jurisdictions. We reserve for tax contingencies when it is probable that a liability has been incurred and the contingent amount is reasonably estimable. These reserves are based upon our best estimation of the potential exposures associated with the timing and amount of deductions, as well as various tax filing positions.

General Definitions for Operating Results

Net Sales consist of sales from comparable stores and non comparable stores, as well as sales made directly to our catalog and internet customers. A store is included in comparable store sales after four hundred and eleven days of operation.

Cost of goods sold includes the cost of inventory sold, costs of warehousing and distribution and store occupancy costs. Warehousing and distribution costs include freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility, including payroll, which are capitalized into inventory and then expensed as merchandise is sold. Store occupancy costs include rent, common area maintenance, real estate taxes, repairs and maintenance, depreciation, insurance and utilities.

Gross profit is net sales minus cost of goods sold.

Selling, general and administrative expenses consist of operating payroll and related benefits, advertising and promotion expense, and other selling, general and administrative expenses.

Income from operations consists of gross profit minus selling, general and administrative expenses.

Extinguishment of debt and other for Fiscal 2005 includes $11.1 million of expenses related to the repayment of our previous debt upon our issuance of our Notes, which consists of $7.7 million original issue discount related to the allocation of value to the warrants and Holdings Preferred Stock and $3.4 million of deferred financing costs from the previous debt. Extinguishment of debt and other includes $0.4 million in expense relating to our interest rate swap that we entered into in Fiscal 2005.

Interest expense, net includes interest on Term Loan B, interest on $165 million Senior Subordinated Floating Rate Notes due 2012 (the “Notes”), interest on cap agreements, interest on the Holdco Notes and Opco Notes (each hereinafter defined), amortization of debt discount and amortization of financing costs, offset by interest income from other highly liquid investments purchased with an original maturity of three months or less.

Key Performance Indicators and Statistics

We use a number of key indicators of financial condition and operating results to evaluate the performance of our business, including the following (in thousands):

	Three Months Ended		Year Ended
	April 1, 2006	March 26, 2005	December 31, 2005	December 25, 2004	December 27, 2003
Net sales	$127,300	$110,734	$436,463	$387,357	$331,221
Increase in comparable store net sales	4.4%	1.1%	0.1%	1.8%	11.2%
Gross profit as a percentage of net sales	33.5%	35.9%	33.5%	33.3%	35.1%
Income from operations	$8,905	$6,742	$17,907	$15,376	$20,502
EBITDA (1)	$13,357	$15,107	$30,845	$38,199	$38,174
Net income (loss)	$2,616	$3,622	$(5,709)	$(611)	$(695)

(1)	See Note (3) to Summary Historical Consolidated Financial Data.

The following table shows the growth in our network of stores for Fiscal 2005, 2004 and 2003:

	Three Months Ended		Fiscal Year
	April 1, 2006	March 26, 2005	2005	2004	2003
Stores open at beginning of period	275	234	234	174	128
Stores opened	9	14	41	61	46
Stores closed	(1)	—	—	(1)	—

Stores open at end of period	283	248	275	234	174

Results of Operations

The information presented below for the Fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003 was derived from our audited consolidated financial statements, which, in the opinion of management, includes all adjustments necessary for a fair presentation of our financial position and operating results for such periods and as of such dates. The information presented below for the three months ended April 1, 2006 and March 26, 2005 was derived from our unaudited consolidated financial statements, which, in the opinion of management, includes all adjustments necessary for a fair presentation of our financial position and operating results for such periods and as of such dates.

The following table summarizes our results of operations for the Fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003 and for the three months ended April 1, 2006 and March 26, 2005 as a percentage of net sales, which does not include any adjustments in 2004 or 2003 for our change in accounting policy in Fiscal 2005 for costs included in inventory (see Note 3 in Notes to Consolidated Financial Statements for Fiscal 2005):

	Three Months Ended		Year Ended
	April 1, 2006	March 25, 2005	December 31, 2005	December 25, 2004	December 27, 2003
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	66.5%	64.1%	66.5%	66.7%	64.9%

Gross profit	33.5%	35.9%	33.5%	33.3%	35.1%
Selling, general and administrative expenses	26.5%	29.8%	29.4%	29.3%	28.9%

Income from operations	7.0%	6.1%	4.1%	4.0%	6.2%
Extinguishment of debt and other	-0.3%	0.0%	2.7%	0.0%	0.0%
Interest expense, net	4.2%	4.1%	4.4%	4.3%	5.2%

Income (loss) before provision (benefit) for income taxes	3.1%	2.0%	-3.0%	-0.3%	1.0%
Provision (benefit) for income taxes	1.0%	0.8%	-1.2%	-0.1%	0.5%

Income (loss) before cumulative effect of accounting change	2.1%	1.2%	-1.8%	-0.2%	0.5%
Cumulative effect of accounting change	0.0%	2.1%	0.5%	0.0%	-0.7%

Net income (loss)	2.1%	3.3%	-1.3%	-0.2%	-0.2%

Three Months Ended April 1, 2006 Compared To Three Months Ended March 26, 2005

Net Sales

Net sales increased $16.6 million, or 15.0%, to $127.3 million for the three months ended April 1, 2006 compared to $110.7 million for the three months ended March 26, 2005. The increase was comprised of an increase in our comparable store sales of 4.4%, which contributed 3.6% to the total increase, new sales from our non-comparable stores, which contributed 8.9%, and an increase in our direct sales, which contributed 2.5%.

Retail

Net sales from our retail stores increased $13.8 million, or 15.3%, to $104.0 million for the three months ended April 1, 2006 compared to $90.2 million for the three months ended March 26, 2005. We operated 283 stores as of April 1, 2006 compared to 248 stores as of March 26, 2005. Our overall store sales for the three months ended April 1, 2006 increased due to non-comparable store sales increases of $9.8 million and an increase in comparable store sales of $4.0 million, or 4.4%. Our overall sales increased primarily in the categories of herbs, which increased by $2.8 million or 16.3%, supplements, which increased by $4.5 million or 19.1%, and sports nutrition, which increased by $5.0 million or 31.0%. These increases were partially offset by decreases in our categories of low carb products, such as bars, and in our weight loss products, specifically Cortislim®, which in the aggregate decreased by $0.4 million, or 5.1%. We believe that this decrease is largely a result of low carb products having less popularity during the three months ended April 1, 2006 compared with the three months ended March 26, 2005. The increases in the categories of herbs and supplements were primarily due to the proportionate increase in net sales over the three months ended March 26, 2005. We believe product sales in the sports nutrition category increased at a greater rate than the overall increase in sales from the three months ended March 26, 2005, largely as a result of the growth in the fitness-conscious market.

Direct

Net sales to our direct customers increased $2.8 million, or 13.7%, to $23.3 million for the three months ended April 1, 2006 compared to $20.5 million for the three months ended March 26, 2005. The increase resulted primarily from improved performance from our search engines, due to our efforts in 2006 to increase customer traffic to our Web site, which resulted in attracting and obtaining new customers.

Cost of Goods Sold

Cost of goods sold, which includes product, warehouse and distribution and occupancy costs, increased $13.6 million, or 19.2%, to $84.6 million for the three months ended April 1, 2006 compared to $71.0 million for the three months ended March 26, 2005. The components of cost of goods sold are explained below. Costs of goods sold as a percentage of net sales was 66.5% for the three months ended April 1, 2006 compared to 64.1% for the three months ended March 26, 2005.

Product costs increased $11.7 million, or 20.9%, to $67.6 million for the three months ended April 1, 2006, compared to $55.9 million for the three months ended March 26, 2005 as a result of increased sales. Product costs as a percentage of net sales increased to 53.1% for the three months ended April 1, 2006 compared to 50.5% for the three months ended March 26, 2005. The percentage increase was largely a result of fewer sales of lower cost products which contributed 2.4% to the increase and additional promotional markdowns from our direct business of 0.7%. In addition, there was a 0.1% increase in delivery expenses as a result of increased back orders, which directly affected our ability to maximize shipping costs, and increased fuel costs. These increases were partially offset by increased vendor allowances of 0.7% received during the three months ended April 1, 2006 as well as a 0.3% reduction in markdowns resulting from damaged and expired merchandise.

Warehouse and distribution costs increased $0.2 million, or 5.1%, to $4.1 million for the three months ended April 1, 2006 compared to $3.9 million for the three months ended March 26, 2005. Warehouse and distribution costs as a percentage of net sales decreased to 3.2% for the three months ended April 1, 2006 compared to 3.5% for the three months ended March 26, 2005. The decrease was attributable to leveraging our existing distribution center and capabilities and gaining efficiencies due to the greater utilization of existing capacities, thus keeping costs down relative to increased sales volume.

Occupancy costs increased $1.7 million, or 15.2%, to $12.9 million for the three months ended April 1, 2006 compared to $11.2 million for the three months ended March 26, 2005. Occupancy costs as a percentage of net sales remained flat at 10.2% for the three months ended April 1, 2006 compared the three months ended March 26, 2005.

Gross Profit

As a result of the foregoing, gross profit increased $3.0 million, or 7.5%, to $42.7 million for the three months ended April 1, 2006 compared to $39.7 million for the three months ended March 26, 2005.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, including operating payroll and related benefits, advertising and promotion expense, and other selling, general and administrative expenses, increased $0.8 million, or 2.4%, to $33.8 million for the three months ended April 1, 2006, compared to $33.0 million for the three months ended March 26, 2005. The components of selling, general and administrative expenses are explained below. Selling, general and administrative expenses as a percentage of net sales for the three months ended April 1, 2006 decreased to 26.5% during the three months ended April 1, 2006 compared to 29.8% for the three months ended March 26, 2005.

Operating payroll and related benefits increased $1.0 million, or 9.3%, to $11.8 million for the three months ended April 1, 2006 compared to $10.8 million for the three months ended March 26, 2005. Operating payroll and related benefits expenses as a percentage of net sales decreased to 9.2% during the three months ended April 1, 2006 compared to 9.7% for the three months ended March 26, 2005. The decrease was primarily due to relatively stable payroll costs compared to incremental sales, which resulted in improved sales per hour and greater efficiencies.

Advertising and promotion expenses increased $0.9 million, or 20.4%, to $5.3 million for the three months ended April 1, 2006 compared to $4.4 million for the three months ended March 26, 2005. Advertising and promotion expenses as a percentage of net sales increased to 4.2% during the three months ended April 1, 2006 compared to 4.0% for the three months ended March 26, 2005, which was due primarily to increased advertising in the direct business to drive sales.

Other selling, general and administrative expenses, which include depreciation and amortization expense, decreased $1.1 million, or 6.2%, to $16.7 million for the three months ended April 1, 2006 compared to $17.8 million for the three months ended March 26, 2005. The primary reason for the decrease relates to amortization of intangible assets relating to customer lists of $1.6 million recorded during the three months ended March 26, 2005 which was not incurred during the three months ended April 1, 2006 as it was fully amortized by the end of Fiscal 2005. This was partially offset by increases in operating costs, including field management, from new stores opened in Fiscal 2005 and the three months ended April 1, 2006. Other selling, general and administrative expenses as a percentage of net sales decreased to 13.1% during the three months ended April 1, 2006 compared to 16.1% for the three months ended March 26, 2005, due primarily to more fully utilizing the strength of our established corporate infrastructure, leading to greater economies of scale and increased efficiencies as we grow.

Income from Operations

As a result of the foregoing, income from operations increased $2.2 million, or 32.8%, to $8.9 million for the three months ended April 1, 2006 compared to $6.7 million for the three months ended March 26, 2005. Income from operations as a percentage of net sales increased to 7.0% for the three months ended April 1, 2006 compared to 6.1% for the three months ended March 26, 2005.

Retail

Income from operations for the retail segment increased $2.2 million, or 15.4%, to $16.5 million for the three months ended April 1, 2006 compared to $14.3 million for the three months ended March 26, 2005. Income from operations as a percentage of net sales for the retail segment increased to 15.9% for the three months ended April 1, 2006 compared to 15.8% for the three months ended March 26, 2005. The increase as a percent of net sales was primarily due to nominal increases in operating expenses such as payroll, advertising and other operational expenses, relative to sales, which was partially offset by lower product margin driven by a decreased Vitamin Shoppe brand margin as well as excess clearance merchandise predominantly from bars, and health and beauty products.

Direct

Income from operations for our direct segment decreased $1.7 million, or 36.2%, to $3.0 million for the three months ended April 1, 2006 compared to $4.7 million for the three months ended March 26, 2005. Income from operations as a percentage of net sales for the direct segment decreased to 12.8% for the three months ended April 1, 2006 compared to 22.8% for the three months ended March 26, 2005. This decrease as a percent of net sales was primarily due to a lower product margin experienced from our Vitamin Shoppe brand, additional promotional discounts from our Web site and increased delivery expense as a result of our $0.99 shipping promotion, and an increase in our Web site search engine expenses, which were incurred in order to drive more traffic to our Web site and increase direct sales.

Corporate Costs

Corporate costs decreased $1.7 million, or 13.8%, to $10.6 million for the three months ended April 1, 2006 compared to $12.2 million for the three months ended March 26, 2005. Corporate costs as a percentage of net sales decreased to 8.3% for the three months ended April 1, 2006 compared to 11.1% for the three months ended March 26, 2005. This decrease was due primarily to amortization of intangible assets relating to customer lists of $1.6 million recorded during the three months ended March 26, 2005, which did not occur during the three months ended April 1, 2006, as it was fully amortized by the end of Fiscal 2005. We incurred severance costs of $0.4 million during the three months ended April 1, 2006, which was 0.3% of net sales. Therefore all other corporate costs, irrespective of the foregoing items, were $0.5 million lower than those for the three months ended March 26, 2005.

Other

Other includes $0.4 million in income relating to our interest rate swap that we entered into in Fiscal 2005. We did not incur these expenditures during the three months ended March 26, 2005.

Interest Expense, net

Interest expense increased $0.9 million, or 20.0%, to $5.4 million for the three months ended April 1, 2006 compared to $4.5 million for the three months ended March 26, 2005. The increase was primarily attributable to a higher interest rate on the Notes as compared with the pre-existing debt, as well as increased overall borrowings compared with the three months ended March 26, 2005 (see “Liquidity and Capital Resources” for more information).

Provision for Income Taxes

We recognized $1.3 million of income tax expense during the three months ended April 1, 2006 compared with $0.9 million for the three months ended March 26, 2005. The effective tax rate for the three months ended April 1, 2006 was 32.9% compared to 40.7% for the three months ended March 26, 2005, which was primarily due to utilization of net operating losses.

Cumulative Effect of Accounting Change

Effective December 26, 2004 (the beginning of Fiscal 2005), we implemented a change in accounting for costs included in inventory. The change relates to capitalizing freight on internally transferred merchandise, rent of the distribution center and costs associated with our buying department and distribution facility, including payroll. As a result, we recorded a cumulative effect of accounting change of $2.3 million in income (net of tax provision of $1.6 million) during the three months ended March 26, 2005.

Net Income

As a result of the foregoing, we generated net income of $2.6 million for the three months ended April 1, 2006 compared with $3.6 million for the three months ended March 26, 2005.

Comparison of Fifty-Three Weeks Ended December 31, 2005 with Fifty-Two Weeks Ended December 25, 2004

Net Sales

Net sales increased $49.1 million, or 12.7%, to $436.5 million for the fifty-three weeks ended December 31, 2005 compared to $387.4 million for the fifty-two weeks ended December 25, 2004. The increase was the result of an extra week of sales of approximately $8.7 million, an increase in our comparable store sales of 0.1% and new sales from our non-comparable stores, offset by a decrease in our direct sales.

Retail

Net sales from our retail stores increased $59.5 million, or 19.7%, to $362.2 million for the fifty-three weeks ended December 31, 2005 compared to $302.7 million for the fifty-two weeks ended December 25, 2004. We operated 275 stores as of December 31, 2005 compared to 234 stores as of December 25, 2004. Our overall store sales increased due to non-comparable store sales of $52.7 million for the fifty-two weeks ended December 25, 2005, as well as an additional week of sales due to the fifty-third week, which was approximately $7.6 million, as well as an increase in comparable store sales growth of 0.1%, partially offset by an increase in our deferred sales from our customer loyalty program. Our overall sales increased primarily in the categories of herbs, which increased by $15.7 million or 29.7%, supplements, which increased by $18.9 million or 24.0%, and sports nutrition, which increased by $18.6 million or 37.4%. These increases were partially offset by decreases in our categories of low carb products, such as bars, and in our weight loss products, specifically Cortislim®, which in the aggregate decreased by $4.4 million, or 14.9%. We believe that this decrease is largely a result of low carb products having less popularity during Fiscal 2005 as compared with Fiscal 2004. The increases in the categories of herbs and supplements are primarily due to the proportionate increase in net sales in Fiscal 2005 as compared to Fiscal 2004. We believe product sales in the sports nutrition category increased proportionally greater than the overall increase in sales during Fiscal 2005, due largely to the continuing growth in the fitness-conscious market.

Direct

Net sales to our direct customers decreased $10.4 million, or 12.3%, to $74.3 million for the fifty-three weeks ended December 31, 2005 compared to $84.7 million for the fifty-two weeks ended December 25, 2004. The decrease resulted primarily from a decrease in new customers and a shift in our customers’ buying pattern from our direct channel to our retail stores partially offset by an additional week of sales due to the fifty-third week.

Cost of Goods Sold

Cost of goods sold, which includes product, warehouse and distribution and occupancy costs, increased $32.0 million, or 12.4%, to $290.2 million for the fifty-three weeks ended December 31, 2005 compared to $258.2 million for fifty-two weeks ended December 25, 2004. The components of cost of goods sold are explained below. Costs of goods sold as a percentage of net sales was 66.5% for the fifty-three weeks ended December 31, 2005 compared to 66.7% for the fifty-two weeks ended December 25, 2004.

Product costs increased $20.1 million, or 9.7%, to $226.7 million for the fifty-three weeks ended December 31, 2005 compared to $206.6 million for the fifty-two weeks ended December 25, 2004. Product costs as a percentage of net sales decreased to 51.9% for the fifty-three weeks ended December 31, 2005 compared to 53.3% for the fifty-two weeks ended December 25, 2004. The percentage decrease was a result of improvements in pricing from vendors by 0.8%, as well as a decrease in markdowns from promotional activity of 0.7% for the fifty-three weeks ended December 31, 2005, as compared to the fifty-two weeks ended December 25, 2004.

Warehouse and distribution costs increased $1.0 million, or 7.1%, to $15.0 million for the fifty-three weeks ended December 31, 2005 compared to $14.0 million for the fifty-two weeks ended December 25, 2004. Warehouse and distribution costs as a percentage of net sales decreased to 3.4% for the fifty-three weeks ended December 31, 2005 compared to 3.6% for the fifty-two weeks ended December 25, 2004. The decrease was attributable to leveraging our existing distribution center, gaining efficiencies due to greater utilization of existing capacities, as well as the change in accounting policy whereby in Fiscal 2005 we started capitalizing freight on internally transferred merchandise, as well as rent and other costs, such as payroll, associated with our distribution facility. These costs were previously expensed as incurred in cost of goods sold and are now treated as inventory product costs which are expensed as inventory is sold (see Note 3 in Notes to Consolidated Financial Statements).

Occupancy costs increased $10.9 million, or 29.0%, to $48.5 million for the fifty-three weeks ended December 31, 2005 compared to $37.6 million for the fifty-two weeks ended December 25, 2004. Occupancy costs as a percentage of net sales increased to 11.1% for the fifty-three weeks ended December 31, 2005, compared to 9.7% for the fifty-two weeks ended December 25, 2004. The increase was primarily due to a decreased ability to absorb overhead and fixed costs as a result of lower sales from the direct segment as well as higher occupancy costs in certain of our new retail markets and new stores, which incur occupancy costs but have not yet matured from a sales perspective.

Gross Profit

As a result of the foregoing, gross profit increased $17.1 million, or 13.2%, to $146.2 million for the fifty-three weeks ended December 31, 2005 compared to $129.1 million for the fifty-two weeks ended December 25, 2004.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, including operating payroll and related benefits, advertising and promotion expense, and other selling, general and administrative expenses, increased $14.5 million, or 12.7%, to $128.3 million for the fifty-three weeks ended December 31, 2005, compared to $113.8 million for the fifty-two weeks ended December 25, 2004. The components of selling, general and administrative expenses are explained below. Selling, general and administrative expenses as a percentage of net sales for the fifty-three weeks ended December 31, 2005 remained flat with last year at 29.4% of sales.

Operating payroll and related benefits increased $8.0 million, or 22.0%, to $44.3 million for the fifty-three weeks ended December 31, 2005 compared to $36.3 million for the fifty-two weeks ended December 25, 2004. Operating payroll and related benefits expenses as a percentage of net sales increased to 10.1% during the fifty-three weeks ended December 31, 2005 compared to 9.4% for the fifty-two weeks ended December 25, 2004. The increase was primarily due to higher operating payroll costs in certain of our new retail markets and new stores, which incur payroll and related benefits expenses but have not yet matured from a sales perspective.

Advertising and promotion expenses increased $0.1 million, or 0.8%, to $12.7 million for the fifty-three weeks ended December 31, 2005 compared to $12.6 million for the fifty-two weeks ended December 25, 2004. Advertising and promotion expenses as a percentage of net sales decreased to 2.9% during the fifty-three weeks ended December 31, 2005 compared to 3.3% for the fifty-two weeks ended December 25, 2004, which was due primarily to the shift in our advertising focus from print media to internet marketing, as we experienced twenty fewer grand openings in 2005 versus 2004.

Other selling, general and administrative expenses, which include depreciation and amortization expense, increased $6.4 million, or 10.0%, to $71.3 million for the fifty-three weeks ended December 31, 2005 compared to $64.9 million for the fifty-two weeks ended December 25, 2004. The primary reason for the increase in costs relates to increased operating costs from new stores opened in Fiscal 2004 and in Fiscal 2005, increases in field management costs driven by the opening of new stores, and increased corporate expenses related to professional fees. Professional fees increased due to consulting fees of $0.7 million incurred as part of BSMB’s cost savings initiative (see Related Party Transactions in Note 12 of the consolidated financial statements), as well as fees of approximately $0.2 million incurred for Sarbanes-Oxley compliance initiatives. Other selling, general and administrative expenses as a percentage of net sales decreased to 16.3% during the fifty-three weeks ended December 31, 2005 compared to 16.8% for the fifty-two weeks ended December 25, 2004, due primarily to increased efficiencies of our corporate infrastructure.

Income from Operations

As a result of the foregoing, income from operations increased $2.5 million, or 16.2%, to $17.9 million for the fifty-three weeks ended December 31, 2005 compared to $15.4 million for the fifty-two weeks ended December 25, 2004. Income from operations as a percentage of net sales increased to 4.1% for the fifty-three weeks ended December 31, 2005 compared to 4.0% for the fifty-two weeks ended December 25, 2004.

Retail

Income from operations for the retail segment increased $7.0 million, or 16.5%, to $49.4 million for the fifty-three weeks ended December 31, 2005 compared to $42.4 million for the fifty-two weeks ended December 25, 2004. Income from operations as a percentage of net sales for the retail segment decreased to 13.6% for the fifty-three weeks ended December 31, 2005 compared to 14.0% for the fifty-two weeks ended December 25, 2004. The decrease as a percent of net sales was primarily due to higher occupancy costs, including deferred rent, and payroll and payroll related costs in certain of our new retail markets as well as new stores, which incur occupancy and payroll costs but have not yet matured from a sales perspective. This decrease was partially offset by improvements product margin driven by improved pricing from vendors as well as a decrease in markdowns from promotional activity.

Direct

Income from operations for the direct segment decreased $3.5 million, or 16.8%, to $17.3 million for the fifty-three weeks ended December 31, 2005 compared to $20.8 million for the fifty-two weeks ended December 25, 2004. Income from operations as a percentage of net sales for the direct segment decreased to 23.3% for the fifty-three weeks ended December 31, 2005 compared to 24.6% for the fifty-two weeks ended December 25, 2004. This decrease as a percent of net sales was primarily due to the $10.4 million leverage in net sales from the prior year and an increase in selling, general and administrative expenses of $0.1 million, partially offset by an increase in product margin driven by improved pricing from vendors as well as a decrease in markdowns from promotional activity.

Corporate costs

Corporate costs increased $0.9 million, or 1.9%, to $48.7 million for the fifty-three weeks ended December 31, 2005 compared to $47.8 million for the fifty-two weeks ended December 25, 2004. Corporate costs as a percentage of net sales decreased to 11.2% for the fifty-three weeks ended December 31, 2005 compared to 12.3% for the fifty-two weeks ended December 25, 2004. This decrease was due primarily to increased net sales as well as $1.6 million in severance recorded in Fiscal 2004 related to the termination of an executive officer of the Company, partially offset by increases in field management payroll and professional fees incurred in Fiscal 2005.

Extinguishment of Debt and Other

Extinguishment of debt and other includes $11.1 million of expenses related to the repayment of our previous debt upon our issuance of our Notes, which consists of $7.7 million of original issue discount related to the allocation of value to the warrants and Holdings Preferred Stock and $3.4 million of deferred financing costs from the previous debt. Extinguishment of debt and other also includes $0.4 million in expense relating to our interest rate swap that we entered into in Fiscal 2005. We did not incur these expenditures in Fiscal 2004.

Interest Expense, net

Interest expense increased $3.0 million, or 18.3%, to $19.4 million for the fifty-three weeks ended December 31, 2005 compared to $16.4 million for the fifty-two weeks ended December 25, 2004. The increase was primarily attributable to a higher interest rate on the Second Priority Senior Secured Floating Rate Notes (the “Notes”) as compared with the old debt, as well as increased overall borrowings compared with Fiscal 2004 (see “Liquidity and Capital Resources” for more information).

(Benefit) Provision for Income Taxes

We recognized $5.1 million of income tax benefit during the fifty-three weeks ended December 31, 2005 compared with $0.4 million for the fifty-two weeks ended December 25, 2004. The effective tax rate for the fifty-three weeks ended December 31, 2005 was 38.8% compared to 37.1% for the fifty-two weeks ended

December 25, 2004, which was primarily the result of the recording of a valuation allowance and a reduction in our income tax contingency of $375,000 due to the closure of certain matters with domestic taxing authorities (see Note 7 in Notes to Consolidated Financial Statements for discussion), partially offset by a reduction in our blended state tax rate.

Cumulative Effect of Accounting Change

Effective December 26, 2004 (the beginning of Fiscal 2005), we implemented a change in accounting for costs included in inventory. The change relates to capitalizing freight on internally transferred merchandise, rent of the distribution center and costs associated with our buying department and distribution facility, including payroll. As a result, we recorded a cumulative effect of accounting change of $2.3 million in income (net of tax provision of $1.6 million) upon adoption.

Net Loss

As a result of the foregoing, we generated a net loss of $5.7 million for the fifty-three weeks ended December 31, 2005 compared to net loss of $0.6 million for the fifty-two weeks ended December 25, 2004.

Comparison of Fifty-Two Weeks Ended December 25, 2004 and December 27, 2003

Net Sales

Net sales increased $56.2 million, or 17.0%, to $387.4 million for the fifty-two weeks ended December 25, 2004 compared to $331.2 million for the fifty-two weeks ended December 27, 2003. The increase was the result of an increase in our comparable store sales and new sales from our non-comparable stores, offset by a decrease in our direct sales.

Retail

Net sales from our retail stores increased $60.2 million, or 24.8%, to $302.7 million for the fifty-two weeks ended December 25, 2004 compared to $242.5 million for the fifty-two weeks ended December 27, 2003. We operated 234 stores as of December 25, 2004 versus 174 stores as of December 27, 2003. Our overall store sales also increased as a result of comparable store sales growth of 1.8% (or $4.3 million), and non-comparable store sales of $55.9 million for the fifty-two weeks ended December 25, 2004. Our overall sales increased primarily in the categories of vitamins, which increased $3.7 million, or 17.9%, herbs, which increased $12.5 million, or 30.8%, supplements, which increased $17.3 million, or 28.1%, and sports nutrition, which increased $11.8 million, 31.0%. These increases were partially offset by a decrease in sales of nutrition bars, which decreased by $0.7 million, or 2.9%. We believe that the decrease in nutrition bar sales is largely a result of such products becoming more widely available in the fifty-two weeks ended December 25, 2004 compared to the fifty-two weeks ended December 27, 2003.

Direct

Net sales to our direct customers decreased $4.0 million, or 4.5%, to $84.7 million for the fifty-two weeks ended December 25, 2004 compared to $88.7 million for the fifty-two weeks ended December 27, 2003. The decrease resulted primarily from a decrease in new customers and a shift in our customers’ buying pattern from our direct channel to our retail stores.

Cost of Goods Sold

Cost of goods sold, which includes product, warehouse and distribution and occupancy costs, increased $43.2 million, or 20.1%, to $258.2 million for the fifty-two weeks ended December 25, 2004 compared to $215.0 million in fifty-two weeks ended December 27, 2003. The components of cost of goods sold are explained below. Costs of goods sold as a percentage of net sales increased to 66.7% for the fifty-two weeks ended December 25, 2004 compared to 64.9% for the fifty-two weeks ended December 27, 2003.

Product costs increased $29.1 million, or 16.4%, to $206.6 million for the fifty-two weeks ended December 25, 2004 compared to $177.5 million for the fifty-two weeks ended December 27, 2003. Product costs as a percentage of net sales decreased to 53.3% for the fifty-two weeks ended December 25, 2004 compared to 53.6% for the fifty-two weeks ended December 27, 2003. The percentage decrease was a result of $2.3 million of expense we incurred in 2003 as a result of the sale of stepped up inventory resulting from purchase accounting revaluation of inventory and decreases in promotional activity in Fiscal 2004.

Warehouse and distribution costs increased $2.7 million, or 23.9%, to $14.0 million for the fifty-two weeks ended December 25, 2004 compared to $11.3 million for the fifty-two weeks ended December 27, 2003. Warehouse and distribution costs as a percentage of net sales increased to 3.6% for the fifty-two weeks ended December 25, 2004 compared to 3.4% for the fifty-two weeks ended December 27, 2003. The increase was attributable to new stores in markets with higher shipping costs.

Occupancy costs increased $11.4 million, or 43.5%, to $37.6 million for the fifty-two weeks ended December 25, 2004 compared to $26.2 million for the fifty-two weeks ended December 27, 2003. Occupancy costs as a percentage of net sales increased to 9.7% for the fifty-two weeks ended December 25, 2004, compared to 7.9% for the fifty-two weeks ended December 27, 2003. The increase was primarily due to higher occupancy costs, including deferred rent, in certain of our new retail markets and new stores, which incur occupancy costs but have not yet matured from a sales perspective.

Gross Profit

As a result of the foregoing, gross profit increased $12.9 million, or 11.1% to $129.1 million for the fifty-two weeks ended December 25, 2004 compared to $116.2 million for the fifty-two weeks ended December 27, 2003.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, including operating payroll and related benefits, advertising and promotion expense, and other selling, general and administrative expenses, increased $18.1 million, or 18.9%, to $113.8 million for the fifty-two weeks ended December 25, 2004, compared to $95.7 million for the fifty-two weeks ended December 27, 2003. The components of selling, general and administrative expenses are explained below. Selling, general and administrative expenses as a percentage of net sales increased to 29.4% during the fifty-two weeks ended December 25, 2004 compared to 28.9% for the fifty-two weeks ended December 27, 2003.

Operating payroll and related benefits increased $7.9 million, or 27.8%, to $36.3 million for the fifty-two weeks ended December 25, 2004 compared to $28.4 million for the fifty-two weeks ended December 27, 2003. Operating payroll and related benefits expenses as a percentage of net sales increased to 9.4% during the fifty-two weeks ended December 25, 2004 compared to 8.6% for the fifty-two weeks ended December 27, 2003. The increase was primarily due to higher operating payroll costs in certain of our new retail markets and new stores, which incur payroll and related benefits expenses but have not yet matured from a sales perspective.

Advertising and promotion expenses increased $0.8 million, or 6.8%, to $12.6 million for the fifty-two weeks ended December 25, 2004 compared to $11.8 million for the fifty-two weeks ended December 27, 2003. Advertising and promotion expenses as a percentage of net sales decreased to 3.3% during the fifty-two weeks ended December 25, 2004 compared to 3.6% for the fifty-two weeks ended December 27, 2003 due to leveraging of the expenses.

Other selling, general and administrative expenses, which include depreciation and amortization expense, increased $9.4 million, or 16.9%, to $64.9 million for the fifty-two weeks ended December 25, 2004 compared to $55.5 million for the fifty-two weeks ended December 27, 2003. The primary reasons for the increase were the result of added operating costs from new stores opened in 2004, increases in field management costs, and increased depreciation and amortization. Other selling, general and administrative expenses as a percentage of net sales increased to 16.8% during the fifty-two weeks ended December 25, 2004 compared to 17.3% for the fifty-two weeks ended December 27, 2003.

Income from Operations

As a result of the foregoing, operating income decreased $5.1 million, or 24.9%, to $15.4 million for the fifty-two weeks ended December 25, 2004 compared to $20.5 million for the fifty-two weeks ended December 27, 2003. Operating income as a percentage of net sales decreased to 4.0% for the fifty-two weeks ended December 25, 2004 compared to 6.2% for the fifty-two weeks ended December 27, 2003.

Retail

Income from operations for the retail segment increased $6.5 million, or 18.1%, to $42.4 million for the fifty-two weeks ended December 25, 2004 compared to $35.9 million for the fifty-two weeks ended December 27, 2003. Income from operations as a percentage of net sales for the retail segment decreased to 14.0% for the fifty-two weeks ended December 25, 2004 compared to 14.8% for the fifty-two weeks ended December 27, 2003. The decrease as a percent of net sales was primarily due to higher occupancy costs, including deferred rent, and payroll and payroll related costs in certain of our new retail markets as well as new stores, which incur occupancy and payroll costs but have not yet matured from a sales perspective. This decrease was partially offset by improvements in product margin driven by improved pricing from vendors as well as a decrease in markdowns from promotional activity, as well as $2.3 million of expense in Fiscal 2003 from the sale of stepped up inventory that did not occur in Fiscal 2004.

Direct

Income from operations for the direct segment decreased $5.2 million, or 20.0%, to $20.8 million for the fifty-two weeks ended December 25, 2004 compared to $26.0 million for the fifty-two weeks ended December 27, 2003. Income from operations as a percentage of net sales for the direct segment decreased to 24.6% for the fifty-two weeks ended December 25, 2004 compared to 29.3% for the fifty-two weeks ended December 27, 2003. This decrease as a percent of net sales was primarily due to an increase in promotional markdown activity throughout the year as well as $4.1 million leverage in net sales from the prior year, partially offset by a decrease in selling, general and administrative expenses of $0.5 million.

Corporate costs

Corporate costs increased $6.4 million, or 15.5%, to $47.8 million for the fifty-two weeks ended December 25, 2004 compared to $41.4 million for the fifty-two weeks ended December 27, 2003. Corporate costs as a percentage of net sales decreased to 12.3% for the fifty-two weeks ended December 25, 2004 compared to 12.5% for the fifty-two weeks ended December 27, 2003. This decrease was due primarily to leveraging corporate expenses from increased sales partially offset by $1.6 million in severance recorded in Fiscal 2004 related to the termination of an executive officer of the Company and increases in field management payroll and professional fees incurred in Fiscal 2004.

Interest Expense, net

Interest expense decreased $0.8 million, or 4.7%, to $16.4 million for the fifty-two weeks ended December 25, 2004 compared to $17.2 million for the fifty-two weeks ended December 27, 2003. The decrease was primarily attributable to decreased rates on our Term Loan B after re-pricing in early 2004.

(Benefit) Provision for Income Taxes

We recognized $0.4 million of income tax benefit during the fifty-two weeks ended December 25, 2004 compared to $1.7 million of tax provision for the fifty-two weeks ended December 27, 2003. The effective tax rate for the fifty-two weeks ended December 25, 2004 decreased to 37.1%, compared to an effective tax rate of 49.8% for the fifty-two weeks ended December 27, 2003, which was primarily the result of a reduction in our blended state tax rate.

Cumulative Effect of Accounting Change

Effective December 29, 2002 (the beginning of Fiscal 2003), we changed our accounting method to defer revenue on transactions based on estimated redemptions. As a result, we recorded a cumulative effect accounting change of $2.4 million in expense (net of tax benefit of $1.6 million) upon adoption which increased our accumulated deficit at December 29, 2002.

Net Loss

As a result of the foregoing, we generated a net loss of $0.6 million for the fifty-two weeks ended December 25, 2004 compared to a net loss of $0.7 million (after effect of accounting change of $2.4 million) for the fifty-two weeks ended December 27, 2003.

Key Indicators of Liquidity and Capital Resources

The following table sets forth key indicators of our liquidity and capital resources:

	As of
	April 1, 2006	December 31, 2005	December 25, 2004
Balance Sheet Data:
Cash and cash equivalents	$2,583	$4,784	$2,885
Working capital	36,150	28,268	27,281
Total assets	414,390	408,601	390,460
Total debt	176,500	177,127	160,336
Stockholders’ equity	151,401	147,855	153,349

	Three Months Ended		Year Ended
	April 1, 2006	March 26, 2005	December 31, 2005	December 25, 2004	December 27, 2003
Other Information:
Depreciation and amortization, including deferred rent (1)	$4,344	$6,775	$24,976	$25,415	$22,315

Cash Flows Provided By (Used In):
Operating activities	$1,497	$5,554	$19,997	$23,092	$18,263
Investing activities	(3,033)	(4,928)	(19,021)	(19,174)	(19,949)
Financing activities	(665)	(250)	923	(1,978)	(1,755)

Total cash (used by) provided by the Company	$(2,201)	$376	$1,899	$1,940	$(3,441)

(1)	Includes amortization of deferred financing fees and original issue discount.

Liquidity and Capital Resources

Our primary uses of cash are to fund working capital, operating expenses, debt service and capital expenditures related primarily to the construction of new stores. Historically, we have financed these requirements from internally generated cash flow. We believe that the cash generated by operations and cash and cash equivalents, together with the borrowing availability under our New Credit Facility, will be sufficient to meet our working capital needs for the next twelve months, including investments made and expenses incurred in connection with our store growth plans, systems development and store improvements.

We plan to spend between $10 million and $14 million in capital expenditures during Fiscal 2006, $9 million to $11 million in connection with our store growth and improvement plans and $1 million to $3 million in all other expenditures, of which we have already invested $3.0 million through the first quarter ending April 1, 2006. We plan on opening between approximately 25 to 30 stores during Fiscal 2006, of which we have already opened nine stores through April 1, 2006. Our working capital requirements for merchandise inventory will continue to increase as we continue to open additional stores. Currently, our practice is to establish an inventory level of approximately $165,000 in cost for each of our stores, a portion of which is vendor-financed based upon agreed credit terms, with the remainder being purchased in cash. 60 day payment terms are extended to us by some of our suppliers allowing us to effectively manage our inventory and working capital.

We were in compliance with all debt covenants as of April 1, 2006. At April 1, 2006, we had $2.6 million in cash and cash equivalents and $36.2 million in working capital. The $8.0 million increase in working capital compared with Fiscal 2005 was primarily driven by growth in inventories of $4.0 million, increases in prepaid and other current assets of $4.3 million, an increase in deferred taxes of $0.6 million, a $0.6 million decrease in current borrowings and a $6.6 million decrease in deferred sales offset by a $2.2 million decrease in cash and $6.2 million in increases from accounts payable and accrued liabilities. We were in compliance with all debt covenants as of December 31, 2005. At December 31, 2005, we had $4.8 million in cash and cash equivalents and $28.3 million in working capital compared with $2.9 million in cash and cash equivalents and $27.3 million in working capital at December 25, 2004. The $1.0 million increase in working capital was primarily driven by growth in inventories of $12.1 million ($8.3 million of which represents actual inventory growth while $3.8 million relates to the change in accounting principle), offset by $12.1 million in borrowings from our new credit facility when we repaid our old debt and entered into the Notes.

Cash Provided by Operating Activities

Cash provided by operating activities was $1.5 million and $5.6 million for the three months ended April 1, 2006 and March 26, 2005, respectively. This decrease was primarily a result of increase in inventories to purchase more promotional products as well as an increase in other current assets.

Cash provided by operating activities was $20.0 million and $23.1 million for Fiscal 2005 and Fiscal 2004, respectively. This decrease was primarily a result of increase in inventories and other current assets, as well as larger net loss due to higher interest expense attributable to the Notes and our new credit facility.

Cash provided by operating activities was $23.1 million and $18.3 million during the fifty-two weeks ended December 25, 2004 and December 27, 2003, respectively. The increase in the fifty-two weeks ended December 25, 2004 was primarily the result of a smaller increase in inventory partially offset by an increase in payables. The decrease in the fifty-two weeks ended December 27, 2003 was primarily the result of a net loss in Fiscal 2003 as compared to net income in Fiscal 2002 as a result of higher interest expense attributable to increased debt in connection with the acquisition of our Company in November 2002 (the “Acquisition”).

Cash Used in Investing Activities

Net cash used in investing activities during three months ended April 1, 2006 and March 26, 2005 was $3.0 million and $4.9 million, respectively. Capital expenditures were used for the construction of nine new stores during the three months ended April 1, 2006 and improvements of existing stores, as well as continuous improvements to our information systems technologies. Capital expenditures were used for the construction of 14 new stores during the three months ended March 26, 2005 and improvements of existing stores, as well as continuous improvements to our information systems technologies.

Net cash used in investing activities during Fiscal 2005 and Fiscal 2004 was $19.0 million and $19.2 million, respectively. Capital expenditures were used for the construction of 41 new stores in Fiscal 2005 and improvements of existing stores, as well as continuous improvements to our information systems technologies.

Net cash used in investing activities during Fiscal 2004 and Fiscal 2003 was approximately $19.2 million and $19.9 million, respectively. The primary use of cash during Fiscal 2004 was for the opening of 61 new stores. The primary use of cash during Fiscal 2003 was for the opening of 46 new stores and the build out of our warehouse and distribution center and related warehouse and merchandise management system.

Cash (Used in) Provided by Financing Activities

Net cash used in financing activities was approximately $0.7 million as compared with $0.3 million for three months ended April 1, 2006 and March 26, 2005, respectively. During the three months ended April 1, 2006, we paid $0.6 million on a new senior secured revolving credit facility (the “New Credit Facility”).

Net cash provided by financing activities was approximately $0.9 million as compared with net cash used in financing activities of $2.0 million for Fiscal 2005 and Fiscal 2004, respectively. During Fiscal 2005, we borrowed $6.0 million on our old revolving credit facility for working capital needs and subsequently repaid the $6.0 million through November 2005. In November 2005, we completed our offering of the Notes, by which the initial purchasers received delivery of the Notes on November 15, 2005. In conjunction with this offering, we repaid $95.8 million of principal on our Term Loan B, $19.5 million of principal and interest on our $15 million principal amount of VS Holdings, Inc. 13% Paid-in-Kind (“PIK”) Notes due 2009 (the “Holdco Notes”) and $52 million in principal on our $52 million principal amount of 12.5% Senior Subordinated Notes due 2009 (the “Opco Notes”). Also in November 2005, we entered into a new $50 million senior secured revolving credit facility whereby we borrowed $15.1 million. During December 2005, we repaid $3.0 million on this new credit facility. In connection with the Notes and our new credit facility, we incurred $6.7 million in fees which are deferred and are being amortized over the respective lives of the financing.

Net cash used in financing activities was approximately $2.0 million and $1.8 million during Fiscal 2004 and Fiscal 2003, respectively. The primary use of cash in Fiscal 2004 was $1.0 million in principal payments on our Term Loan B and $0.8 million in fees and expenses in connection with amendments to our previous credit facility. The primary use of cash in Fiscal 2003 was $1.0 million in principal payments on our Term Loan B and $0.4 million in premiums for our interest rate collar.

2005 Second Priority Senior Secured Floating Rate Notes

On November 7, 2005, we completed our Second Priority Senior Secured Floating Rate Notes due 2012 (the “Notes”) offering for $165 million. The initial purchasers received delivery of the Notes on November 15, 2005. Interest on the Notes will be set at a per annum rate equal to LIBOR plus 7.5%, which will be reset quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2006. The combined weighted average interest rate from January 1, 2006 through April 1, 2006 was 12.0%. Interest on overdue principal and interest and liquidated damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. The indenture governing the Notes restricts the ability of VSI and Direct to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge, or consolidate or transfer or sell assets. See “Description of Exchange Notes.”

New Credit Facility

On November 15, 2005 VSI entered into a New Credit Facility for $50.0 million, and has the option to increase or decrease the facility size by $25.0 million, subject to certain conditions. The availability under the New

Credit Facility is subject to a borrowing base calculated on the basis of certain eligible accounts receivable from credit card companies and inventory of VSI and Direct. The obligations thereunder are secured by a security interest in substantially all of the assets of Holdings, VSI and Direct. The New Credit Facility provides for affirmative and negative covenants affecting VSI, Holdings and Direct. The New Credit Facility restricts, among other things, our ability to incur indebtedness, create or permit liens on our assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change our line of business, and restricts the types of hedging activities we can enter into. Our previous credit facility had the terms as described in Note 3 in our notes to consolidated financial statements, and was replaced with our New Credit Facility. The New Credit Facility has a maturity date of November 15, 2010.

The borrowings under the revolving credit facility accrue interest, at our option at the rate per annum announced from time to time by the agent as its “prime rate”, or at a per annum rate equal to between 1.25% and 1.75% (depending on excess availability) above the adjusted Eurodollar rate. The combined weighted average interest rate from January 1, 2006 through April 1, 2006 was 6.0%.

Direct and Holdings provided guarantees in respect of VSI’s obligations in respect of the credit facility, and VSI and Holdings have provided guarantees in respect of our Direct’s obligations in respect of the credit facility.

We entered into an interest rate swap during December 2005 on a portion of our Notes, which did not qualify for hedge accounting under SFAS No. 133. As a result, the fair market value of the interest rate swap is marked to market at the balance sheet date with a corresponding adjustment to other expense. As of April 1, 2006, the interest rate swap qualified for hedge accounting. The fair market value of $1.3 million is recorded in prepaid expenses and other current assets on the consolidated balance sheet at April 1, 2006. Of the appreciation in market value of $1.7 million, $0.9 million is recorded in other comprehensive income, $0.5 million is recorded in deferred tax liability and the remaining appreciation in market value of $0.3 million, which represents the appreciation of market value from December 31, 2005 to February 9, 2006, which was the period through which the Company did not qualify for hedge accounting, is recorded in other expense.

Contractual Obligations and Commercial Commitments

As of April 1, 2006, our lease commitments and contractual obligations are as follows (in thousands):

	Total	Operating Leases (1)	Long-term Debt	Interest Payments	Credit Facility (2)	Severance	Auto Leases
Remaining Nine Months
2006	$60,236	$32,926	$—	$15,286	$11,500	$497	$27
Fiscal Year Ending
2007	59,101	38,720	—	20,381	—	—	—
2008	57,049	36,688	—	20,361	—	—	—
2009	54,907	34,596	—	20,311	—	—	—
2010	54,110	33,839	—	20,271	—	—	—
Thereafter	315,874	110,453	165,000	40,421	—	—	—

	$601,277	$287,222	$165,000	$137,031	$11,500	$497	$27

(1)	The operating leases included in the above table do not include contingent rent based upon sales volume, which represented less than 1% of our minimum lease obligations during the three months ended April 1, 2006. The operating leases do not include common area maintenance costs or real estate taxes that are paid to the landlords or taxing authorities during the year, which combined represented approximately 15% of our minimum lease obligations during the three months ended April 1, 2006.
(2)	The New Credit Facility is classified as a current liability on the balance sheet and in the above schedule due to the fact that it is secured by a borrowing base calculated on the basis of certain current assets, primarily inventory and credit card receivables. The New Credit Facility has a maturity date of November 15, 2010.

Severance. As of April 1, 2006 we had a liability of $0.5 million related to severance payments for one executive terminated in May 2004 and seven other terminated employees. We have an aggregate contingent liability of up to $0.9 million related to potential severance payments for two executives as of April 1, 2006 pursuant to their respective employment agreements. These potential severance payments are not reflected in the table above. We have an aggregate contingent liability of up to $1.9 million related to potential severance payments for eight employees as of April 1, 2006 following a change in control pursuant to their respective employment agreements. These potential severance payments are not reflected in the table above.

Auto Leases. At April 1, 2006, we operated a fleet of approximately 15 leased motor vehicles, primarily for the district managers and regional management. The terms of these leases generally run for 36 months and expire at various times through June 2006.

Reclassification

We reclassified deferred rent expense of $0.9 million, $3.4 million and $2.1 million from selling, general and administrative expense to costs of goods sold to properly reflect these amounts on the statement of operations for the three months ended March 26, 2005 and for Fiscal 2004 and Fiscal 2003, respectively.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. We do not have any off-balance sheet arrangements or relationships with entities that are not consolidated into our financial statements that have or are reasonably likely have a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Effects of Inflation

We do not believe that our sales or operating results have been materially impacted by inflation during the periods presented in our financial statements. There can be no assurance, however, that our sales or operating results will not be impacted by inflation in the future.

Recent Accounting Pronouncements

In December 2004, the FASB published SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), an amendment of FASB Statements No. 123 and No. 148. Under SFAS No. 123(R), all forms of share-based payment to employees, including employee stock options, would be treated as compensation and recognized in the statement of operations. SFAS No. 123(R) is effective beginning in the first quarter of Fiscal 2006. We currently account for stock options under Accounting Principles Bulletin (“APB”) No. 25 using the intrinsic value method in accounting for our employee stock options. No stock-based compensation costs were reflected in net (loss) income relating to options under those plans because all options were granted at an exercise price greater than or at market value of the underlying common stock on the date of grant. The pro forma impact of expensing options is disclosed in Note 3 in the notes to consolidated financial statements in the Stock Based Compensation chart. SFAS No. 123(R) permits companies to adopt its requirements using various methods. We adopted the prospective method for all stock option grants issued prior to December 31, 2005. Under the prospective method, those nonpublic companies that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes will apply to SFAS No. 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. We will continue to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards which were the provisions of Opinion 25 and its related interpretive guidance. The prospective method will also be applied for stock option grants issued after December 31, 2005.

In March 2005, the FASB issued Interpretation No. 47 (“Interpretation No. 47”) “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” Interpretation No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation is effective no later than the end of the fiscal years ended after December 15, 2005. We have determined that Interpretation No. 47 did not have a material impact on our results of operation, financial position or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This Statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable and also states that the correction of an error in previously issued financial statements is not an accounting change. The standard is effective for fiscal years beginning after December 15, 2005.

In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on EITF 05-6, “Determining the Amortization Period for Leasehold Improvements.” Under EITF 05-6, leasehold improvements placed in service significantly after and not contemplated at or near the beginning of the lease term, should be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date the leasehold improvements are purchased. EITF 05-6 is effective for periods beginning after June 29, 2005. We believe the adoption of EITF 05-6 will not have a material impact on our consolidated financial position, results of operations or cash flows.

In October 2005, the FASB issued FSP No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP No. 13-1”), to give guidance to a lessee on determining whether rental costs associated with operating leases may be capitalized during a construction period. Specifically, FSP No. 13-1 stipulates that such costs shall be (a) recognized as rental expense, (b) included in income from continuing operations, and (c) allocated over the lease term according to the guidance in SFAS No. 13, “Accounting for Leases,” and FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases.” The guidance in FSP No. FAS 13-1 is effective for the first reporting period beginning after December 15, 2005, with early adoption permitted for financial statements or interim financial statements that have not yet been issued. We previously applied the principles of FSP No. 13-1. Accordingly, this will not have any impact on our consolidated financial statements.

Related Party Transactions

In connection with the Acquisition, we entered into a management agreement with Bear Stearns Merchant Manager II, LLC. This agreement provides for a quarterly fee of the greater of $187,500 or 0.25% of gross sales for the preceding fiscal quarter for advisory and consulting services. Amounts paid for the Fiscal quarters ended April 1, 2006 and March 26, 2005 was approximately $302,000 and $248,000, respectively.

In connection with the Acquisition, we loaned $1.5 million to an officer of our Company as part of a purchase of Holdings stock, of which we have recourse on $375,000 as well as all accrued interest. The note bears interest at 3.06%. The note and interest are payable on November 27, 2009. On June 12, 2006, this note was assigned as a dividend to VS Parent, a parent company of VS Holdings and is no longer held by or payable to us.

In May 2004, we recorded a charge of $1.3 million related to the former CEO’s separation from our Company. This amount represents payment to be made over a twenty-four month period from date of separation pursuant to a preexisting employment contract. At April 1, 2006 we had approximately $185,000 remaining to be paid during the remainder of Fiscal 2006, which is recorded in accrued salaries and related expenses.

We are one of several portfolio companies of BSMB. In 2004, BSMB initiated a process to identify areas where cost savings may be achieved by the companies it owns by coordinating the purchasing activities of such companies to take advantage of volume discounts that would otherwise not be available to us if we were acting on our own. In connection with this undertaking, BSMB entered into consulting arrangements with individuals and consulting firms. The consulting fees will be charged to the companies owned by BSMB based on their pro rata share of the overall cost savings achieved. As of April 1, 2006, based on information received from BSMB, it is estimated that our share of the consulting fees will be approximately $700,000 and accordingly we have recorded this as an expense and a corresponding liability at the end of Fiscal 2005. No amounts have been paid at the end of April 1, 2006.

In November 2005, we entered into a consulting agreement with Renaissance Brands LTD. (“Renaissance”), an advisory and consulting company serving a number of private equity and venture capital firms. Douglas B. Fox, a member of the board of directors of VS Parent, Inc., is the Chief Executive Officer and sole shareholder of Renaissance. The terms of the consulting agreement are similar to terms we would have received from an unaffiliated third-party entity. Renaissance provides marketing, advertising and messaging advice to us and is paid $2,500 per day, for not more than three days per month, for such services. Amounts paid during the Fiscal quarter ended April 1, 2006 was approximately $38,000 for fees and expenses.

On November 15, 2005, we issued $165.0 million of second priority senior secured floating rate notes due 2012. Bear Stearns & Co. Inc. was an initial purchaser and a joint book-running manager in connection with the offering of the Notes and received approximately $4.5 million in underwriting discounts and commissions in connection with the offering.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates and commodity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to interest rate risks. We do not use derivative financial instruments in connection with these market risks, other than on our existing term loan which carries a floating interest rate as described below.

Our market risks relate primarily to changes in interest rates. Our new credit facility and term loans carry floating interest rates that are tied to LIBOR and the prime rate and, therefore, our statement of operations and our cash flows will be exposed to changes in interest rates. A one percentage point change in LIBOR would cause an increase to interest expense of approximately $1.8 million. We historically have engaged in interest rate hedging activities related to our floating rate debt. We entered into an interest rate swap during December 2005 on a portion of our Notes. The fair market value of the interest rate swap is marked to market at the balance sheet date with a corresponding adjustment to extinguishment of debt and other. As of December 31, 2005 the fair market value was $0.4 million and was recorded in extinguishment of debt and other and accrued interest.

OUR BUSINESS

Overview of our Company

We are a leading specialty retailer and direct marketer of vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products. As of April 22, 2006, we operated 285 stores located in 29 states and the District of Columbia and sell direct to consumers through our nationally circulated catalog and our Web site, www.vitaminshoppe.com. We target the dedicated, well-informed VMS consumer and differentiate ourselves by providing our customers with an extensive selection of high quality products sold at competitive prices and value-added customer service. We offer our customers a selection of over 20,000 SKUs from over 400 national brands, including our best value Vitamin Shoppe and BodyTech private label brands. Our broad product offering enables us to provide our customers with a selection of products that is not readily available at other specialty VMS retailers, supermarkets, chain drug stores or mass merchants, which we believe drives customer traffic and creates a loyal customer base.

Segment Information

We sell our products through two business segments: retail, which is our retail store format, and direct, which consists of our catalog and internet formats.

Retail. We believe we operate a unique retail store format in the VMS industry, which has been successful in diverse geographic and demographic markets, ranging from urban locations in New York City to suburban locations in Plantation, Florida and Manhattan Beach, California. Our stores carry a broad selection of VMS products and are staffed with highly experienced and knowledgeable associates who are able to educate our customers about product features and assist in product selection.

Since the beginning of 2003, we have aggressively pursued new store growth. During this period through Fiscal 2005, we opened 148 new stores, expanding our presence in our existing markets as well as entering new markets such as California, Texas and Illinois. Our new stores typically have reached sales more consistent with our mature store base over a three to four year time period.

Direct. Our direct segment consists of our catalog and internet operations from our Web site, www.vitaminshoppe.com. The direct segment enables us to service customers outside our retail markets and provides us with data that we use to assist us in the selection of future store locations.

Our catalog is mailed each month to approximately 160,000 catalog customers contained in our Frequent Buyer Program database. Our catalog is currently designed to appeal to the dedicated, well-informed VMS consumer and includes a broad assortment of approximately 12,000 to 14,000 of our most popular SKUs. Our Web site offers our customers online access to our full assortment of over 20,000 SKUs. In 2005, over 4.8 million customers visited our Web site placing over 450,000 orders. In the fourth quarter of 2005, we implemented numerous features and enhanced functionality to our Web site that we believe will simplify and improve our customers’ shopping experience. In addition, we mail out approximately 1.9 million catalogs throughout the year to prospective customers and non-active customers in our Frequent Buyer Program database.

History

Our Company began as a single store in New York, New York in 1977. Our Vitamin Shoppe branded products were introduced in 1989. We were acquired in November 2002 by BSMB and other investors.

Industry

The U.S. nutritional supplements industry is large and highly fragmented. In 2004, no single industry participant accounted for more than 10% of total industry sales. Industry participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order companies and a variety of other smaller participants. The nutritional supplements sold through these channels are divided into the following major product categories: vitamins, minerals, herbs, supplements, sports nutrition and weight management. Most supermarkets, drugstores and mass merchants have narrow nutritional supplement product offerings and less knowledgeable sales associates than specialty retailers. We believe that these industry participants’ share of the nutritional supplements market over the last five years has remained relatively constant.

The U.S. nutritional supplements industry was a $20.3 billion retail market in 2004, according to the Nutrition Business Journal (the “NBJ”). While the industry underwent a period of rapid expansion during the 1990s, and grew at a compound annual growth rate of approximately 9% between 1990 and 2004, industry sales growth slowed in 2004 due to a significant reduction in the weight management category as a result of a decline in demand for low carb products, the ban of ephedra based products in April 2004 by the U.S. Food and Drug Administration and a reduction in major new product introductions. Despite recent market conditions, according to the NBJ, the market is projected to grow at a 3% to 5% compound annual growth rate between 2005 and 2008. Positive industry trends include an aging U.S. population, rising healthcare costs and the increased use of preventive measures and increasing focus on diet and fitness.

Competitive Strengths

We believe the following strengths have enabled us to achieve strong financial results relative to our competitors, and we are positioned to capitalize on the favorable demographic, healthcare and lifestyle trends affecting our industry:

Leading Market Positions. We are one of the leading specialty retailers of VMS products in the United States. Since our inception in 1977, we have competed successfully against every major retailer in the VMS industry. We believe our leading market positions are a result of our premium store locations, extensive product selection, value-added customer service and competitive pricing.

Extensive Product Selection with a Focus on Our Private Label Brand. We believe we market the broadest product selection in the VMS industry with over 20,000 SKUs from over 400 national brands, including our best value Vitamin Shoppe and BodyTech private label brands. Our national brands include recognized brands such as Twinlab®, Solgar®, Country Life®, Nature’s Way® and Solaray®, and brands that are less widely distributed such as Garden of Life®, New Chapter®, Enzymatic Therapy® and Life Extension™. Our best value Vitamin Shoppe and BodyTech branded products, with over 1,200 SKUs, offer our customers an attractive alternative to higher-priced national brands and have become an established alternative to national branded products. In 2005, Vitamin Shoppe and BodyTech branded products accounted for approximately 28% of our net sales and generated a gross margin greater than that of the national brands we sell. Our broad product offering differentiates us from our competitors and enables us to offer our customers a selection of products for their health and wellness needs that we believe is not readily available at other specialty VMS retailers, supermarkets, chain drug stores or mass merchants. In addition, our broad product offering minimizes our dependence on any one product or vendor. In 2005, no single product sub-category accounted for more than 4% of our net sales.

Premium Real Estate. We believe that our store locations are integral to our success. We target retail sites that are located in high traffic areas, have easy access and good visibility from major roadways and convenient parking. In addition, our store base is relatively young, minimizing near-term capital expenditure requirements. Our premium real estate locations serve as an effective form of new customer acquisition, thereby reducing the need for conventional advertising costs and the need to cluster stores to achieve economies.

High-Quality and Loyal Customer Base. Our customer base is mainly comprised of consumers who proactively manage their long-term health and wellness, are between the ages of 35 and 60 and have household incomes in excess of the national average. According to U.S. Census Data, the median household income in the United States for the period 2002-2004 was slightly under $44,500. An A.C. Nielsen survey commissioned by us reflected that there are twice as many households in our customer base with income greater than $70,000 than in the general United States household population, and there are 43% more households in our customer database with income between $50,000-$70,000, than in the general United States household population. Through our Frequent Buyer Program we maintain a detailed customer database. We cultivate customer loyalty through targeted marketing programs and our low pricing strategy.

Value-Added Customer Service. We place a strong emphasis on employee training and customer service. We train our associates through Vitamin Shoppe University, a web-based interactive training program which includes online courses on product knowledge, customer engagement and management skills. All online courses contain “on the floor” exercises in which the associates learn from other associates, customers, and their managers. Associates are evaluated through a written test as well as supervisor observation and evaluation of the associate’s use of new skills. Through Vitamin Shoppe University, store managers complete a workshop series on management skills and our Company’s major objectives. In addition, each day, the store manager is provided a leader’s guide to train their team on product knowledge and information on the latest trends and news. Our stores and call center are staffed with highly experienced and knowledgeable associates, many of whom are regular and informed VMS consumers. To further educate our customers, our stores are equipped with “Health Notes,” a third-party health and wellness information database, as well as a library whereby our customers can freely read health related literature and borrow books for up to two weeks. In order to encourage our associates to learn more and provide greater assistance to our customers, we plan to offer additional compensation to our associates as they advance through the training program.

High Degree of Stable and Recurring Sales. We believe our loyal customer base results in stable and recurring sales. Our products typically have broad consumer appeal, are purchased by consumers interested in proactively managing their long-term health and wellness and have long life cycles.

Business Strategy

We have commenced and continue to pursue the following key strategies to drive customer traffic and grow our sales:

•	enhance our customers’ shopping experience by continuing to offer a broad selection of VMS products and providing them with a convenient shopping experience, value-added customer service and low prices;

•	utilize our extensive customer database to improve customer loyalty, facilitate direct marketing and increase cross-sell opportunities;

•	continue to invest in associate training and provide employees with opportunities to grow within our Company;

•	increase sales of our direct business segment by enhancing the features and functionality of our Web site and providing our customers with a more personalized shopping experience; and

•	increase sales and profitability through the maturation of the 148 stores we opened since the beginning of 2003 through Fiscal 2005.

Retail Stores

We believe we operate a unique retail store format in the VMS industry by locating our retail stores in high-traffic areas, instead of a mall-based retail format similar to our competitors. Many of our stores are freestanding, which further enhances visibility. Our retail store format has been successful in diverse geographic and demographic markets, ranging from urban locations in New York City to suburban locations in Plantation, Florida and Manhattan Beach, California. Our stores carry a broad selection of VMS products and are staffed with highly experienced and knowledgeable associates who are able to educate our customers about product features and assist in product selection.

Store Counts and Locations

There were 275 and 285 retail stores open in the United States as of December 31, 2005 and April 22, 2006, respectively. The following table shows the change in our network of stores for the Fiscal Years 2001 through 2005:

	Fiscal Year
	2005	2004	2003	2002	2001
Stores opening at beginning of year	234	174	128	103	89
Stores opened	41	61	46	25	14
Stores closed	—	(1)	—	—	—

Stores open at end of year	275	234	174	128	103

Our stores typically require three to four years to mature, generating lower store level sales in the initial years than our mature stores. As a result, new stores generally have a negative impact on our overall operating margin. As our recently opened stores mature, we expect them to contribute meaningfully to our sales. The following table reflects our current store count by state:

State	Stores Open at 12/31/05	State	Stores Open at 12/31/05
Arizona	4	Michigan	5
California	37	Nevada	1
Colorado	2	New Jersey	17
Connecticut	5	New York (31 in new York City)	49
Delaware	2	North Carolina	8
District of Columbia	1	Ohio	5
Florida	29	Oregon	3
Georgia	8	Pennsylvania	10
Idaho	1	South Carolina	2
Illinois	16	Tennessee	5
Indiana	3	Texas	22
Louisiana	2	Virginia	14
Maryland	11	Washington	1
Massachusetts	9	Wisconsin	3

		Total	275

		Stores opened from 1/1/06 to 4/22/06	11
		Stores closed from 1/1/06 to 4/22/06	(1)

		Stores open at 4/22/06	285

As of April 22, 2006, we leased the property for all of our 285 stores. We do not believe that any individual store property is material to our financial condition or results of operation. Of the leases for our stores, 7 expire in Fiscal 2006, 10 expire in Fiscal 2007, 18 expire in Fiscal 2008, 26 expire in Fiscal 2009, 17 expire in Fiscal 2010 and the balance expire in Fiscal 2011 or thereafter. We have options to extend most of these leases for a minimum of five years.

In April 2004, we consolidated our existing warehouse and distribution centers and corporate headquarters into one new state-of-the-art facility. The initial lease term for the facility is for 12 years, with two five-year renewal options.

We believe that all of our current facilities are in good condition and are suitable and adequate for our current and reasonably anticipated future needs.

Other

We organize our products by category enabling easy comparisons between different brands within each product sub-category, including our Vitamin Shoppe and BodyTech private label brands. In addition, our stores are staffed with highly experienced and knowledgeable associates, many of whom are regular and informed VMS consumers. Our associates are trained to educate our customers about product features and assist our customers in product selection. To further educate our customers, our stores are equipped with Health Notes, as well as a library whereby our customers can freely read health related literature and borrow books for up to two weeks.

We lease all of our stores and our typical lease terms are ten years, with one to two five-year renewal options. We lease our 230,000 square foot corporate headquarters, which includes our warehouse and distribution center in North Bergen, New Jersey and one small regional office in Santa Ana, California. No single store is material to our operations.

Products

We offer a broad selection of vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products with over 20,000 SKUs from over 400 national brands. Our products are sold under our Vitamin Shoppe and BodyTech brand names, including Ultimate Man, Ultimate Woman and Whey Tech, and under nationally recognized third-party brand names, including Garden of Life®, Twinlab®, EAS® and Nature’s Way®. This variety is designed to provide our customers with a vast selection of products to fit their specific needs. Sales of our Vitamin Shoppe and BodyTech branded products account for approximately 28% of our net sales.

Key Product Categories

Based on data collected from our merchandise systems, below is a comparison of our net merchandise sales by major product category and the respective percentage of our net merchandise sales for the period shown:

	Fiscal 2005		Fiscal 2004		Fiscal 2003
	Dollars	%	Dollars	%	Dollars	%
Product Category
Vitamins, Minerals and Herbs	$150,690	35%	$131,139	34%	$116,378	36%
Supplements and Sports Nutrition	231,058	53%	198,453	52%	168,674	52%
Other	50,804	12%	53,150	14%	41,314	12%

Total Product	432,552	100%	382,742	100%	326,366	100%
Delivery revenue	3,911		4,615		4,855

Net Sales	$436,463		$387,357		$331,221

Note:	To better align our product mix, SKU’s were reclassified between product categories in the second half of Fiscal 2005. Accordingly, fiscal 2004 and Fiscal 2003 have been reclassified in order to conform to the current presentation. For the three months ended April 1, 2006, the percentage of product category to net merchandise sales was the same as Fiscal 2005.

Vitamins and Minerals

Vitamins and minerals are taken to maintain health, proactively to improve health and in support of specific health conditions. These products help prevent nutrient deficiencies that can occur when diet alone does not provide all the necessary vitamins and minerals our bodies need. The vitamin and mineral product category includes multi-vitamins, which many consider to be a foundation of a healthy regime, lettered vitamins, such as Vitamin A, C, D, E, and B-complex, along with major and trace minerals such as calcium, magnesium, chromium and zinc. With over 3,000 SKUs, a wide range of potency levels and multiple delivery systems, our customers have many choices to fit their individual needs. Our vitamin and mineral products are available in tablets, capsules, vegi-capsules, softgels, gelcaps, liquids and powders.

Herbs

Herbs offer a natural remedy and are taken to address specific conditions. Certain herbs can be taken to help support specific body systems, including ginkgo to support brain activity and milk thistle to help maintain proper liver function, as well as other less common herbs such as holy basil for stress relief, turmeric for inflammation support and black cohosh for menopause support. Herbal products include whole herbs, standardized extracts, herbs designed for single remedies, herb combination formulas and teas. With over 6,000 SKUs, a wide range of potency levels and multiple delivery systems, our customers have many choices to fit their individual needs. Our herb products are available in tablets, capsules, vegi-capsules, soft gels, gelcaps, liquids, tea bags and powders.

Supplements

Supplements help supply higher levels of nutrients than diet alone can provide, help people stay healthy, and support specific conditions and life stages such as childhood, pregnancy, menopause and aging. Categories of supplements include essential fatty acids, probiotics and condition specific formulas. Certain supplements, such as organic greens, psyllium fiber and soy proteins, are taken for added support during various life stages and are intended to supplement vital nutrients absent in an individual’s diet. Flax seed oils and folic acid are specifically useful during pregnancy. Super antioxidants, such as coenzyme Q-10, grapeseed extract and pycnogenol, are taken to address specific conditions. High ORAC (oxygen radical absorptive capacity) fruit concentrates like gogi, mangosteen, pomegranate and blueberry are taken to supplement high levels of natural nutrients not available in modern diets. Other specialty supplement formulas are targeted to support specific organs, biosystems and body functions. For example, we offer Ultimate Memory Aid for brain function, Sleep Naturally for sleeplessness and various enzyme combinations for other support systems. We offer over 5,000 supplement SKUs available in tablets, capsules, vegi-capsules, soft gels, gelcaps, sublingual and liquid forms.

Sports Nutrition

Our sports nutrition consumers are looking for products to help maintain or supplement a healthy lifestyle. These products are used in conjunction with cardiovascular conditioning, weight training and sports activities. Major categories in sports nutrition include protein and weight gain powders, meal replacements, nutrition bars, sport drinks and pre and post-workout supplements to either add energy or enhance recovery after exercise. Our sports nutrition products are offered in many convenient forms such as powders, tablets, capsules, soft gels and liquids. Our sports nutrition consumers include the sports enthusiast, weekend warrior, endurance athlete, marathoner and serious bodybuilder, as well as those seeking to maintain a healthy fitness level.

Other

Our “Other” category represents all other product classifications we stock that do not fit within the previously described categories. These products include natural beauty and personal care, natural pet food and supplements and diet and weight management. Natural beauty and personal care products offer an alternative to traditional products that often contain harsh detergents and synthetic additives. Our customers choose these products over more traditional products because they contain organic and natural ingredients, are produced without the use of pesticides or animal testing and are more closely aligned with the health and wellness goals of our customers. Our wide variety of diet and weight management products range from low calorie bars, drinks and meal replacements to energy tablets, capsules and liquids. Our natural pet products include nutritionally balanced foods and snacks along with condition specific supplements such as glucosamine for joint health.

Access to New Products and New Product Development

A key component of customer satisfaction is the introduction of new products. We identify customer trends through interactions with our customers, attending trade shows, contacting vendors and generally being active within the marketplace. We maintain close relationships with our third party branded manufacturers, which allows us to be at the forefront of introducing new third-party branded products within the industry. In addition, we maintain a product development group that is staffed with employees who oversee our development of new Vitamin Shoppe branded products. During Fiscal 2005 and 2004, we focused on, and will continue to focus on, developing Vitamin Shoppe branded product offerings for beauty care, condition-specific and branded blended specialty supplements (which are designed to assist with certain conditions, for example, sleep difficulties) and functional foods and beverages (offering further benefits beyond nourishment and hydration, such as additional vitamins and minerals). We are also focusing on enhancing our Vitamin Shoppe branded product offerings under our BodyTech label as we see a significant opportunity for expansion in the sports nutrition category. We incurred $2.0 million, $1.7 million and $1.4 million of research and development costs for the fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003, respectively.

Suppliers and Inventory

Nature’s Value, Inc. is the only supplier from whom we purchased at least 5% of our merchandise during Fiscal 2005, 2004 and 2003. We purchased approximately 13% of our total merchandise from Nature’s Value, Inc. in Fiscal 2005, and purchased raw materials from Nature’s Value, Inc. representing 10% and 12% of total merchandise purchases in Fiscal 2004 and 2003, respectively.

We consider numerous factors in supplier selection, including, but not limited to, price, credit terms, product offerings and quality. As is customary in our industry, we generally do not have long-term contracts with any supplier and any supplier may discontinue selling to us at any time.

We strive to maintain sufficient inventory to enable us to provide a high level of service to our customers. Inventory, accounts receivable and accounts payable levels, payment terms and return policies are in accordance with standard business procedures. We maintain a distribution center which we use in conjunction with a just-in-time inventory ordering system that we use to replenish our stores based upon customer demand of a given product or products. Our working capital requirements for merchandise inventory will continue to increase as we continue to open additional stores. We negotiate pricing with suppliers on behalf of all stores in our network. Currently, our practice is to establish an inventory level of approximately $165,000 in cost for each of our stores, a portion of which is vendor-finance based upon agreed credit terms, with the remainder being purchased in cash. 60 day payment terms are extended to us by some of our suppliers allowing us to effectively manage our inventory and working capital. We believe that our buying power enables us to receive favorable pricing terms and enhances our ability to obtain high demand merchandise.

Warehouse and Distribution

In April 2004, we consolidated our existing warehouse and distribution centers and corporate headquarters into one new state-of-the-art facility. The cost of the new facility was approximately $11.9 million, which was spent between September 2002 and December 2003. Our new facility increased our total warehouse operating space to approximately 230,000 square feet and has allowed us to reduce supervision costs and distribution center related inventory levels. In addition, through a combination of improved technology, processes, controls and layout, we improved our pick accuracy rates and net inventory accuracy rates to over 99%. We believe our facility is more than sufficient to support our growth over the next few years. We currently operate two shifts, seven days a week, and have the ability to expand our schedule and capacity to meet future demand. We use our own delivery fleet to service 59 of our retail stores in New York and New Jersey, and multiple regional carriers to serve our other retail markets.

Effective December 26, 2004 (the beginning of Fiscal 2005), we implemented a change in accounting for costs included in inventory. The change relates to capitalizing freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility, including payroll. These costs were previously expensed as incurred in cost of goods sold and are now treated as inventory product costs which are expensed as inventory is sold. Our primary cost basis of accounting for inventory is moving weighted average which has been defined generally as price paid or consideration given to acquire an asset. As applied to inventories, cost means in principle the sum of the applicable expenditures and charges directly or indirectly incurred in bringing the product to its existing condition and location. Freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and the distribution facility are includable in inventory because they directly relate to the acquisition of goods for resale by us.

Regulatory and Quality Control

The Food and Drug Administration (“FDA”) is the regulatory authority charged with overseeing the products marketed by us and the products found in our stores. The Federal Trade Commission (“FTC”) regulates the advertising of the products marketed by us and the products found in our stores.

Our Scientific and Regulatory Affairs (“S&RA”) department reviews all aspects of our FDA and FTC regulatory processes, ensuring compliance with regulations. We have established processes to review the underlying safety and efficacy of our Vitamin Shoppe and BodyTech branded products. These processes include review of the ingredients’ safety information, product formulation, product form, product labeling, the efficacy and claim support for the product and any marketing materials. All consumer communications that deal with product and health issues must be approved by S&RA prior to being disseminated to the public.

We have standard procedures whereby all potential Vitamin Shoppe contract manufacturers are reviewed and approved before they can supply any of our Vitamin Shoppe or BodyTech branded products. In addition, all potential new products are vetted and approved prior to being accepted into our Vitamin Shoppe or BodyTech branded product line.

Our three primary suppliers for our Vitamin Shoppe and BodyTech branded products are Nature’s Values, Inc., Softgel Technologies, Inc. and Swiss Corps USA, Inc., that together produce approximately 85% of our Vitamin Shoppe and BodyTech branded products. We have long-term relationships with our two largest suppliers, each over fifteen years. There are numerous contract manufacturers in our industry and we do not believe it would be difficult to source our products from other vendors, should all of our three primary suppliers cease providing us with supplies. Our relationships with manufacturers require that all Vitamin Shoppe and BodyTech branded products are not adulterated or misbranded under any provisions of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and the regulations promulgated thereunder. This includes, but is not limited to, compliance with proposed Good Manufacturing Practices (“GMP”). This means that ingredients in our products must be tested for identity, purity, quality, strength, and composition before being incorporated into our Vitamin Shoppe or BodyTech branded products, and that our final Vitamin Shoppe and BodyTech branded products must again be tested for identity, purity, quality, strength, and composition prior to being released. All products require a certificate of analysis, which includes an analysis of the raw materials included in the product, and certification to 100% of label claim.

We have established a standard quality control operating procedure that calls for on-site audits of our contract manufacturers’ facilities and processes, and have established an internal team that will audit each of these facilities and work with us to resolve any noncompliance with proposed GMP regulations. We require our manufacturers to have certificates of assurance (such as for microbe testing and label testing) and to conduct annual final product testing at an independent analytical laboratory for every product manufactured for us.

Additionally, we have established standard quality control operating procedures by which we review vendors of third-party products for their track records on issues such as quality, efficacy and safety, to ensure that all third-party vendors meet the manufacturing and advertising standards required by the regulatory agencies and carry adequate insurance and indemnification policies to satisfy our standards. We further review each new product proposed to be carried by us to assure the safety of the ingredients. We reject those products that do not comply with the law or contain ingredients that we believe may be unsafe. Our third-party manufacturers and distributors and contract manufacturers deliver finished products to our warehouse and distribution center in New Jersey, which then supplies our retail and direct channels with products.

Frequent Buyer Program

Our Frequent Buyer Program, which we established over 10 years ago, encourages our customers to make repeat purchases and enables us to enhance customer loyalty. The program is open to customers across our two distribution channels and is free to join. Members of the program earn one point for every dollar they spend, starting with the first purchase upon joining the program. If a member accumulates over 100 points between January 1 and December 31 in a calendar year, the member will receive a special credit certificate in January of the following year to use on any single purchase made before March 31 of that year.

We utilize our Frequent Buyer Program database to track customer purchasing patterns across our two business segments, analyze market and industry trends and create targeted merchandising and marketing strategies. In addition, it provides us with customer and demographic data that has been used to assist us in the selection of future store locations.

Marketing

We believe our high quality real estate is one of our primary marketing tools, as we ensure that our stores are located in high-visibility areas. We advertise by including free standing inserts in local newspapers, new store promotional mailings, mailing postcards for offerings and redemption offers and occasional television and radio advertising. We also conduct targeted marketing efforts by mailing coupons to members of our Frequent Buyer Program.

We promote our Vitamin Shoppe and BodyTech branded products through our retail channel by placing the products in strategic and highly visible locations in our stores. Our retail and promotional activities promote our Vitamin Shoppe and BodyTech branded products as the “best value” brand of our in-store products.

Competition

The U.S. nutritional supplements retail industry is highly competitive and fragmented. In 2004, no single retailer accounted for more than 10% of total industry sales. Competition is based primarily on price, quality, product assortment, customer service, marketing support and availability of new products. We compete with publicly and privately owned companies, which are highly varied in terms of geographical market coverage and product categories. We compete with other specialty and mass market retailers including Vitamin World®, GNC®, Whole Foods®, Costco® and Wal-Mart®, internet and mail order companies including Puritan’s Pride®, vitacost.com and Doctors Trust®, and a variety of independent health and vitamin stores.

Insurance and Risk Management

We purchase insurance to cover standard risks in our industry, including policies to cover general and products liability, workers compensation, travel liability, auto liability and other casualty and property risks. Our insurance rates are based on our safety record as well as trends in the insurance industry.

We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of our products results in injury. With respect to product liability coverage, we carry insurance coverage typical of our industry and product lines. Our coverage involves self-insured retentions with primary and excess liability coverage above the retention amount. We have the ability to refer claims to our contract manufacturers, third-party vendors and their respective insurers to pay the costs associated with any claims arising from such contract manufacturers’ or third-party vendors’ products. Our insurance covers any claims that are not adequately covered by a contract manufacturer’s or third-party vendor’s insurance and provides for excess secondary coverage above the limits provided by our contract manufacturers or third-party vendors. We believe we are adequately insured for the insurable risks associated with our business. Our experience is that our insurance costs have increased in the past, and may increase in the future.

Trademarks and Other Intellectual Property

We believe trademark protection is particularly important to the maintenance of the recognized proprietary brand names under which we market our products. Our Vitamin Shoppe and BodyTech brand names, as well as our Vitamin Shoppe logo design, are material trademarks or trade names that we use in conjunction with the sale of our products. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods including trademark and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. Protection of our intellectual property often affords us the opportunity to enhance our position in the marketplace by precluding our competitors from using or otherwise exploiting our technology and brands. Our trademark, which is an indefinite lived intangible asset, was recorded at cost at $68.1 million for Fiscal years 2005, 2004 and 2003. Our trademarks are registered in the United States and we will renew them as necessary.

Sales from International Sources

For the last three years, less than 0.5% of our sales has been derived from international sources.

Employees

As of December 31, 2005, we had a total of approximately 1,400 full-time and 900 part-time employees, of whom approximately 1,850 were employed in our retail channel and 450 were employed in corporate,

distribution and direct channel support functions. None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

Environmental

We are subject to numerous federal, state, local and foreign laws and regulations governing our operations, including the handling, transportation and disposal of our products and our non-hazardous and hazardous substances and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water and groundwater. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. Changes in environmental laws or the interpretation thereof or the development of new facts could also cause us to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties. The presence of contamination from such substances or wastes could also adversely affect our ability to lease our properties, or to use them as collateral for financing. Compliance with environmental laws and regulations has not had a material effect upon our earnings or financial position; however, if we violate any environmental obligation, it could have a material adverse effect on our business or financial performance.

Legal Proceedings

Dwight Thompson v. The Vitamin Shoppe. On February 25, 2005, a former store manager filed suit in the Superior Court of the State of California for the County of Orange, alleging miscellaneous wage and hour violations under California law, including, but not limited to, violations related to the misclassification of store managers as exempt employees under California law and violations with respect to providing meal and rest periods for store managers and assistant store managers. We opened our first store in California in December 2002, and our Company reclassified our California store managers as non-exempt employees in January 2004. Plaintiff seeks to bring this action on behalf of himself and other “similarly situated” current and former California store managers and assistant store managers. In addition to the allegations made on behalf of the class, the plaintiff has also alleged violations of various provisions of the California Labor Code that would entitle plaintiff to collect fees under the California “bounty hunter” statute. The parties engaged in some preliminary pre-trial discovery, and the matter is currently stayed pending court approval of the settlement in the Perry case described below.

David Beauford, Jonathan Opris and Leonard Tyler, Jr. v. Vitamin Shoppe Industries Inc. On July 13, 2005 plaintiff Beauford, a former store manager and plaintiff Opris, a former assistant store manager, filed suit in the Superior Court of the State of California for the County of Marin, alleging miscellaneous wage and hour violations, and violations with respect to meal and rest periods under California law on behalf of store managers and assistant store managers. Plaintiff Tyler, a former store manager and assistant store manager was later added to the case as a named plaintiff. Many of plaintiffs’ allegations are similar to the violations alleged in the Thompson and Perry matters described above, including alleged violations of various provisions of the California Labor Code that would entitle plaintiffs to collect fees under the California “bounty hunter” statute. Discovery in this case is currently stayed pending court approval of the settlement in the Perry case described below.

Janine Perry and Thomas Vitrano v. Vitamin Shoppe Industries Inc. On August 17, 2005, plaintiff Perry, a former assistant store manager, and plaintiff Vitrano, a current store manager, filed suit in the Superior Court of the State of California for the County of Marin, alleging miscellaneous wage and hour violations under California law, including, but not limited to, violations related to misclassification of store managers and violations with respect to providing meal and rest periods for store managers and assistant store managers. Plaintiffs’ allegations are similar to the violations alleged in the Thompson and Beauford matters described above. Similarly, as in the Thompson and Beauford matters, plaintiffs seeks to bring this action on behalf of themselves and other “similarly situated” current and former California store managers and assistant store managers. On December 20, 2005, the parties engaged in mediation that was facilitated by an experienced third party employment litigation mediator. After a full day session, the parties entered into a Memorandum of Understanding, which was followed by execution of a formal Settlement Agreement. The costs associated with the proposed settlement were accrued in 2005. The settlement has received preliminary approval from of the Marin County Superior Court, subject to notice to class members and final approval at a later hearing. Approval of the settlement is being opposed by the plaintiffs’ counsel in the other two actions.

The three matters summarized above, though separately filed, seek in primary part the same relief on behalf of the same class of employees. There was also a petition to consolidate the three actions, which has been denied by the Court. If the settlement in the Perry matter is granted final approval by the Court, such settlement will for the most part eliminate the claims in the other two, subject to the rights of individual claimants to elect to not become participants in the class settlement and pursue separate individual claims. There have been two recent developments related to the three similar cases. As noted above, plaintiff’s counsel in the other two cases have been aggressive in opposing the Perry settlement. On July 7, 2006, such plaintiffs’ counsel filed a new lawsuit against the Company in Orange County, California on behalf of the same plaintiff whom they represent in the Perry case, as well as eight other individuals. The complaint seeks the same relief as is sought in Perry and the other two cases, but appears to do so on behalf of only those nine plaintiffs, as opposed to the larger class. We do not anticipate that any of these litigation matters will have a material adverse impact on our financial condition or liquidity of our Company.

Red Yeast Rice Litigation. By letter dated November 28, 2005, an individual named Lawrence Switzer alleged that certain products sold by our Company containing an ingredient known as red yeast rice violate the California Consumers Legal Remedies Act (“CLRA”) and other California consumer protection laws. Mr. Switzer filed suit in Los Angeles Superior Court on May 19, 2006 against our Company and 15 other manufacturers or retailers of similar products. We were served with this complaint on June 22, 2006. The case has been transferred to the Complex Case Division and stayed. The principal basis of the claim is that the products contain the chemical lovastatin, which is also the active ingredient in pharmaceutical products, the presence of which Mr. Switzer alleges causes the products to be drugs as opposed to dietary supplements under federal and, derivatively, California law. In addition to alleging violations of the CLRA and other state consumer protection laws, Mr. Switzer also alleges that the products are labeled and marketed in violation of the federal Food, Drug & Cosmetic Act. The case is not brought as a class action; instead, Mr. Switzer claims to be a representative of the public suing for injunctive relief that will benefit the public. He seeks restitution on behalf of all purchasers of the products as well as compensatory damages, punitive damages, and attorneys fees and costs of litigation. There is no claim of personal injury, although Mr. Switzer alleges he was injured by one unidentified product and lost money or property in purchasing each product. As a precaution, in early 2006 we temporarily ceased selling private label products containing red yeast rice, until we reformulated and reintroduced the product in June 2006. We continue to sell third party products containing red yeast rice.

We are party to various additional lawsuits arising from time to time in the normal course of business. We are not currently a party to any material legal proceedings. Although the impact of the final resolution of these matters on our financial condition or results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these lawsuits will have a material adverse effect on financial condition or liquidity of our Company.

Government Regulation

The formulation, manufacturing, processing, labeling, packaging, advertising and distribution of our products are subject to regulation by several federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture (“DOA”) and the Environmental Protection Agency (“EPA”). These activities are also regulated by various agencies of the states and localities in which our products are sold. Pursuant to the FDCA, the FDA regulates the processing, formulation, safety, manufacture, packaging, labeling and distribution of dietary supplements (including vitamins, minerals, and herbs) and cosmetics. The FTC has jurisdiction to regulate the advertising of these products.

The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”). DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. “Dietary supplements” are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. New dietary ingredients (i.e., not marketed in the U.S. prior to October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient. The FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.

DSHEA permits “statements of nutritional support” to be included in labeling for dietary supplements without premarket FDA approval. Such statements must be submitted to the FDA within 30 days of marketing and must bear a label disclosure that “This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.” Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA were to determine that a particular statement of nutritional support was an unacceptable drug claim or an unauthorized version of a disease claim for a food product, or if the FDA were to determine that a particular claim was not adequately supported by existing scientific data or was false or misleading, we would be prevented from using that claim.

In addition, DSHEA provides that so-called “third-party literature,” e.g. a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not “promote” a particular manufacturer or brand of dietary supplement; and a balanced view of the available scientific information on the subject matter must be presented. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug. The FDA may adopt in the future the final regulations, proposed on March 13, 2003, regarding GMP in manufacturing, packing, or holding dietary ingredients and dietary supplements, authorized by DSHEA. GMP regulations will require dietary supplements to be prepared, packaged and held in compliance with strict rules, and will require quality control provisions similar to those in the GMP regulations for drugs. We or our third party manufacturers may not be able to comply with any new rules without incurring substantial additional expenses.

The FDA has broad authority to enforce the provisions of the FDCA applicable to foods, dietary supplements, and cosmetics including powers to issue a public warning letter to a company, to publicize information about illegal products, to request a recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the United States courts. The regulation of foods, dietary supplements and cosmetics may increase or become more restrictive in the future.

Legislation has been introduced in Congress to impose substantial new regulatory requirements for dietary supplements, e.g., H.R. 3156, H.R. 2485, S. 1137, H.R. 2486 and H.R. 4167. H.R. 3156 would impose adverse event reporting, post-market surveillance requirements, FDA reviews of dietary supplement ingredients, and other requirements. H.R. 2485 would increase FDA appropriations to allow full implementation and enforcement of DSHEA. S.1137 would subject DHEA, currently used in some dietary supplements, to the requirements of the

Controlled Substances Act. The dietary supplement industry supports H.R. 2485, H.R. 2486 and H.R. 3156. If enacted, S. 1137 and H.R. 4167 could raise our costs and hinder our business.

The FTC exercises jurisdiction over the advertising of foods, dietary supplements and cosmetics. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of our efforts to comply with applicable statutes and regulations, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain provisions of our sales and marketing program. The FTC has broad authority to enforce its laws and regulations applicable to foods, dietary supplements and cosmetics, including the ability to institute enforcement actions which often result in consent decrees, injunctions, and the payment of civil penalties by the companies involved. Failure to comply with the FTC’s laws and regulations could impair our ability to market our products.

MANAGEMENT

Directors and Executive Officers

The following table provides certain information regarding our directors and executive officers of our ultimate parent Company, VS Parent, Inc.

NAME	AGE	POSITION
Thomas A. Tolworthy	51	Chief Executive Officer and Director
Anthony Truesdale	43	President and Chief Merchandising Officer
Cosmo La Forgia	51	Vice President, Finance
Ronald M. Neifield	49	Vice President, General Counsel and Secretary
John H. Edmondson	61	Director
David H. Edwab	51	Director
Douglas B. Fox	58	Director
John D. Howard	53	Director
Douglas R. Korn	43	Director
Richard L. Perkal	52	Director

Thomas A. Tolworthy was promoted to Chief Executive Officer in 2004. Mr. Tolworthy is a Director of VS Parent, Inc., VS Holdings, Inc., Vitamin Shoppe Industries Inc. and VS Direct Inc. Mr. Tolworthy joined our Company in June 2001 as President and Chief Operating Officer after having spent 11 years at Barnes & Noble in various positions, most recently as President of Barnes & Noble Booksellers. At Barnes & Noble Booksellers, Mr. Tolworthy was directly responsible for executing an extensive store expansion that included opening over 300 new stores and managing the logistics of supplying these stores with up to 200,000 titles.

Anthony Truesdale has served as our President and Chief Merchandising Officer since April 2006. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at Petsmart, Inc., holding various positions of increasing responsibility since January 1999. Before joining Petsmart, Inc., Mr. Truesdale spent 20 years in senior management, operating and merchandising roles at various supermarkets in England and in the United States.

Cosmo La Forgia has served as our Vice President, Finance since September 2004. Mr. La Forgia joined our Company as Corporate Controller in January 2003. Prior to that time, Mr. La Forgia was Divisional Controller for The Home Depot, Inc. from June 1998 to December 2002.

Ronald M. Neifield has served as Vice President, General Counsel and Secretary since joining our Company in September 2003. From 1993 through early 2003 Mr. Neifield was an attorney with The Pep Boys—Manny, Moe & Jack, a NYSE retail company selling automotive parts and services in 36 states and Puerto Rico. In 1998 he became Chief Legal Officer of Pep Boys.

John H. Edmondson has served as a Director of VS Parent, Inc. since June 2006, and prior to that time, he served as a Director of VS Holdings, Inc. since April 2006. He has been a member of the Audit Committee since July 2006. Mr. Edmondson served as Chief Executive Officer and director of West Marine, Inc., a NASDAQ retail company selling boating supplies and accessories in 38 states, Puerto Rico and Canada, from December 1998 until December 2004. Mr. Edmondson has been pursuing his personal interests since December 2004.

David H. Edwab has served as a Director of VS Parent, Inc. since June 2006 and prior to that time, he served as a Director of VS Holdings, Inc. since November 2005 and became the Chairman of the Audit Committee in January 2006 and a member of the Compensation Committee in March 2006. Mr. Edwab has served as an officer and director of Men’s Wearhouse for over 10 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, where he was elected President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. Accordingly, Mr. Edwab resigned as President of Men’s Wearhouse and was then named Vice Chairman of its Board of Directors. In February 2002, Mr. Edwab re-joined Men’s Wearhouse and continues to serve as Vice Chairman of its Board of Directors. In addition,

Mr. Edwab is lead director, Audit Committee Chairman and member of the Governance Committee of Aeropostale, Inc., a director of New York & Company and a director and Audit Committee Chairman of several other private companies affiliated with BSMB. Mr. Edwab is a Certified Public Accountant and prior to Men’s Wearhouse, Mr. Edwab was a Partner at Deloitte & Touche LLP from July 1987 to February 1991, serving as the Southwest Director of the Corporate Finance and Retail Group.

Douglas B. Fox has served as a Director of VS Parent, Inc. since June 2006 and prior to that time, he served as a Director of VS Holdings, Inc. since July 2005. He has been a member of the Compensation Committee since March 2006. Mr. Fox is currently President and Chief Executive Officer of Renaissance Brands Ltd., an advisory and consulting company serving a number of private equity and venture capital firms. Mr. Fox also serves as a director to Bowne & Co., Inc., Advanstar Communications, Inc., Young America Corporation, Vitaquest and the Oreck Company. Prior to forming Renaissance Brands in 2001, Mr. Fox was Senior Vice President of Strategy and Marketing at Compaq Computer Corporation.

John D. Howard has served as a Director of VS Parent, Inc. since June 2006 and prior to that time, he served as a Director of VS Holdings, Inc. since 2002. He is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is the Chief Executive Officer of Bear Stearns Merchant Banking LLC, an affiliate of Bear, Stearns & Co. Inc. Mr. Howard has been the head of the merchant banking department of Bear, Stearns & Co. Inc. since its inception in 1997. From 1990 to 1997, he was a co-CEO of Vestar Capital Partners, Inc., a private investment firm specializing in management buyouts. Previously he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard currently serves as a director of several private companies, as a director and member of the Corporate Governance Committee of New York & Company, Inc., a publicly traded company, and as a director and lead director of the publicly traded companies Aéropostale, Inc. and Integrated Circuit Systems, Inc., respectively.

Douglas R. Korn has served as a Director of VS Parent, Inc. since June 2006, and as a Director of VS Holdings, Inc., Vitamin Shoppe Industries Inc. and VS Direct Inc. since 2002 and became the Chairman of the Compensation Committee in March 2006. He is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is a Partner and Executive Vice President of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. Prior to joining Bear Stearns in January 1999, Mr. Korn was a Managing Director of Eos Partners, L.P., an investment partnership. Mr. Korn is currently a director of several private companies.

Richard L. Perkal has served as a Director of VS Parent, Inc. since June 2006, and as a Director of VS Holdings, Inc., Vitamin Shoppe Industries Inc. and VS Direct Inc. and member of the Audit Committee since 2002. Mr. Perkal is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. Prior to joining Bear, Stearns & Co. Inc. in 2000, Mr. Perkal was a senior partner in the law firm of Kirkland & Ellis LLP where he headed the Washington D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director and member of the Corporate Governance Committee of New York & Company, Inc., a publicly traded company, as well as several private companies.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to our officers, directors and employees. Our board has a separately-designated standing Audit Committee. The members of the Audit Committee are David H. Edwab (chair), John H. Edmondson and Richard L. Perkal. Since our equity is not currently listed on or with a national securities exchange or national securities association, we are not required to have an audit committee; however, we have designated Mr. Edwab as an audit committee financial expert. Mr. Edwab is not an independent director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows certain compensation earned during the fiscal years ended December 31, 2005, 2004 and 2003, by our Chief Executive Officer, our other executive officers (collectively, the “Named Executive Officers”) and the two most highly-compensated employees who were not executive officers (based on their total annual salary and bonus compensation), at December 31, 2005 for services in all capacities to the Company. The Named Executive Officers and such other two officers are herein called the “Named Officers.”

NAME AND PRINCIPAL POSITION	FISCAL YEAR (1)	ANNUAL COMPENSATION				OTHER COMPENSATION
		SALARY		BONUS
Thomas A. Tolworthy President, Chief Executive Officer and Director	2005 2004 2003	$ $ $	475,000 447,543 375,000	$ $ $	— 38,462 281,250		* * *

Wayne M. Richman (2) Former Executive Vice President and Chief Operating Officer	2005 2004 2003	$ $ $	375,000 196,731 —	$ $ $	93,750 165,000 —	$	* * —

Cosmo La Forgia Vice President, Finance	2005 2004 2003	$ $ $	228,800 224,231 186,346	$ $ $	12,870 — 35,625		* * *

Ronald M. Neifield (3) Vice President, General Counsel and Secretary	2005 2004 2003	$ $ $	233,654 183,462 57,211	$ $ $	11,683 — 8,750		* * *

Marcia D. Furst (4) Vice President, Retail Operations	2005 2004 2003	$ $ $	270,400 255,000 —	$ $ $	6,760 106,000 —	$	* * —

Michael P. Morris (5) Former Vice President of Information Technology	2005 2004 2003	$ $ $	300,301 306,076 300,300	$ $ $	17,325 — 37,538		* * *

Alan Aronovitz (6) Former Executive Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	5,769 124,615 —	$ $ $	— 50,000 —	$ $	225,000 * —	(7)

(1)	The Company’s fiscal year end is the Saturday nearest to December 31st.
(2)	Wayne M. Richman began employment with the Company on June 1, 2004. We have eliminated the position of Chief Operating Officer and Mr. Richman’s employment terminated on April 21, 2006.
(3)	Ronald M. Neifield began employment with the Company on September 2, 2003.
(4)	Marcia D. Furst began employment with the Company on January 12, 2004.
(5)	Michael P. Morris terminated employment on February 17, 2006.
(6)	Alan Aronovitz began employment with the Company on July 14, 2004, and terminated employment on January 5, 2005.
(7)	Represents severance payments to Mr. Aronovitz during Fiscal 2005 per his termination agreement.
*	Other compensation is less than 10% of overall combined salary in that given year.

All of our Directors except for Mr. Tolworthy, Mr. Howard, Mr. Korn and Mr. Perkal receive compensation of $5,000 for each quarterly and annual board meeting attended as well as $1,000 per subcommittee meeting attended. Pursuant to the 2002 Stock Option Plan, each Director has received 15,000 options, with the exception of our former Director Mr. David I. Fuente who received 30,000 options. Mr. Fuente resigned as a Director on July 27, 2006, and has 30 days thereafter to exercise the vested portion of his options. The options have a maximum term of 10 years. The stock options are exercisable at no less than the fair market value on the date of grant and vest 25% per year over a four-year period. See “Executive Compensation—2002 Stock Option Plan.”

OPTION GRANTS DURING FISCAL 2005

As of June 12, 2006, all options to purchase the stock of VS Holdings, Inc. became options to purchase the stock of our ultimate parent company, VS Parent, Inc. See “Certain Relationships and Related Party Transactions—Corporate Reorganization.” The following table presents information regarding grants of options under the 2002 Stock Option Plan to purchase shares of VS Parent, Inc.’s common stock for each of the Named Officers during Fiscal 2005:

			INDIVIDUAL GRANTS				POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUALIZED RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM
		OPTION GRANT	NUMBER OF SECURITIES UNDERLYING OPTIONS	PERCENT OF TOTAL OPTIONS GRANTED TO EMPLOYEES	EXERCISE PRICE PER	EXPIRATION
NAME		DATE	GRANTED	IN FISCAL YEAR	SHARE	DATE	5%	10%
Wayne M. Richman	(1)	04/01/05	4,667	2.3%	$20.00	03/31/15	$3,586	$60,999
	(1)	04/01/05	4,667	2.3%	$25.00	03/31/15	$—	$37,664
	(1)	04/01/05	4,667	2.3%	$30.00	03/31/15	$—	$14,329
	(2)	06/03/05	24,000	11.8%	$13.22	06/02/15	$199,536	$505,663
	(2)	06/03/05	8,000	3.9%	$20.00	06/02/15	$12,272	$114,314
	(2)	06/03/05	8,000	3.9%	$25.00	06/02/15	$—	$74,314
	(2)	06/03/05	8,000	3.9%	$30.00	06/02/15	$—	$34,314

(1)	The valuation is based on the imputed fair market value of $12.75 per share on the date of grant.
(2)	The valuation is based on the imputed fair market value of $13.22 per share on the date of grant.

AGGREGATE OPTION EXERCISES IN FISCAL 2005 AND DECEMBER 31 OPTION VALUES

The following table presents information regarding the value of options outstanding at December 31, 2005 for each of the Named Officers. There were no options exercised by the Named Officers during Fiscal 2005:

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT FISCAL YEAR END		VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS AT FISCAL YEAR END (1)
NAME	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Thomas A. Tolworthy	306,905	102,302	$225,576	$75,192
Wayne M. Richman	21,500	126,501	$16,125	$48,375
Cosmo La Forgia	18,414	18,414	$13,534	$13,534
Ronald M. Neifield	27,654	20,088	$17,857	$12,936
Marcia D. Furst	11,936	35,807	$7,698	$23,095
Michael P. Morris	23,871	23,871	$17,545	$17,545

(1)	Value is based upon the imputed fair market value of $11.47 per share at December 31, 2005.

Committees of the Board of Directors

The Board of Directors of VS Parent, Inc. has established an audit committee consisting of David H. Edwab (chair) and Richard L. Perkal. The Audit Committee recommends the annual appointment of auditors with whom the Audit Committee will review the scope of the audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal controls. In March 2006, the Board of Directors established a Compensation Committee which consists of Douglas R. Korn (chair), David H. Edwab and Douglas B. Fox. The Compensation Committee assists the Board in its oversight of compensation for the Company’s senior management, compensation for the Board of Directors, evaluation and succession planning for the Chief Executive Officer and related matters. The Board of Directors may establish other committees in the future.

2002 Stock Option Plan

Our employees are rewarded and incentivized with VS Parent, Inc.’s 2002 Stock Option Plan, as subsequently amended and restated. The plan provides for grants of stock options to certain of our directors, officers, consultants and employees of Holdings and its subsidiaries. The plan is administered by the Board of Directors of VS Parent, Inc. A total of 2,046,041 shares of common stock are available for issuance under the plan as of December 31, 2005 in four separate tranches consisting of Tranche A Options, Tranche B Options, Tranche C Options and Tranche D Options. As of December 31, 2005, options to purchase 1,682,106 shares of common stock were outstanding under the plan.

Management Incentive Plan

In December 2004, we adopted the Management Incentive Plan (the “MIP”) for the 2005 plan year. Participation in the MIP is limited to employees selected and approved by the Chief Executive Officer, senior management team and the Board of Directors. The MIP allows for a range of cash awards based on the participant’s base salary, level of employment, our operating results and, for officers other than the Chief Executive Officer, individual objectives established by the Board and the Chief Executive Officer. Under the MIP, awards will be calculated and paid only after our financial results have been reviewed. The cash awards are to be processed and paid before March 15th of the following year.

Executive Agreements

As of December 31, 2005, all of our named executive officers were employed with us pursuant to written employment agreements.

Mr. Tolworthy. Mr. Tolworthy’s employment agreement, executed in 2002 and as subsequently amended and restated, sets forth a five year term (the “Initial Term”) and automatic renewal for successive one year periods unless either Mr. Tolworthy or the company notifies the other of intent not to renew the agreement. The agreement provides for an annual base salary and an annual bonus based on achievement of company performance objectives. Mr. Tolworthy’s agreement provides for severance payments upon termination of his employment without “cause” (as such term is defined in the agreement) conditioned upon Mr. Tolworthy delivering a general release in favor of the company. The severance provisions provide that Mr. Tolworthy will receive, subject to compliance with certain non-compete, non-solicitation and other obligations in an amount equal to (i) his annual base salary through the earlier of (x) twelve months after the date of termination and (y) the last day of either the Initial Term or the renewal term, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) a pro rata amount of bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer. If Mr. Tolworthy resigns his employment due to a “change of control” of the company followed within 12 months by a material adverse change in status (as such terms are defined in the agreement), the severance provisions provide that he will receive, subject to compliance with certain non-compete, non-solicitation and other obligations in an amount equal to (i) his annual base salary for twelve months after the date of termination, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) $100,000 and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer.

Mr. Richman. Mr. Richman’s employment agreement sets forth an annual base salary and an annual bonus based on achievement of company and individual performance objectives. Mr. Richman’s agreement provides for severance payments upon termination of his employment without “cause” or his resignation due to a material adverse change in status (as such terms are defined in the agreement) conditioned upon Mr. Richman delivering a general release in favor of the company. If Mr. Richman is (a) terminated without cause, or (b) resigns his employment due to a material adverse change in status, he will receive severance payments, subject to compliance with certain non-compete, non-solicitation and other obligations in an amounts equal to (i) his annual base salary for twelve months after the date of termination, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) a pro rata amount of bonus for the calendar year in which his employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer.

On December 28, 2004, Jeffrey Horowitz, our former Chief Executive Officer, delivered to us a Form of General Release. On February 1, 2005, we entered into a Voluntary Separation Agreement and General Release with Alan M. Aronovitz, our former Executive Vice President and Chief Financial Officer. The foregoing agreements provided for compensatory arrangements due to such officers’ separation of employment from the company of approximately $1.5 million in the aggregate. There is approximately $350,000 of payments remaining to be made to Mr. Horowitz at December 31, 2005, which is recorded as a liability in accrued salaries and related expenses.

During the first quarter of Fiscal 2006, we reassessed our management structure. This reassessment included the decision to restructure certain functions and to replace the incumbents in certain positions. Our Vice President of Information Technology, left our Company on February 17, 2006. We have eliminated the position of Chief Operating Officer and Mr. Richman’s employment with the Company terminated effective April 21, 2006. The duties of our Chief Operating Officer are being performed by the Chief Executive Officer. Severance expenses associated with these individuals and four other individuals in the amount of approximately $845,000 have been recorded as of April 6, 2006.

On April 3, 2006 Anthony Truesdale commenced employment with the Company as President and Chief Merchandising Officer. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at Petsmart, Inc. Mr. Truesdale’s employment agreement, dated April 11, 2006, sets forth a three year term (the “Initial Term”) and automatic renewal for up to three successive one year periods unless either Mr. Truesdale or the Company notifies the other of intent not to renew the agreement. The agreement provides for an annual base salary and an annual bonus based on achievement of Company performance objectives. Mr. Truesdale’s agreement provides for severance payments upon termination of his employment without “cause” (as such term is defined in the agreement) conditioned upon Mr. Truesdale delivering a general release in favor of the Company. The severance provisions provide that Mr. Truesdale will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary through the earlier of (x) twelve months after the date of termination and (y) the last day of either the Initial Term or the renewal term, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer. If Mr. Truesdale resigns his employment due to a “change of control” of the Company followed within twelve months by a material adverse change in status (as such terms are defined in the agreement), the severance provisions provide that he will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary for twelve months after the date of termination, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the Company for at least six months during such year, a portion of the bonus for the calendar year in which employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer.

Mr. La Forgia’s employment agreement was amended on June 12, 2006. The agreement has a three year term and sets forth an annual bonus based on achievement of company and individual performance objectives. Mr. La Forgia’s agreement provides for severance payments upon termination of his employment without “cause” or his resignation due to an adverse change in status (as such terms are defined in the agreement) conditioned upon Mr. La Forgia delivering a general release in favor of the company. The severance provisions provide that Mr. La Forgia will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, an amount equal to (i) his annual base salary for the lesser of (1) twenty-four months after the date of termination, and (2) the expiration of the three-year term of the agreement, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year, (iii) if he has worked for the company for at least six months during such year, a portion of his bonus for the calendar year in which his employment is terminated, and (iv) the other benefits provided to him under his employment agreement, until the earlier of (x) twelve months or (y) the time when he becomes eligible for such benefits offered by any subsequent employer.

Our other named executive officers are employees-at-will pursuant to their employment agreements. The employment agreements provide for severance payments upon termination without “cause” following a “change of control” of the company or executive’s resignation due to an adverse change in status (as such terms are defined in the agreement), conditioned upon executives delivering a general release in favor of the Company. The severance provisions provide that executive will receive, subject to compliance with certain non-compete, non-solicitation and other obligations, (i) executive’s annual base salary for twelve months after the termination date, (ii) the full amount of any unpaid bonus in respect of the immediately prior calendar year and (iii) if at the date of termination 50% or more of the measurement period for any performance-based cash bonus has expired, executive shall be paid a portion of such bonus for the current measurement period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The equity interests of our parent VS Holdings, Inc. are directly 100% owned by our ultimate parent company, VS Parent, Inc. The following table sets forth, as of May 22, 2006 information concerning the beneficial ownership of the capital stock of our ultimate parent VS Parent, Inc. by:

•	each holder of more than 5% of any class of voting stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 7,617,000 shares of common stock and 79,860 shares of preferred stock of VS Parent, Inc. outstanding as of May 22, 2006. Each of the persons set forth below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. Unless otherwise noted, the address of each stockholder is c/o Vitamin Shoppe, 2101 91st Street North Bergen, NJ 07047. The following table includes shares of common stock issuable within 60 days of May 22, 2006 upon the exercise of all options and other rights beneficially owned by the indicated person on that date.

NAME OF BENEFICIAL OWNER	COMMON STOCK BENEFICIALLY OWNED (1)	PERCENT OF CLASS (2)	PREFERRED STOCK BENEFICIALLY OWNED	PERCENT OF CLASS (3)
BSMB/Vitamin, LLC (4)	6,152,920	80.1%	60,920	76.3%
Horowitz Family (5)	757,500	9.9%	7,500	9.4%
Executive Officers and Directors:
Thomas A. Tolworthy	458,405	5.8%	1,500	1.9%
Wayne M. Richman (6)	—	—	—	—
Cosmo La Forgia	27,621	*	—	—
Ronald M. Neifield	27,654	*	—	—
Marcia D. Furst	23,871	*	—	—
Michael P. Morris	—	—	—	—
John D. Howard (4)	6,152,920	80.1%	60,920	76.3%
David H. Edwab	—	—	—	—
David I. Fuente (7)	22,500	*	—	—
Richard L. Perkal (8)	—	—	—	—
Douglas R. Korn (9)	—	—	—	—
Douglas B. Fox	3,750	*	—	—

All named directors and executive officers as a group (12 persons)	6,716,721	83.0%	62,420	78.2%

*	Represents less than 1%.
(1)	The amount shown includes 306,905, 27,621, 27,654, 22,500 and 3,750 shares subject to options exercisable within 60 days of May 22, 2006 for each of Messrs. Tolworthy, La Forgia, Neifield, Fuente and Fox, respectively, as well as 23,871 shares subject to options exercisable within 60 days of May 22, 2006 for Ms. Furst and convertible preferred stock beneficially owned by each individual in the corresponding amounts listed in the table above.
(2)	Calculated by dividing a numerator of the total of options vesting within 60 days of May 22, 2006 plus common stock and preferred stock held, over a denominator of the total of shares of common stock outstanding plus shares of preferred stock outstanding plus total options vesting within 60 days of May 22, 2006.
(3)	Calculated by dividing the numerator of total preferred stock beneficially owned over a denominator of total preferred stock outstanding.
(4)	Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, may be deemed to share beneficial ownership of shares owned of record by BSMB/Vitamin, LLC. Mr. Howard and BSMB share investment and voting power with respect to such shares. Mr. Howard is employed by Bear, Stearns & Co. Inc., a broker/dealer. His business address is 383 Madison Avenue, New York, New York 10179.
(5)	The Horowitz Family consists of Jeffrey Horowitz, Helen Horowitz and two family trusts. Other than the shares held in the family trusts, Jeffrey Horowitz disclaims beneficial ownership of shares held by Helen Horowitz, and Helen Horowitz disclaims beneficial ownership of shares held by Jeffrey Horowitz. The business address for each stockholder identified in this footnote is c/o Fried, Frank, Harris, Shriver and Jacobson LLP, One New York Plaza, New York, New York 10004 and the telephone number is (212) 859-8000.
(6)	We have eliminated the position of Chief Operating Officer and Mr. Richman’s employment terminated on April 21, 2006.
(7)	Mr. Fuente resigned as a Director in July 2006.
(8)	Mr. Perkal is employed by Bear, Stearns & Co. Inc., a broker/dealer. His business address is 383 Madison Avenue, 40th Floor, New York, New York 10179.
(9)	Mr. Korn is employed by Bear, Stearns & Co. Inc., a broker/dealer. His business address is 383 Madison Avenue, 40th Floor, New York, New York 10179.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Securityholders Agreement

Affiliates of Bear, Stearns & Co. Inc. beneficially own approximately 80.1% of the outstanding shares of common stock of our parent company, VS Parent, Inc. The shareholders of our parent company, VS Parent, Inc. are party to a securityholders agreement dated as of November 27, 2002 that governs certain relationships among, and contains certain rights and obligations of, such securityholders. The securityholders agreement, among other things:

•	limits the ability of the securityholders to transfer their securities in VS Parent, Inc., except in certain permitted transfers as defined therein;

•	provides for certain tag-along and co-sale rights; and

•	provides for certain rights of first offer with respect to transfers by securityholders other than to certain permitted transferees.

•	The securityholders agreement also provides that the parties thereto must vote their securities to elect a board of directors of VS Parent, Inc. which must be comprised of:

•	three persons designated by the securityholders who are affiliates of BSMB (the “BSMB Directors”);

•	Thomas A. Tolworthy, for so long as he serves as an executive officer of our company; and

•	two persons possessing relevant industry experience or operational expertise as designated by the securityholders who are affiliates of BSMB.

We increased the number of directors possessing relevant industry experience or operational expertise from two to four, making the current board of directors a total of eight members.

In addition, the securityholders agreement provides that BSMB Directors shall comprise a majority of the directors on the board of directors of any of the subsidiaries of VS Parent, Inc. and of any committee of the board of VS Parent, Inc. or any of its subsidiaries. The BSMB Directors are John D. Howard, Richard L. Perkal and Douglas R. Korn.

The securityholders agreement also gives the securityholders certain rights with respect to registration under the Securities Act of shares of VS Parent, Inc. securities held by them, including certain demand registration rights. To exercise their demand registration rights, the holders of such rights must request that VS Parent, Inc. effect a registration under the Securities Act in a firmly underwritten public offering. Upon receipt of such request, VS Parent, Inc. shall use its best efforts to effect the registration on any form available to it. BSMB and its affiliates may make up to four demand registrations on Form S-1 or S-2 and unlimited demand registrations on Form S-3. Other holders of demand registration rights may make one demand registration each. Prior to June 2006, a similar agreement governed the ownership of the stock of VS Holdings, Inc.

Advisory Services Agreement

We and Bear Stearns Merchant Manager II, LLC, an affiliate of BSMB, are parties to an advisory services agreement, pursuant to which general advisory and management services are to be provided to us with respect to financial and operating matters. Under the terms of the advisory services agreement, at the closing of the acquisition of our company by BSMB in 2002, we paid a transaction fee equal to $4,575,000 in connection with services rendered in connection with the acquisition. We also pay fees for ongoing advisory and management services equal to the greater of $187,500 and 0.25% of our gross sales for the preceding fiscal quarter. Such fees are paid each quarter. The advisory services agreement also provides that the advisors will be reimbursed for their reasonable out of pocket expenses in connection with certain activities undertaken pursuant to the agreement and will be indemnified for liabilities incurred in connection with their role under the agreement, other than for liabilities resulting from their gross negligence or willful misconduct.

Our advisors have a right of first offer to serve as our financial advisors in connection with acquisitions, divestitures and financings. In connection with these services, our advisors will earn an additional fee of the amount customary for such services. The agreement terminates on November 27, 2012. On November 15, 2005, we issued the Old Notes. Bear Stearns & Co. Inc. was an initial purchaser and a joint book-running manager in connection with the offering of the Old Notes and received approximately $4,537,500 in underwriting discounts and commissions in connection with the offering. Upon a change of control of the consummation of a qualified public offering (as defined in the agreement) the agreement would terminate and we would be obligated to pay the minimum advisory fees that would be payable in respect of the then current fiscal quarter as well as for the next four successive fiscal quarters.

Corporate Reorganization

On June 12, 2006, VS Mergersub, Inc. then a wholly-owned subsidiary of VS Parent, then a wholly-owned subsidiary of VS Holdings, merged with and into VS Holdings, with VS Holdings being the surviving corporation. By operation of the merger, VS Holdings became a direct wholly-owned subsidiary of VS Parent. In connection therewith, each share (or fractional share) of Series A Preferred of VS Holdings was converted into a right to receive a share (or fractional share) of Series A preferred stock, par value $0.01 per share of VS Parent, and each share (or fractional share) of Common Stock of VS Holdings was converted into a share (or fractional share) of common stock, par value $0.01 per share of VS Parent.

Transaction with Management

We held a promissory note made by Thomas A. Tolworthy on November 27, 2002, in the aggregate principal amount of $1,500,000 issued in connection with Mr. Tolworthy’s purchase of our common and preferred stock. On June 12, 2006, this note was assigned as a dividend to VS Parent, a parent company of VS Holdings and is no longer held by or payable to us.

DESCRIPTION OF OUR NEW CREDIT FACILITY

Concurrently with the offering of the Old Notes we, along with VS Holdings, Inc., our parent company, and VS Direct Inc., our only subsidiary, entered into a new $50.0 million secured credit facility with Wachovia Bank, National Association, or one of its affiliates, as agent. We have the option (to be exercised no more than twice during the term of the credit facility) to increase or decrease the maximum availability under the credit facility by $25.0 million, subject to certain conditions, such as the absence of defaults or events of default.

The credit facility will be used to provide us with working capital funding and for other general corporate purposes, including the refinancing of existing indebtedness, capital expenditures, acquisitions, payment of dividends and recapitalizations. The credit facility includes a $10.0 million subfacility for the issuance of letters of credit.

The availability under the credit facility is subject to a borrowing base calculated on the basis of certain of our and our subsidiary’s eligible accounts receivable from credit card companies and our and our subsidiary’s inventory.

The credit facility will expire on the fifth anniversary thereof.

Collateral and Guarantees

Our and our subsidiary’s obligations under the credit facility are secured by a first priority security interest in substantially all of our assets, including a pledge of our stock, the equity interests held by us in our subsidiary, and substantially all of the assets of VS Holdings, Inc., our parent company, and VS Direct Inc., our only subsidiary.

Our subsidiary and our parent company provided guarantees in respect of our obligations in respect of the credit facility, and we and our parent company have provided guarantees in respect of our subsidiary’s obligations in respect of the credit facility.

The agent bank has cash dominion rights over our bank accounts upon our failure to meet certain excess availability tests or, upon the occurrence and during the continuance of an event of default.

Interest Rates and Fees

Borrowings under the credit facility will accrue interest, at our option:

•	At the per annum rate announced from time to time by the agent as its “prime rate”; or

•	At a per annum rate equal to between 1.25% and 1.75% (depending on excess availability) above the adjusted Eurodollar rate used by the agent.

In each case, we will select the applicable duration for the interest period (i.e. one, two, three or six month duration).

The agent and the lenders have the right to increase the applicable interest rate 2% per annum upon the occurrence and during the continuance of an event of default under the credit facility.

The Eurodollar interest rate is subject to adjustment each quarter, pursuant to a pricing grid agreed with the agent based on performance criteria. The pricing grid has an applicable margin between 1.25% and 1.75%.

The credit facility also provides for customary letter of credit fees, closing fees, servicing fees, unused line fees and other fees.

Mandatory and Optional Repayment

Subject to certain customary exceptions (such as materiality thresholds), we are required to prepay outstanding borrowings under the credit facility with, among other things, the net proceeds of certain asset dispositions, incurrence of certain indebtedness and issuance of certain equity.

Covenants

The credit facility provides for affirmative and negative covenants affecting us and our subsidiary.

Pursuant to the affirmative covenants, we, our parent company and our subsidiary will, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

Among other restrictions, the credit facility restricts our, our parent company’s and our subsidiary’s ability to incur into indebtedness, create or permit liens on our, our parent company’s and our subsidiary’s assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change our line of business and enter into hedging transactions.

The credit facility includes a fixed charge coverage ratio covenant which provides that if we fail to maintain excess availability more than an amount equal to 10% of the maximum credit limit for a period of three consecutive business days during any fiscal quarter, we, our parent company and our subsidiary shall maintain a fixed charge coverage ratio of not less than 1.10 to 1.00. There are no other financial covenants.

Events of Default

The credit facility specifies certain events of default, including among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA related events, cross-defaults to other material agreements, change of control events, and invalidity of guarantees or security documents.

Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Vitamin Shoppe,” “we,” and “our” refer only to Vitamin Shoppe Industries Inc. and not to any of its subsidiaries or its parent company, VS Holdings, Inc. “Parent” and “Parent Guarantor” refers to VS Holdings, Inc. and not to any of its subsidiaries. References to “notes” are to the Exchange Notes.

Vitamin Shoppe will issue the notes under an indenture among itself, the Guarantors and Wilmington Trust Company, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes will be:

•	general obligations of Vitamin Shoppe;

•	secured on a second-priority basis, equally and ratably with all obligations of Vitamin Shoppe under any future Parity Lien Debt, by Liens on all of the assets of Vitamin Shoppe other than the Excluded Assets, subject to the Liens securing Vitamin Shoppe’s obligations under the Credit Agreement and any other Priority Lien Debt and other Permitted Prior Liens;

•	effectively junior, to the extent of the value of the Collateral, to Vitamin Shoppe’s obligations under the Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of Vitamin Shoppe that secure the notes;

•	effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of Vitamin Shoppe subject to those Permitted Prior Liens;

•	pari passu in right of payment with all other senior indebtedness of Vitamin Shoppe, including Indebtedness under the Credit Agreement;

•	senior in right of payment to any future subordinated Indebtedness of Vitamin Shoppe, if any; and

•	unconditionally guaranteed by the Guarantors.

The Note Guarantees

The notes will be guaranteed by our parent company, VS Holdings, Inc. and all of our domestic subsidiaries.

Each guarantee of the notes will be:

•	general obligations of each Guarantor;

•

secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under any other future Parity Lien Debt, by Liens on all of the assets of that Guarantor other than the Excluded

Assets, subject to the Liens securing that Guarantor’s guarantee of the Credit Agreement obligations and any other Priority Lien Debt and other Permitted Prior Liens;

•	will be effectively junior, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of that Guarantor that secure the notes;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Prior Liens;

•	will be pari passu in right of payment with all other senior indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

Pursuant to the indenture, Vitamin Shoppe will be permitted to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. Vitamin Shoppe also will be permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Liens.”

As of the date of the indenture, our sole Subsidiary, VS Direct Inc., will be a “Restricted Subsidiary.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate our Subsidiary and certain of our future Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

Vitamin Shoppe will issue $165.0 million in aggregate principal amount of notes in this offering. Vitamin Shoppe may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Vitamin Shoppe will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on November 15, 2012.

Interest on the notes will accrue at a per annum rate equal to the Applicable Eurodollar Rate from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2005. The Applicable Eurodollar Rate will be reset quarterly. The Applicable Eurodollar Rate for the first quarterly period will be 11.80438%. Vitamin Shoppe will pay interest on the notes quarterly, in arrears, every February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2006, to holders of record at the close of business on the immediately preceding February 1, May 1, August 1 and November 1, and at maturity. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. All percentages resulting from the calculation of the Applicable Eurodollar Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% will be rounded to 9.87655%) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upwards. Vitamin Shoppe will, upon the request of the holder of any note, provide the interest rate then in effect with respect to the notes.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Vitamin Shoppe, Vitamin Shoppe will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Vitamin Shoppe elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Vitamin Shoppe may change the paying agent or registrar without prior notice to the holders of the notes, and Vitamin Shoppe or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Vitamin Shoppe will not be required to transfer or exchange any note selected for redemption. Also, Vitamin Shoppe will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by each of Vitamin Shoppe’s current and future Domestic Subsidiaries, and its parent holding company, VS Holdings, Inc. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than Vitamin Shoppe or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets or Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either immediately before or immediately after giving effect to such transaction) Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	if Vitamin Shoppe designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(3)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Security

The obligations of Vitamin Shoppe with respect to the notes, the obligations of the Guarantors under the guarantees, all other Parity Lien Obligations and the performance of all other obligations of Vitamin Shoppe, the Guarantors and Vitamin Shoppe’s other Restricted Subsidiaries under the Note Documents will be secured equally and ratably by second-priority Liens in the Collateral granted to the collateral agent for the benefit of the holders of the Parity Lien Obligations. These Liens will be junior in priority to the Liens securing Priority Lien Obligations and to all other Permitted Prior Liens. The Liens securing Priority Lien Obligations will be held by the Priority Lien Agent. The Collateral comprises all of the assets of Vitamin Shoppe and the other Pledgors, other than the Excluded Assets.

Intercreditor Agreement

On the date of the indenture, the Pledgors will enter into an intercreditor agreement with the Priority Lien Agent, the collateral agent and the trustee. The intercreditor agreement will set forth the terms of the relationship between the holders of Priority Liens and the holders of Parity Liens.

Ranking of Liens

The intercreditor agreement and the indenture will provide that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, security agreements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	the ranking of any judgment lien if any claim for any Parity Lien Obligation is reduced to judgment;

(7)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(8)	the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens at any time granted by Vitamin Shoppe or any other Pledgor to the collateral agent in the Collateral will be subject and subordinate to all Priority Liens on such Collateral securing the sum of (a) Priority Lien Debt, including all fixed and contingent reimbursement obligations for outstanding letters of credit whether or not drawn, up to a maximum principal amount not to exceed the Priority Lien Cap, plus (b) the amount of all other Priority Lien Obligations related to such Priority Lien Debt.

The provisions under the caption “—Ranking of Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the Priority Lien Agent as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien Representative of each future Series of

Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Agent and each Priority Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

In addition, the provisions under the caption “—Ranking of Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

The ranking of the Liens described above will not be altered or otherwise affected by (a) any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Secured Debt Documents (subject to the Priority Lien Cap), (b) any action or inaction which either the Priority Lien Agent or the collateral agent may take or fail to take in respect of the Collateral, (c) the invalidity, irregularity or unenforceability of all or any part of any of the Secured Debt or the Secured Debt Documents, or (d) any impairment, modification, change, exchange, release or subordination of, or stay of actions or lien proceedings against, Pledgors or their respective property or estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation or similar proceeding involving or affecting any Pledgor.

Restrictions on Enforcement of Parity Liens

Until the Discharge of Priority Lien Obligations,

•	the holders of loans made under the Credit Agreement and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to enforce, collect or realize on any Collateral that is subject to Priority Liens or exercise any other right or remedy with respect to such Collateral; and

•	neither the collateral agent, nor the trustee nor the holders of notes or other Parity Lien Obligations may take any action to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral, provided, that the collateral agent may exercise any right to enforce, collect or realize on such Collateral or exercise any other right or remedy with respect to such Collateral after the passage of a period of 180 days from the earlier of (i) the commencement of any insolvency or liquidation proceeding by or against any Pledgor that has not been dismissed and (ii) the date of delivery of a notice in writing to the Priority Lien Agent to the effect that an Event of Default under the indenture has occurred and is continuing (the “Standstill Period”); provided that the Standstill Period shall be tolled during the pendency of all insolvency or liquidation proceedings by or against any Pledgor pursuant to which the Priority Lien Agent is effectively stayed from enforcing its rights and remedies against the Collateral; provided further, however, that until the Discharge of Priority Lien Obligations, the collateral agent will not be entitled to exercise its rights or remedies with respect to the Collateral if the Priority Lien Agent has commenced the exercise of any of its rights or remedies with respect to all or any material portion of the Collateral that is subject to Priority Liens, has given prompt notice of such exercise to the collateral agent and is diligently pursuing the exercise thereof. After the end of the Standstill Period, the collateral agent will give the Priority Lien Agent five Business Days prior written notice of its intention to exercise its rights or remedies with respect to the Collateral.

In addition, the trustee and the holders of notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the collateral agent to take any action to enforce, collect or realize on any such Collateral or exercise any other right or remedy with respect to such Collateral:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)	as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3)	as necessary to perfect or establish the priority (subject to Priority Liens and the perfection thereof and other Permitted Prior Liens) of the Parity Liens upon any Collateral; provided that the trustee and the holders of Parity Lien Obligations may not require the collateral agent to take any action to perfect any Collateral through possession or control; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” until the Discharge of Priority Lien Obligations, none of the holders of notes or other Parity Lien Obligations, the collateral agent or any Parity Lien Representative will:

(1)	request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2)	oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency or liquidation proceedings;

(3)	oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5)	challenge the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against Vitamin Shoppe or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of Vitamin Shoppe or any other Pledgor or (b) the collateral agent and each Parity Lien Representative have received written notice from any Priority Lien Representative stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) more than 180 days have elapsed since the date on which the holders of Priority Liens securing one or more Series of Priority Lien Debt became entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral subject to Priority Liens by Vitamin Shoppe or any other Pledgor to the collateral agent, any Parity Lien Representative, any holder of notes or any other holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the indenture, the notes, the Guarantees or any other Parity Lien Document).

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” all proceeds of such Collateral received by the collateral agent, any Parity Lien Representative or any holder of Parity Lien Obligations at any time prior to the Discharge of Priority Lien Obligations in violation of the immediately preceding paragraph will be held by the collateral agent, the applicable Parity Lien Representative or the applicable holder of Parity Lien Obligations for the account of the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Parity Liens will remain attached to and, subject to the provisions described under the caption “—Intercreditor Agreement—Ranking of Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral agent, any Parity Lien Representative, the holders of notes and the other holders of Parity Lien Obligations not in violation of the immediately preceding paragraph will be received by the collateral trustee, such Parity Lien Representative or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens.

Waiver of Right of Marshalling

The intercreditor agreement will provide that, prior to the Discharge of Priority Lien Obligations, the holders of notes and other Parity Lien Obligations, each Parity Lien Representative and the collateral agent may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders), and that, following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

Insolvency or Liquidation Proceedings

The intercreditor agreement will remain enforceable in accordance with its terms after the commencement of any insolvency or liquidation proceeding by or against any Pledgor and all converted or succeeding proceedings in respect thereof.

If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations pursuant to the terms of the Priority Lien Documents consent to any order:

(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing facility secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)	granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4)	relating to a sale of assets of Vitamin Shoppe or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

then, the holders of notes and other Parity Lien Obligations, in their capacity as holders of secured claims, and each Parity Lien Representative will not oppose or otherwise contest the entry of such order, as long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of notes or other Parity Lien Obligations or a Parity Lien Representative for the grant to the collateral agent, for the benefit of the holders of notes and other Parity Lien Obligations, of a junior Lien upon any assets or property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, but subordinated (as set forth herein under the caption “—Intercreditor Agreement—Ranking of Liens”) to such Lien and all Priority Liens on such assets or property.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against Vitamin Shoppe or any other Pledgor in accordance with applicable law, subject to the terms of the Indenture and the security documents. By accepting a note, each holder of notes will agree to be subject to the terms of the intercreditor agreement.

Based upon their interests as holders of Parity Lien Obligations in any Collateral that is subject to Priority Liens, the holders of notes or other Parity Lien Obligations or any Parity Lien Representative will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

(1)	they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “Intercreditor Agreement—Ranking of Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan so long as the relief requested does not constitute a breach of and is not inconsistent with the terms of the intercreditor agreement with respect to the priority of the Parity Liens; and

(2)	they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Notwithstanding the foregoing, nothing in the intercreditor agreement will restrict, impair or affect, in any respect, the right of any holder of notes or other Parity Lien Obligations or of the collateral agent or any Parity Lien Representative (a) to propose, support, object to, vote in favor of or against, or otherwise take or omit to take any action whatsoever in respect of, any plan of reorganization or similar dispositive restructuring plan in any insolvency or liquidation proceeding (as long as, in the case of a plan proposed, supported or voted for by them, the plan does not constitute a breach of the terms of the intercreditor agreement as described herein under the caption “—Intercreditor Agreement—Ranking of Liens”) or (b) to demand, receive and retain, free from any interest or claim by any holder of Priority Liens or Priority Lien Obligations, any and all distributions made on account of the notes or other Parity Lien Obligations pursuant to any plan of reorganization or other restructuring plan in any insolvency or liquidation proceeding, whether such distributions are made in cash, in the form of debt securities or other claims, as equity securities or other equity interests, as distributions of property, or otherwise in any form.

Order of Application

Distributions by the Priority Lien Agent

The intercreditor agreement will provide that if any Collateral is sold or otherwise realized upon by the Priority Lien Agent or by Vitamin Shoppe or any other Pledgor with the consent of the Priority Lien Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Priority Lien Agent in the Priority Lien Security Documents, the proceeds received by the Priority Lien Agent from such foreclosure, collection or other enforcement will be distributed by the Priority Lien Agent in the following order of application:

FIRST, to the payment of all amounts payable under the Priority Lien Documents on account of the Priority Lien Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Priority Lien Agent or any co-trustee or agent of the Priority Lien Agent in connection with any Priority Lien Security Document;

SECOND, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt up to the amount of the Priority Lien Cap and any other Priority Lien Obligations related to such Priority Lien Debt that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt up to the amount of the Priority Lien Cap and all other Priority Lien Obligations related to such Priority Lien Debt that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

THIRD, to the collateral agent for the payment of all amounts payable under the Parity Lien Documents on account of the collateral agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral agent or any co-trustee or agent of the collateral agent in connection with any security document;

FOURTH, to the collateral agent for the payment of all amounts to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt);

FIFTH, to the Priority Lien Agent for application to the payment of the Priority Lien Debt in excess of the Priority Lien Cap and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are due and payable; and

SIXTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to Vitamin Shoppe or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

Distributions by the Collateral Agent

Notwithstanding the preceding paragraph, if, following the Discharge of Priority Lien Obligations, any Collateral is sold or otherwise realized upon by the collateral agent in connection with any foreclosure, collection or other enforcement of Liens granted to the collateral agent in the security documents, the proceeds received by the collateral agent from such foreclosure, collection or other enforcement will be distributed by the collateral agent in the following order of application:

FIRST, to the payment of all amounts payable under the Parity Lien Documents on account of the collateral agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral agent or any co-trustee or agent of the collateral agent in connection with any security document; and

SECOND, in accordance with clauses FOURTH, FIFTH and SIXTH of the provisions described above under the caption “—Distributions by the Priority Lien Agent.”

If any Parity Lien Representative or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Parity Lien Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the Priority Lien Agent, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions set forth above under this caption “—Order of Application.” Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

The provisions set forth above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative, the Priority Lien Agent as holder of Priority Liens and the collateral agent as holder of Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Agent, the collateral agent and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of Parity Liens on Collateral

The intercreditor agreement will provide that the Parity Liens on the Collateral will be released:

(1)	in whole, upon (a) payment in full and discharge of all outstanding Parity Lien Debt and all other Parity Lien Obligations that are outstanding, due and payable at the time all of the Parity Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Parity Lien Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Documents) of all outstanding letters of credit issued pursuant to any Parity Lien Documents;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by Vitamin Shoppe or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and is permitted by all of the other Parity Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral agent’s Liens upon the Collateral will not be released if the sale or disposition is not permitted under the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3)	as to any Collateral that is sold, transferred or otherwise disposed of by the Priority Lien Agent in foreclosure of the Priority Liens upon such Collateral in compliance with the laws applicable to such foreclosure; provided that the right of the collateral agent (a) to redeem such Collateral in accordance with applicable law, (b) to claim, take and receive proceeds of the foreclosure sale of such Collateral remaining after the Discharge of Priority Lien Obligations in accordance with applicable law, and (c) to enforce the provisions described above under the caption “—Distributions by the Priority Lien Agent” will not be affected or impaired by any such release; and

(4)	as to a release of all or substantially all of the Collateral, except as set forth in clauses (2) and (3) under this caption “—Release of Parity Liens on Collateral” and clause (4) under the caption “—Insolvency or Liquidation Proceedings,” if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Parity Debt at the time outstanding as provided for in the applicable Parity Lien Documents, and (b) Vitamin Shoppe has delivered an officers’ certificate to the collateral agent certifying that all such necessary consents have been obtained.

The security documents provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the collateral agent’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Amendment of Intercreditor Agreement and Other Security Documents

The intercreditor agreement will provide that no amendment, modification, supplement or waiver to the provisions of the intercreditor agreement will be effective without the prior written approval of the Priority Lien Agent and the collateral agent as directed by the Required Parity Lien Debtholders.

Notwithstanding the foregoing, the intercreditor agreement will provide that any amendment or waiver of, or any consent under, any provision of the intercreditor agreement or, except where the same would adversely affect the holders of the Parity Lien Obligations, any other security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by Vitamin Shoppe or any other Pledgor or any holder of notes or other Parity Lien Obligations.

The intercreditor agreement will not restrict the ability of Vitamin Shoppe, any other Pledgor or the collateral agent to amend or supplement any Parity Lien Document. The Parity Lien Documents may be amended or supplemented as set forth under “—Provisions of the Indenture Relating to Security—Amendment of Parity Lien Security Documents.”

Voting

In connection with any matter under the intercreditor agreement requiring a vote of holders of Parity Lien Debt, each Series of Parity Lien Debt will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Debt to be voted by a Series of Parity Lien Debt will equal (1) the aggregate principal amount of Parity Lien Debt held by such Series of Parity Lien Debt (including outstanding letters of credit whether or not available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Parity Lien Debt.

Purchase Option

On or after the occurrence and during the continuance of an event of default under and as defined in the Credit Agreement and either the acceleration of the Priority Lien Obligations or the determination of the Priority Lien Agent or requisite holders of Priority Lien Debt to foreclose or take any similar action to realize upon the Collateral, the holders of notes and other Parity Lien Debt or such nominees as may be granted the right to do so by the Required Parity Lien Debtholders (the “purchasers”) will have the right, at their sole option and election (but will not be obligated), at any time prior written notice by the collateral agent to the Priority Lien Agent, to purchase from the holders of the Priority Lien Obligations all outstanding Priority Lien Obligations that are outstanding and unpaid on the date of such purchase, except for Priority Lien Obligations that are, at the time of such purchase, Retained Secured Contingent Obligations or Surviving Unsecured Contingent Obligations. Promptly following the receipt of such notice, the Priority Lien Agent will deliver to the collateral agent a statement of the amount of Priority Lien Debt and other Priority Lien Obligations then due and payable (including principal and interest in respect of the Priority Lien Debt then outstanding and such information as may then be reasonably available to the Priority Lien Agent as to the amount of any outstanding Specified Secured Contingent Obligations and Retained Secured Contingent Obligations) and the amount of the cash collateral requested by the Priority Lien Agent to be delivered to the Priority Lien Agent pursuant to clause (2) of the immediately following paragraph. The right to purchase provided for in this paragraph will expire unless, within five Business Days after the receipt by the collateral agent of such notice from the Priority Lien Agent, the collateral agent delivers to the Priority Lien Agent an irrevocable commitment of the purchasers to complete the purchase on the terms set forth under this provision.

On the date specified by the collateral agent (on behalf of the purchasers) in such irrevocable commitment (which shall not be less than five Business Days, nor more than twenty days, after the receipt by the Priority Lien

Agent of such irrevocable commitment), the holders of the Priority Lien Obligations shall sell to the purchasers all (but not less than all) Priority Lien Obligations that are outstanding and unpaid on the date of such sale, except for any Priority Lien Obligations that are, at the time of such sale, Retained Secured Contingent Obligations or Surviving Unsecured Contingent Obligations, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, and only if on the date of such sale, the Priority Lien Agent receives the following:

(1)	payment, as the purchase price for all Priority Lien Obligations sold in such sale, of an amount equal to the full amount of all Priority Lien Obligations (other than Specified Secured Contingent Obligations, Retained Secured Contingent Obligations and Surviving Unsecured Contingent Obligations) then outstanding and unpaid (including principal, interest, fees, reasonable attorneys’ fees and legal expenses, other expenses and including for this purpose an amount equal to any early termination fee that would otherwise have been payable to the holders of the Priority Lien Obligations upon the termination of the Priority Lien Documents at the time of such purchase);

(2)	a cash collateral deposit in such amount as the Priority Lien Agent determines is reasonably necessary to secure the payment of any Specified Secured Contingent Obligations that may become due and payable after such sale (but not in any event in an amount greater than one hundred five (105%) percent of the amount then reasonably estimated by the Priority Lien Agent to be the aggregate outstanding amount of Specified Secured Contingent Obligations at such time), which cash collateral shall be (A) held by the Priority Lien Agent as security solely to reimburse the holders of Specified Secured Contingent Obligations for any Specified Secured Contingent Obligations that become due and payable after such sale and (B) returned to the collateral agent (except as may otherwise be required by applicable law or any order of any court or other governmental authority) promptly after the expiration or termination from time to time of all payment contingencies affecting such Specified Secured Contingent Obligations; and

(3)	any agreements, documents or instruments which the Priority Lien Agent may reasonably request pursuant to which the collateral agent and the purchasers in such sale expressly assume and adopt all of the obligations of the Priority Lien Agent and the holders of the Priority Lien Obligations under the Priority Lien Documents on and after the date of the purchase and sale and the collateral agent (or any other representative appointed by the Required Parity Lien Debtholders) becomes a successor agent thereunder.

Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Priority Lien Agent as the Priority Lien Agent may designate in writing to the collateral agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such sale occurs if the amounts so paid by the collateral agent and holders of the Parity Lien Obligations to the bank account designated by Priority Lien Agent are received in such bank account prior to 12:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the collateral agent and holders of the Parity Lien Obligations to the bank account designated by the Priority Lien Agent are received in such bank account later than 12:00 p.m., New York City time.

Such sale shall be expressly made without representation or warranty of any kind by the Priority Lien Agent and the holders of Priority Lien Obligations as to the Priority Lien Obligations, the Collateral or otherwise and without recourse to the Priority Lien Agent and the holders of Priority Lien Obligations, except that the Priority Lien Agent and the holders of Priority Lien Obligations shall represent and warrant severally as to the Priority Lien Obligations then owing to it: (i) the amount of the Priority Lien Obligations being purchased as reflected in the books and records of the Priority Lien Agent or such holders of Priority Lien Obligations (but without representation or warranty as to the collectability, validity or enforceability thereof); (ii) that the Priority Lien Agent and such holders of the Priority Lien Obligations own the Priority Lien Obligations and are transferring the Priority Lien Obligations free and clear of any liens or encumbrances; and (iii) the Priority Lien Agent and such holders of the Priority Lien Obligations have the right to assign the Priority Lien Obligations and the assignment is duly authorized.

After such sale becomes effective, (a) the Retained Secured Contingent Obligations and Specified Secured Contingent Obligations will remain enforceable by the holders thereof and will remain secured by the Priority Liens upon the Collateral in accordance with the applicable provisions of the Priority Lien Documents as in effect at the time of such sale, and the holders of Retained Secured Contingent Obligations and Specified Secured Contingent Obligations will remain entitled to the benefit of the Priority Liens upon the Collateral and sharing rights in the proceeds thereof in accordance with the provisions of the Priority Lien Documents as in effect at the time of such sale, as fully as if the sale of the Priority Lien Debt had not been made, but only the person or successor agent to whom the Priority Liens are transferred in such sale will have the right to foreclose upon or otherwise enforce the Priority Liens and only the purchasers in the sale will have the right to direct such person or successor as to matters relating to the foreclosure or other enforcement of the Priority Liens, and (b) the Surviving Unsecured Contingent Obligations will remain enforceable in accordance with the applicable provisions of the Priority Lien Documents as in effect at the time of such sale to the extent provided in the Priority Lien Documents, but solely as unsecured liabilities, without any entitlement to the benefit of the Priority Liens or any proceeds thereof.

Bailee for Perfection

Solely for purposes of perfecting the Parity Liens of the collateral agent in any portion of the Collateral in the possession of the Priority Lien Agent (or its agents or bailees) as part of the Collateral securing the Priority Lien Obligations including, without limitation, any instruments, negotiable documents, tangible chattel paper, certificated securities or money, the Priority Lien Agent and the Priority Lien Representatives acknowledge that the Priority Lien Agent also holds that property as bailee for the benefit of the collateral agent for the benefit of the holders of Parity Lien Obligations.

Notwithstanding the foregoing, the Priority Lien Agent shall have no obligation whatsoever to the collateral agent or any holders of Parity Lien Obligations to ensure that the Collateral securing the Priority Lien Obligations is genuine or owned by any of the Pledgors. The duties or responsibilities of the Priority Lien Agent under this section shall be limited solely to holding the Collateral securing the Priority Lien Obligations as bailee and agent for perfection for the benefit of the collateral agent and the holders of Parity Lien Obligations and their successors and assigns, which duty and responsibility the Priority Lien Agent shall fulfill using the same degree of care with respect thereto as it uses for similar property pledged to it as collateral for indebtedness of others to the Priority Lien Agent, and the Priority Lien Agent shall have no liability in connection therewith except for its gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

Conversely, solely for purposes of perfecting the Priority Liens of the Priority Lien Agent in any portion of the Collateral which may be in the possession of the collateral agent (or its agents or bailees) as part of the Collateral securing the Parity Lien Obligations including, without limitation, any instruments, negotiable documents, tangible chattel paper, certificated securities or money, the collateral agent and the Parity Lien Representatives acknowledge that the collateral agent also holds that property as bailee for the benefit of the Priority Lien Agent for the benefit of the holders of Priority Lien Obligations.

Notwithstanding the foregoing, the collateral agent shall have no obligation whatsoever to the Priority Lien Agent or any holders of Priority Lien Obligations to ensure that the Collateral securing the Parity Lien Obligations is genuine or owned by any of the Pledgors. The duties or responsibilities of the collateral agent under this section shall be limited solely to holding the Collateral securing the Parity Lien Obligations as bailee and agent for perfection for the benefit of the Priority Lien Agent and the holders of Priority Lien Obligations and their successors and assigns, which duty and responsibility the collateral agent shall fulfill using the same degree of care with respect thereto as it uses for similar property pledged to it as collateral for indebtedness of others to the collateral agent, and the collateral agent shall have no liability in connection therewith except for its gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

Delivery of Collateral and Proceeds of Collateral

Following the Discharge of Priority Lien Obligations, the Priority Lien Agent will, to the extent permitted by applicable law, deliver to (1) the collateral agent, or (2) such other person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, the Priority Lien Agent or any holder of Priority Lien Obligations, and (b) all remaining proceeds of Collateral held by, or on behalf of, the Priority Lien Agent or any holder of Priority Lien Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or guarantee or other supporting obligation for any Priority Lien Debt or Parity Lien Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

No Waiver of Lien Priorities

The intercreditor agreement will provide that, subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law, no right of the Priority Lien Agent or the holders of the Priority Lien Obligations to enforce any provision of the intercreditor agreement or any Priority Lien Document will at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Pledgor or by any act or failure to act by the Priority Lien Agent or any holders of Priority Lien Obligations, or by any noncompliance by any Person with the terms, provisions and covenants of the intercreditor agreement or any of the Secured Debt Documents, regardless of any knowledge thereof which the Priority Lien Agent or the holders Priority Lien Obligations, or any of them, may have or be otherwise charged with.

Subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of the intercreditor agreement, the Priority Lien Agent or the holders of the Priority Lien Obligations and any of them, may, at any time and from time to time, without the consent of, or notice to, the collateral agent or any holders of the Parity Lien Obligations, without incurring any liabilities to the collateral agent or any holders of the Parity Lien Obligations and without impairing or releasing the Lien priorities and other benefits described herein (even if any right of subrogation or other right or remedy of the collateral agent or any holders of the Parity Lien Obligations is affected, impaired or extinguished thereby) do any one or more of the following:

(1)	change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase (subject to the Priority Lien Cap) or alter, the terms of any of the Priority Lien Debt or any Priority Lien on any Collateral or guaranty thereof or any liability of any Pledgor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Priority Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension, but subject always to the Priority Lien Cap) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Priority Liens held by the Priority Lien Agent or any of the holders of the Priority Lien Obligations, the Priority Lien Obligations, or any of the Priority Lien Documents;

(2)	sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral in an enforcement of the Priority Liens (subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of the intercreditor agreement) or any liability of any Pledgor to the Priority Lien Agent or the holders of the Priority Lien Obligations, or any liability incurred directly or indirectly in respect thereof;

(3)	settle or compromise any Priority Lien Obligations or any other liability of any Pledgor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Priority Lien Obligations) in any manner or order; and

(4)

exercise or delay in or refrain from exercising any right or remedy against any Pledgor or any other Person, elect any remedy and otherwise deal freely with any Pledgor or any Collateral (subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of the intercreditor agreement) and any guarantor or any liability of any Pledgor to the Priority Lien Agent or the holders of the Priority Lien Obligation or any liability incurred directly or indirectly in respect thereof.

Subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of the intercreditor agreement, and except as otherwise set forth in the intercreditor agreement, the Priority Lien Agent and the holders of the Priority Lien Obligations shall have no liability with respect to any actions which the Priority Lien Agent or the holders of the Priority Lien Obligations may take or permit or omit to take with respect to: (i) the Priority Lien Documents, (ii) the collection of the Priority Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any Collateral and that the Priority Lien Agent and holders of the Priority Lien Obligations will have no duty to the collateral agent or any holder of Parity Lien Obligations in respect of the maintenance or preservation of the Collateral, the Priority Lien Obligations or otherwise.

Provisions of the Indenture Relating to Security

Release of Liens in Respect of Notes

The indenture will provide that the collateral agent’s Parity Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the notes and such Obligations to the benefits and proceeds of the collateral agent’s Parity Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3)	upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “Amendment, Supplement and Waiver.”

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The indenture will provide that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Parity Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)	the time or order of filing or recording of any financing statements, security agreements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:

(a)	all Parity Liens granted at any time by Vitamin Shoppe or any other Pledgor will secure, equally and ratably, all present and future Parity Lien Obligations; and

(b)	all proceeds of all Parity Liens granted at any time by Vitamin Shoppe or any other Pledgor will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations.

This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the collateral agent as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral agent and the trustee at the time of incurrence of such Series of Parity Lien Debt.

Acknowledgement of Liens

The collateral agent will acknowledge in the intercreditor agreement that the Priority Lien Agent, for the benefit of the holders of the Priority Lien Obligations, has been granted Liens upon the Collateral that is subject to Priority Liens pursuant to the Priority Lien Documents to secure the Priority Lien Debt, and the Priority Lien Agent will acknowledge in the intercreditor agreement that the collateral agent, for the benefit of the holders of the Parity Lien Obligations, has been granted Liens upon the Collateral that is subject to Parity Liens pursuant to the Parity Lien Documents to secure the Parity Lien Debt. Except as set forth below under the caption “Intercreditor Agreement—Bailee for Perfection,” the Priority Lien Agent shall be solely responsible for perfecting and maintaining the perfection of its Liens upon the Collateral, and the collateral agent shall be solely responsible for perfecting and maintaining the perfection of its Liens upon the Collateral.

The intercreditor agreement will provide that the collateral agent and the holders of the Parity Lien Obligations will not challenge the validity, enforceability, perfection or priority of the Priority Liens on the Collateral, and that the Priority Lien Agent and the holders of the Priority Lien Obligations will not challenge the validity, enforceability or perfection of the Parity Liens on the Collateral, in each case whether or not an insolvency or liquidation proceeding has been commenced by or against Vitamin Shoppe or any other Pledgor.

Relative Rights

Nothing in the Note Documents will:

(1)	impair, as to Vitamin Shoppe and the holders of the notes, the obligation of Vitamin Shoppe to pay principal of, premium and interest and Liquidated Damages, if any, on the notes in accordance with their terms or any other obligation of Vitamin Shoppe or any other Pledgor;

(2)	affect the relative rights of holders of notes as against any other creditors of Vitamin Shoppe or any other Pledgor (other than holders of Priority Liens, Permitted Prior Liens or other Parity Liens);

(3)	restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or “—Intercreditor Agreement—Insolvency and Liquidation Proceedings”);

(4)	restrict or prevent any holder of notes or other Parity Lien Obligations, the collateral agent or any Parity Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or (b) “—Intercreditor Agreement—Insolvency and Liquidation Proceedings;” or

(5)	restrict or prevent any holder of notes or other Parity Lien Obligations, the collateral agent or any Parity Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) “—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or (b) “—Intercreditor Agreement—Insolvency and Liquidation Proceedings.”

Amendment of Parity Lien Security Documents

The Parity Lien security documents will provide that no amendment or supplement to the provisions of any Parity Lien security document will be effective without the approval of the collateral agent acting as directed by the Required Parity Lien Debtholders (subject to the provisions described above under the caption “—Intercreditor Agreement—Amendment of Intercreditor Agreement and Other Security Documents,”) except that:

(1)	any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Parity Lien Debt that was otherwise permitted by the terms of the Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral agent therein will become effective when executed and delivered by Vitamin Shoppe or any other applicable Pledgor party thereto and the collateral agent;

(2)	no amendment or supplement that reduces, impairs or adversely affects (in any material respect) the right of any holder of Parity Lien Obligations:

(a)	to vote its outstanding Parity Lien Debt as to any matter described as subject to direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Required Parity Lien Debtholders”),

(b)	to share in the order of application described above under “—Intercreditor Agreement—Order of Application” and “—Provisions of the Indenture Relating to Security—Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt” in the proceeds of enforcement of or realization on any Collateral, or

(c)	to require that Parity Liens be released only as set forth in the provisions described above under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

(3)	no amendment or supplement that imposes any obligation upon the collateral agent or any Parity Debt Representative or adversely affects the rights of the collateral agent or any Parity Lien Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral agent or such Parity Lien Representative, respectively.

Any amendment or supplement to the provisions of the Parity Lien security documents that releases Collateral securing Parity Lien Debt will be effective only in accordance with the requirements set forth in the applicable Parity Lien Document referenced above under the caption “—Intercreditor Agreement—Release of Liens on Collateral,” under the caption “—Provisions of the Indenture—Release of Liens in Respect of Notes” and, if applicable, the provisions of any other Parity Lien Document governing any other Series of Parity Lien Debt that governs the release of Collateral. Any amendment or supplement that results in the collateral agent’s Liens upon the Collateral no longer securing the notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes” or under the caption “—Intercreditor Agreement—Release of Liens on Collateral.”

Each Parity Lien Document under which a Lien is granted to the collateral agent will be subject in all respects to the provisions of the intercreditor agreement and in the event of any conflict between the terms of the intercreditor agreement and such Parity Lien Document, the terms of the intercreditor agreement shall govern, and Vitamin Shoppe will cause each Parity Lien Document under which a Lien is granted to include a provision to such effect.

Compliance with Trust Indenture Act

The indenture will provide that Vitamin Shoppe will comply with the provisions of TIA §314.

To the extent applicable, Vitamin Shoppe will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Vitamin Shoppe except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, Vitamin Shoppe will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

The indenture and the security documents will provide that Vitamin Shoppe and each of the other Pledgors will do or cause to be done all acts and things that may be required, or that the collateral agent from time to time may reasonably request, to assure and confirm that the collateral agent holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Parity Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

Upon the reasonable request of the collateral agent or any Parity Lien Representative at any time and from time to time, Vitamin Shoppe and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case to the extent contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

Vitamin Shoppe and the other Pledgors will:

(1)	keep their properties adequately insured at all times by financially sound and reputable insurers as is customary with companies in the same or similar businesses operating in the same or similar locations;

(2)	maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law;

(4)	maintain title insurance on all real property Collateral insuring the collateral agent’s Parity Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the collateral agent; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of less than $1.0 million if and to the extent title insurance is maintained in respect of Priority Liens on that property; and

(5)	maintain such other insurance as may be required by the security documents.

Upon the request of the collateral agent, Vitamin Shoppe and the other Pledgors will furnish to the collateral agent full information as to their property and liability insurance carriers. The collateral agent will be named as an additional insured, with a waiver of subrogation, on all insurance policies of Vitamin Shoppe and the other Pledgors and the collateral agent will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of Vitamin Shoppe and the other Pledgors.

Optional Redemption

At any time prior to November 15, 2007, Vitamin Shoppe may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 100% plus the Applicable Eurodollar Rate then in effect of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds from one or more sales of Equity Interests (other than Disqualified Stock) of Vitamin Shoppe or a contribution to Vitamin Shoppe’s common equity capital made with the net cash proceeds from one or more sales of Equity Interests of Vitamin Shoppe’s direct parent; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Vitamin Shoppe and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

On or after November 15, 2007, Vitamin Shoppe may redeem all or a part of the notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2007	104.000%
2008	102.000%
2009 and thereafter	100.000%

Unless Vitamin Shoppe defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Vitamin Shoppe is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Vitamin Shoppe to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Vitamin Shoppe will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 60 days following any Change of Control, Vitamin Shoppe will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Vitamin Shoppe will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Vitamin Shoppe will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Vitamin Shoppe will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Vitamin Shoppe.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each new note will be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Vitamin Shoppe will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Vitamin Shoppe to make a Change of Control Offer following a Change of Control will be applicable whether or not such Change of Control is permitted under the indenture. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Vitamin Shoppe repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Vitamin Shoppe will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Vitamin Shoppe and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Vitamin Shoppe and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Vitamin Shoppe to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Vitamin Shoppe and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Vitamin Shoppe will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Vitamin Shoppe (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Vitamin Shoppe or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Vitamin Shoppe’s most recent consolidated balance sheet, of Vitamin Shoppe or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Vitamin Shoppe or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by Vitamin Shoppe or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by Vitamin Shoppe or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by Vitamin Shoppe or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c), not to exceed the greater of (x) $25.0 million and (y) 5% of Total Assets at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d)	any stock or assets of the kind referred to in clauses (2) or (4) of the third paragraph of this covenant.

The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Sale of Collateral, Vitamin Shoppe (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay (without any requirement to permanently reduce) Priority Lien Debt;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Vitamin Shoppe;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are used or useful in a Permitted Business.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, Vitamin Shoppe (or the Restricted Subsidiary that owns the assets as the case may be) may apply those Net Proceeds to purchase or invest in other long-term assets that would constitute Collateral or repay (without any requirement to permanently reduce) Priority Lien Debt.

Pending the final application of any Net Proceeds, Vitamin Shoppe may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the third or fourth paragraphs of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within ten days thereof, Vitamin Shoppe will make an Asset Sale Offer to all holders of notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such Parity Lien Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and

Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Vitamin Shoppe may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Vitamin Shoppe will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Vitamin Shoppe will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Vitamin Shoppe’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Vitamin Shoppe to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Vitamin Shoppe. In the event a Change of Control or Asset Sale occurs at a time when Vitamin Shoppe is prohibited from purchasing notes, Vitamin Shoppe could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Vitamin Shoppe does not obtain a consent or repay those borrowings, Vitamin Shoppe will remain prohibited from purchasing notes. In that case, Vitamin Shoppe’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Vitamin Shoppe’s ability to pay cash to the holders of notes upon a repurchase may be limited by Vitamin Shoppe’s then existing financial resources. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Equity Sales

If Vitamin Shoppe or its direct parent sells, issues or otherwise transfers Equity Interests of Vitamin Shoppe or its direct parent, as the case may be, for cash or Cash Equivalents in a public offering registered with the SEC pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to equity interests issuable under any employee benefit plan of Vitamin Shoppe or its direct parent) (each such sale, issuance or transfer, an “Equity Sale”), Vitamin Shoppe will, within 10 days of the consummation of any such sale, issuance or other transfer, use an amount equal to 35% of the gross proceeds from such sale, issuance or other transfer (the “Equity Sale Proceeds”) to make an Equity Sale Offer to all holders of notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of equity to purchase the maximum principal amount of notes and such Parity Lien Debt that may be purchased out of the Equity Sale Proceeds. The offer price in any Equity Sale Offer will be equal to 101% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Equity Sale Proceeds remain after consummation of an Equity Sale Offer, Vitamin Shoppe may use those Equity Sale Proceeds for any purpose not otherwise prohibited by the indenture, including any redemption of notes permitted by the provisions described above under the caption “—Optional Redemption.” If the aggregate principal amount of notes and other Parity Lien Debt tendered into such Equity Sale Offer exceeds the amount of Equity Sale Proceeds, the trustee will select the notes and such other Parity Lien Debt to be purchased on a pro rata basis.

Vitamin Shoppe will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Equity Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Equity Sale provisions of the indenture, Vitamin Shoppe will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Equity Sale provisions of the indenture by virtue of such compliance.

The agreements governing Vitamin Shoppe’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Equity Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Vitamin Shoppe to repurchase the notes upon an Equity Sale could cause a default under these other agreements, even if the Equity Sale itself does not, due to the financial effect of such repurchases on Vitamin Shoppe. In the event an Equity Sale occurs at a time when Vitamin Shoppe is prohibited from purchasing notes,

Vitamin Shoppe could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Vitamin Shoppe does not obtain a consent or repay those borrowings, Vitamin Shoppe will remain prohibited from purchasing notes. In that case, Vitamin Shoppe’s failure to purchase tendered notes would constitute an Event of Default under the indenture which require Vitamin Shoppe to repurchase the notes upon an Equity Sale could cause a default under these other agreements, even if the Equity Sale itself does not, due to the financial effect of such repurchases on Vitamin Shoppe. In the event an Equity Sale occurs at a time when Vitamin Shoppe is prohibited from purchasing notes, Vitamin Shoppe could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Vitamin Shoppe does not obtain a consent or repay those borrowings, Vitamin Shoppe will remain prohibited from purchasing notes. In that case, Vitamin Shoppe’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Vitamin Shoppe’s ability to pay cash to the holders of notes upon a repurchase may be limited by Vitamin Shoppe’s then existing financial resources.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Vitamin Shoppe will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of Vitamin Shoppe’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Vitamin Shoppe or any of its Restricted Subsidiaries) or to the direct or indirect holders of Vitamin Shoppe’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Vitamin Shoppe and other than dividends or distributions payable to Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Vitamin Shoppe) any Equity Interests of Vitamin Shoppe or any direct or indirect parent of Vitamin Shoppe (other than any such Equity Interests owned by Vitamin Shoppe, the Guarantors or a Restricted Subsidiary);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Disqualified Stock or any Indebtedness of Vitamin Shoppe or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Vitamin Shoppe and any of its Restricted Subsidiaries), except the payment of interest or principal or liquidation preference at the Stated Maturity of Indebtedness or Disqualified Stock thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Vitamin Shoppe would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Vitamin Shoppe and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (10) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Vitamin Shoppe for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after the date of the indenture to the end of Vitamin Shoppe’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds, and the Fair Market Value of any asset or property, received by Vitamin Shoppe since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Vitamin Shoppe (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Vitamin Shoppe that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Vitamin Shoppe); plus

(c)	to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	to the extent that any Unrestricted Subsidiary of Vitamin Shoppe designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Vitamin Shoppe’s Investment in such Subsidiary as of the date of such redesignation; plus

(e)	100% of any dividends received by Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe after the date of the indenture from an Unrestricted Subsidiary of Vitamin Shoppe, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Vitamin Shoppe for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Vitamin Shoppe) of, Equity Interests of Vitamin Shoppe (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Vitamin Shoppe; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the prepayment, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness or Disqualified Stock of Vitamin Shoppe or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or Disqualified Stock;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Vitamin Shoppe to the holders of its Equity Interests on a pro rata basis;

(5)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Vitamin Shoppe, the Parent Guarantor or any Restricted Subsidiary of Vitamin Shoppe held by any current or former officer, director or employee of Vitamin Shoppe, the Parent Guarantor or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period with amounts not used in any twelve-month period being carried forward to the subsequent twelve-month period; and provided, further, that such amount in any twelve-month period may be increased in an amount not to exceed (a) the cash proceeds from the issue or sale of Equity Interests (other than Disqualified Stock) to any such officers, directors, employees or consultants that occurs after the Issue Date to the extent proceeds from the issue or sale of such Equity Interests have not otherwise been applied to make Restricted Payments plus (b) the cash proceeds of key man life insurance received by Vitamin Shoppe or its Restricted Subsidiaries after the Issue Date;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Vitamin Shoppe or any Restricted Subsidiary of Vitamin Shoppe issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)

in the event of a Change of Control, and so long as no Default has occurred and is continuing or would be caused thereby, any purchase or redemption of Indebtedness of Vitamin Shoppe or any Guarantor that is contractually subordinated to the notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, Vitamin Shoppe shall have made a Change of Control Offer with respect to the notes as required by the indenture, and Vitamin Shoppe shall have repurchased all notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(9)	after the completion of an Asset Sale Offer pursuant to the covenant described under the caption “—Repurchase at the Option of the Holders—Asset Sales” (including the purchase of all notes tendered), and so long as no Default has occurred and is continuing or would be caused thereby, any purchase or redemption of Indebtedness of Vitamin Shoppe or any Guarantor that is contractually subordinated to the notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, Vitamin Shoppe shall have made the Asset Sale Offer with respect to the notes as required by the indenture, and Vitamin Shoppe shall have repurchased all notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

(10)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture;

(11)	Permitted Payments to Parent; and

(12)	any payment by Vitamin Shoppe on behalf of the Parent of any amounts described under “Certain Relationships and Related Party Transactions—Advisory Services Agreement;” provided that if on the date of any such payment Vitamin Shoppe’s Secured Leverage Ratio exceeds 3.5 to 1.0, the amount of any such payment taken together with the aggregate amount of all payments made pursuant to the Advisory Services Agreement in the prior twelve-month period shall not exceed $1.5 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Vitamin Shoppe or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Vitamin Shoppe whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

Limitation on Capital Expenditures

If Vitamin Shoppe’s Secured Leverage Ratio exceeds 3.25 to 1.0 as of its most recently ended fiscal year for which financial information is available, Vitamin Shoppe will not, and will not permit any Restricted Subsidiary to, make or commit to make any Capital Expenditure, except Capital Expenditures of Vitamin Shoppe and its Restricted Subsidiaries not exceeding in the following fiscal year the lesser of (a) the sum of (x) $4.0 million and (y) 65% of that portion of Vitamin Shoppe’s Consolidated Cash Flow exceeding $27.0 million for the most recently ended fiscal year for which financial information is available and (b) $15.0 million, with up to an aggregate of $2.0 million of any such amount not used in any fiscal year being carried forward to any subsequent fiscal year; provided that Vitamin Shoppe and its Restricted Subsidiaries will be permitted to make or commit to make Capital Expenditures of up to (A) $6.0 million in the fiscal quarter ending December 31, 2005 and (B) $14.0 million in the fiscal year ended December 30, 2006; provided, further that Vitamin Shoppe and its Restricted Subsidiaries will be permitted to use the net cash proceeds from a sale of Equity Interests and the receipt of any insurance proceeds for Capital Expenditures, subject to the covenant described above under the caption “—Repurchase at the Option of the Holders—Equity Sales.”

Incurrence of Indebtedness and Issuance of Preferred Stock

Vitamin Shoppe will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Vitamin Shoppe will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Vitamin Shoppe may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Vitamin Shoppe’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least (a) 2.25 to 1 if the date of such incurrence or issuance is on or prior to November 15, 2007, or (b) 2.50 to 1 if the date of such incurrence or issuance is after November 15, 2007, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Vitamin Shoppe and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Vitamin Shoppe and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Vitamin Shoppe or any of its Restricted Subsidiaries since the date of the indenture to repay any Priority Lien Debt pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or (y) the Borrowing Base as of the date of such incurrence;

(2)	the incurrence by Vitamin Shoppe and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Vitamin Shoppe and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, lease or improvement of property, plant or equipment used in the business of Vitamin Shoppe or any of its Restricted Subsidiaries, within 365 days of such purchase, construction, installation, lease or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5)	the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

(6)	the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Vitamin Shoppe and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Vitamin Shoppe or any Guarantor is the obligor on such Indebtedness and the payee is not Vitamin Shoppe or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Vitamin Shoppe, or the Note Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe and (ii) any

sale or other transfer of any such Indebtedness to a Person that is not either Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Vitamin Shoppe or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Vitamin Shoppe’s Restricted Subsidiaries to Vitamin Shoppe or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business or in connection with the Credit Facilities;

(9)	the guarantee by Vitamin Shoppe or any of the Guarantors of Indebtedness of Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Vitamin Shoppe or any of the Guarantors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety bonds and other similar obligations in the ordinary course of business;

(11)	the incurrence by Vitamin Shoppe or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Obligations from agreements to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of Vitamin Shoppe or any of its Restricted Subsidiaries incurred in connection with the acquisition or disposition of the assets of Vitamin Shoppe or the assets or Capital Stock of a Person that is or becomes a Restricted Subsidiary of Vitamin Shoppe; provided that the maximum aggregate liability in connection with any such disposition in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by Vitamin Shoppe and its Subsidiaries in connection with such disposition;

(13)	the incurrence of any unrealized losses or charges in respect of Hedging Obligations;

(14)	the incurrence by Vitamin Shoppe or any of the Guarantors of additional unsecured Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million; and

(15)	all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Vitamin Shoppe or any Restricted Subsidiary arising out of any cash management, depository or other investment services provided by the Priority Lien Agent, any holder of Priority Lien Debt or any of their respective Affiliates.

Vitamin Shoppe will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Vitamin Shoppe or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Vitamin Shoppe solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Vitamin Shoppe will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities, including, without limitation, the Credit Agreement, outstanding or entered into on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Vitamin Shoppe as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Vitamin Shoppe or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Vitamin Shoppe will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Vitamin Shoppe will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Vitamin Shoppe or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Vitamin Shoppe or any of its Restricted Subsidiaries;

(2)	make loans or advances to Vitamin Shoppe or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Vitamin Shoppe or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Vitamin Shoppe or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens;”

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Vitamin Shoppe’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12)	customary nonassignment provisions in leases to the extent such provisions restrict the transfer of the lease or the property leased thereunder.

Merger, Consolidation or Sale of Assets

Vitamin Shoppe will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Vitamin Shoppe is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Vitamin Shoppe and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) Vitamin Shoppe is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Vitamin Shoppe) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the

United States, any state of the United States or the District of Columbia; provided, that if such entity is a partnership or limited liability company, such entity has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Vitamin Shoppe) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Vitamin Shoppe under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Vitamin Shoppe or the Person formed by or surviving any such consolidation or merger (if other than Vitamin Shoppe), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio of Vitamin Shoppe immediately prior to such transaction.

In addition, Vitamin Shoppe will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Vitamin Shoppe with an Affiliate solely for the purpose of reincorporating Vitamin Shoppe in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Vitamin Shoppe and its Restricted Subsidiaries.

Transactions with Affiliates

Vitamin Shoppe will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Vitamin Shoppe (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Vitamin Shoppe or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction by Vitamin Shoppe or such Restricted Subsidiary with an unrelated Person; and

(2)	Vitamin Shoppe delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of Vitamin Shoppe set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Vitamin Shoppe; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Vitamin Shoppe or such Subsidiary of such Affiliate Transaction from a financial point of view or that such transaction is on terms no less favorable to Vitamin Shoppe or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm’s-length basis from a Person not an Affiliate of Vitamin Shoppe or such Restricted Subsidiary issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Vitamin Shoppe or any of its Restricted Subsidiaries and payments pursuant thereto;

(2)	transactions between or among Vitamin Shoppe and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Vitamin Shoppe) that is an Affiliate of Vitamin Shoppe solely because Vitamin Shoppe owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Vitamin Shoppe;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Vitamin Shoppe to Affiliates of Vitamin Shoppe;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” or Permitted Investments;

(7)	any merger of Vitamin Shoppe or Restricted Subsidiary with an Affiliate of Vitamin Shoppe solely for the purpose and with the sole effect of reincorporating Vitamin Shoppe in another jurisdiction;

(8)	transactions with joint venture partners in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to Vitamin Shoppe and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Vitamin Shoppe or the senior management thereof, or on at terms at least as favorable as might reasonably have been obtained at such time in arms’ length dealings with a Person who is not an Affiliate;

(9)	any payments made by Vitamin Shoppe under the Advisory Services Agreement and any other transactions involving Vitamin Shoppe or any of its Restricted Subsidiaries on the one hand and Bear, Stearns & Co. Inc. or any of its Affiliates, on the other hand, which transactions, in the reasonable determination of Vitamin Shoppe’s Board of Directors, are on commercially reasonable terms;

(10)	transactions between or among Vitamin Shoppe and/or its Subsidiaries;

(11)	Permitted Parent Payments;

(12)	the forgiveness of any loans to any officers of the Parent or Vitamin Shoppe which are described in this prospectus; and

(13)	loans or advances to employees in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding (in addition to any such loans described in this prospectus).

Business Activities

Vitamin Shoppe will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Vitamin Shoppe and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Vitamin Shoppe or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Vitamin Shoppe may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Vitamin Shoppe and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Vitamin Shoppe. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Vitamin Shoppe may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Vitamin Shoppe as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Vitamin Shoppe as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Vitamin Shoppe will be in default of such covenant. The Board of Directors of Vitamin Shoppe may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Vitamin Shoppe; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Vitamin Shoppe of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Vitamin Shoppe will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Vitamin Shoppe will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Vitamin Shoppe were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Vitamin Shoppe were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Vitamin Shoppe’s consolidated financial statements by Vitamin Shoppe’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Vitamin Shoppe will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its Web site within those time periods.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Vitamin Shoppe is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Vitamin Shoppe will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC to the extent it would have to do so if it were required to make such filings within the time periods specified above unless the SEC will not accept such a filing. Vitamin Shoppe will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Vitamin Shoppe’s filings for any reason, Vitamin Shoppe will post the reports referred to in the preceding paragraphs on its Web site within the time periods that would apply if Vitamin Shoppe were required to file those reports with the SEC.

If Vitamin Shoppe has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Vitamin Shoppe and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Vitamin Shoppe.

In addition, Vitamin Shoppe and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Vitamin Shoppe or any of its Restricted Subsidiaries to comply for 30 days after notice to Vitamin Shoppe by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Repurchase at the Option of Holders—Equity Sales” (other than the failure to purchase notes);

(4)	failure by Vitamin Shoppe or any of its Restricted Subsidiaries for 60 days after notice to Vitamin Shoppe by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Vitamin Shoppe or any of its

Restricted Subsidiaries (or the payment of which is guaranteed by Vitamin Shoppe or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal on such Indebtedness by the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case other than with respect to the acceleration of any Indebtedness under the Credit Agreement, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by Vitamin Shoppe or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, excluding amounts covered by insurance or indemnities which in the reasonable judgment of the Board of Directors of Vitamin Shoppe are provided by creditworthy parties, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	the occurrence of any of the following:

(a)	except as permitted by the indenture, any security document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (7)(a) if the result of the failure of one or more security documents to be fully enforceable is that any Parity Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $20.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens;

(b)	any Parity Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $20.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens (except for any failure arising from an action or inaction by any collateral agent or Priority Lien Agent); or

(c)	Vitamin Shoppe or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Vitamin Shoppe or any other Pledgor set forth in or arising under any security document; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Vitamin Shoppe or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Vitamin Shoppe, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

Vitamin Shoppe is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Vitamin Shoppe is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Vitamin Shoppe or any Guarantor, as such, will have any liability for any obligations of Vitamin Shoppe or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Vitamin Shoppe may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Vitamin Shoppe’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Vitamin Shoppe’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Vitamin Shoppe may, at its option and at any time, elect to have the obligations of Vitamin Shoppe and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Vitamin Shoppe must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Vitamin Shoppe must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Vitamin Shoppe must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Vitamin Shoppe has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Vitamin Shoppe must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Vitamin Shoppe or any Guarantor is a party or by which Vitamin Shoppe or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Vitamin Shoppe or any of its Subsidiaries is a party or by which Vitamin Shoppe or any of its Subsidiaries is bound;

(6)	Vitamin Shoppe must deliver to the trustee an officers’ certificate stating that the deposit was not made by Vitamin Shoppe with the intent of preferring the holders of notes over the other creditors of Vitamin Shoppe with the intent of defeating, hindering, delaying or defrauding any creditors of Vitamin Shoppe or others; and

(7)	Vitamin Shoppe must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Intercreditor Agreement—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Vitamin Shoppe, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Vitamin Shoppe’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Vitamin Shoppe’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9)	to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Vitamin Shoppe, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Vitamin Shoppe or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Vitamin Shoppe or any Guarantor is a party or by which Vitamin Shoppe or any Guarantor is bound;

(3)	Vitamin Shoppe or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Vitamin Shoppe has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Vitamin Shoppe must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the trustee becomes a creditor of Vitamin Shoppe or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, registration rights agreement, intercreditor agreement and security documents without charge by writing to 2101 91st Street, North Bergen, New Jersey 07047, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The Global Notes

The certificates representing the Exchange Notes will be issued in fully registered form. Except as described below, the Exchange Notes will be initially represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with, or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global note.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC set forth below are controlled by that settlement system and may be changed at any time. We undertake no obligation to update you regarding changes in these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a banking organization within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code; and

•	a clearing agency registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own (securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC:

•	Upon issuance of the global notes, DTC we will credit the respective principal amounts of the Exchange Notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interest in the global notes will be limited to persons who have accounts with DTC, who are referred to as participants, or persons who hold interests through participants.

•	Ownership of the beneficial interests in the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests though participants, the ability of a person having an interest in Exchange Notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes and

•	will not be considered the owners or holders of the Exchange Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the indenture, and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest. We understand that under existing industry practice, in the event that we request any action of holders of Exchange Notes, or a holder of the notes that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take action and the participants would authorize holders of the notes owning through the participants to take action or would otherwise act upon the instruction of those holders of the Exchange Notes. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those Exchange Notes.

Payments of principal, premium and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Certificated Exchange Notes

Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days,

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days,

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated Exchange Notes; or

•	certain other events provided in the indenture should occur.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, inducting with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Advisory Services Agreement” means the agreement made as of November 27, 2002 by and among Bear Stearns Merchant Manager II, LLC, VS Holdings, Inc. and Vitamin Shoppe Industries Inc., as amended, restated, modified, renewed, replaced (whether upon or after termination or otherwise) in whole or in part from time to time; provided that such amendments, restatements, modifications, renewals or replacements are not, taken as a whole, materially less favorable to the holders of the notes; provided, further that such amendments, restatements, modifications, renewals or replacements do not increase the amount of fees to which Bear Stearns Merchant Manager II, LLC is entitled under the agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Eurodollar Rate” means, for each quarterly period during which any note is outstanding subsequent to the initial quarterly period, 750 basis points over the rate determined by Vitamin Shoppe (notice of such rate to be sent to the Trustee by Vitamin Shoppe on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available to Vitamin Shoppe, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Bear, Stearns & Co. Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the Applicable Eurodollar Rate for the initial quarterly period shall be 11.80438%.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Vitamin Shoppe and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Vitamin Shoppe’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2)	a transfer of assets between or among Vitamin Shoppe and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Vitamin Shoppe to Vitamin Shoppe or to a Restricted Subsidiary of Vitamin Shoppe;

(4)	the sale or lease of products, services, inventory, equipment, leasehold improvements, fixtures or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

(7)	any release of intangible claims or rights in connection with the loss or settlement of a bona-fide lawsuit, dispute or other controversy;

(8)	leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of Vitamin Shoppe or any of its Restricted Subsidiaries; and

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	90% of the face amount of all accounts receivable owned by Vitamin Shoppe and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

(2)	65% of the book value of all inventory, net of reserves, owned by Vitamin Shoppe and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York, the city of Wilmington, Delaware or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Expenditure” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which would, in accordance with GAAP, be set forth as capital expenditures in the consolidated statement of cash flow of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vitamin Shoppe and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Vitamin Shoppe;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Vitamin Shoppe, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Vitamin Shoppe are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Collateral” means all properties and assets at any time owned or acquired by Vitamin Shoppe or any of the other Pledgors, except:

(1)	Excluded Assets;

(2)	any properties and assets in which the collateral agent is required to release its Liens pursuant to the provisions described above under the caption “—Intercreditor Agreement—Release of Liens on Collateral;” and

(3)	any properties and assets that no longer secure the notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “—Intercreditor Agreement—Release of Liens in Respect of Notes,”

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of Vitamin Shoppe or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if Vitamin Shoppe or any other Pledgor thereafter acquires or reacquires such assets or properties.

“collateral agent” means Wilmington Trust Company, in its capacity as collateral agent under the security documents, together with its successors in such capacity.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	amortization of deferred rent expense; provided, that Consolidated Cash Flow shall be reduced by rent expense paid in cash to the extent not deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person; and provided, further that there shall be excluded:

(1)	the Net Income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(2)	the cumulative effect of a change in accounting principles will be excluded;

(3)	any non-recurring costs and expenses incurred in connection with the Transactions;

(4)	any non-cash compensation charges, including, any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(5)	any non-cash costs, charges or expenses relating to the application of purchase accounting;

(6)	any unrealized gain or loss resulting from the application of SFAS 133 with respect to Hedging Obligations; and

(7)	any non-cash goodwill impairment charges or other intangible asset impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS 142 or other non-cash asset impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS 144.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Vitamin Shoppe who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control Investment Affiliate” means, of any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or a Person controlled by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Agreement” means that certain Loan and Security Agreement, dated on or about the date of the indenture, by and among Vitamin Shoppe, the Parent, VS Direct, Inc., the Priority Lien Agent, and the holders of the Priority Lien Obligations that are parties thereto as lenders, providing for up to $75.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the debt facility evidenced by the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Vitamin Shoppe or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of Vitamin Shoppe, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3)	discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Vitamin Shoppe to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Vitamin Shoppe may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Vitamin Shoppe and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Vitamin Shoppe that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Vitamin Shoppe.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)	will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative, the Priority Lien Agent and the collateral agent) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Excluded Assets” means each of the following:

(1)

any lease, license, contract, property right or agreement to which Vitamin Shoppe or any other Pledgor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the security documents will constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the security documents, immediately and automatically, at such time as such consequences will no longer result;

(2)	real property owned by Vitamin Shoppe or any other Pledgor that has a Fair Market Value not exceeding $5.0 million in the aggregate, or any real property leased by Vitamin Shoppe or any other Pledgor;

(3)	any rights to any intellectual property or license agreements that would be cancelled or rendered invalid or unenforceable under applicable law by the grant of a security interest created pursuant to the terms of the security documents, for so long as such prohibition or reason for invalidity under applicable law exists, except for the products and the proceeds thereof;

(4)	all “securities” of any of Vitamin Shoppe’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act); and

(5)	any other property or assets in which a Lien cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, so long as the aggregate Fair Market Value of all such property and assets does not at any one time exceed $15.0 million.

“Existing Indebtedness” means Indebtedness of Vitamin Shoppe and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Vitamin Shoppe (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Vitamin Shoppe (other than Disqualified Stock) or to Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)	each Domestic Subsidiary of Vitamin Shoppe on the date of the indenture; and

(2)	any other Subsidiary of Vitamin Shoppe that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates; and

(4)	other agreements or arrangements designed to manage fluctuations in commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Vitamin Shoppe.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)	representing any Hedging Obligations, or

(7)	all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Vitamin Shoppe or any Restricted Subsidiary arising out of any cash management, depositary or investment services provided by the Priority Lien Agent, any holder of Priority Lien Debt or their respective Affiliates, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“insolvency or liquidation proceeding” means:

(1)	any case commenced by or against Vitamin Shoppe or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Vitamin Shoppe or any other Pledgor, any receivership or assignment for the benefit of creditors relating to Vitamin Shoppe or any other Pledgor or any similar case or proceeding relative to Vitamin Shoppe or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Vitamin Shoppe or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of Vitamin Shoppe or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“intercreditor agreement” means the Intercreditor Agreement, dated as of the date of the indenture, among the Pledgors, the Priority Lien Agent, the trustee and the collateral agent, as amended, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Vitamin Shoppe or any Subsidiary of Vitamin Shoppe sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Vitamin Shoppe such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Vitamin Shoppe, Vitamin Shoppe will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Vitamin Shoppe’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Vitamin Shoppe or any Subsidiary of Vitamin Shoppe of a Person that holds an Investment in a third Person will be deemed to be an Investment by Vitamin Shoppe or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the November 15, 2005, the date that the Old Notes were originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1)	as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Representative and each existing and future holder of Permitted Prior Liens:

(a)	that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by Vitamin Shoppe or any other Pledgor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the collateral agent for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b)	that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the intercreditor agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c)	consenting to and directing the collateral agent to perform its obligations under the intercreditor agreement and the other security documents; and

(2)	as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Prior Liens:

(a)	that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by Vitamin Shoppe or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the Priority Lien Agent for the benefit of all holders of Priority Lien Obligations equally and ratably;

(b)	that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the intercreditor agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c)	consenting to and directing the Priority Lien Agent to perform its obligations under the intercreditor agreement and the other Priority Lien Security Documents.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Vitamin Shoppe or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Vitamin Shoppe nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)

no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Vitamin Shoppe or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Vitamin Shoppe or any of its Restricted Subsidiaries.

“Note Documents” means the indenture, the notes and the security documents.

“Note Guarantee” means the Guarantee by each Guarantor of Vitamin Shoppe’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents or Parity Lien Documents, as the case may be, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities (including attorney’s fees) payable under the documentation governing any Indebtedness.

“Parity Lien” means a Lien granted by a security document to the collateral agent, at any time, upon any property of Vitamin Shoppe or any other Pledgor to secure Parity Lien Obligations or any judgment lien obtained in respect of a Parity Lien Obligation.

“Parity Lien Debt” means:

(1)	the notes issued on the date of the indenture (including any related exchange notes); and

(2)	any other Indebtedness of Vitamin Shoppe (including additional notes) that is secured equally and ratably with the notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt or other Parity Lien Debt.

“Parity Lien Documents” means, collectively, the Note Documents and the indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the security documents (other than any security documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means:

(1)	in the case of the notes, the trustee;

(2)	in the case of any other Series of Parity Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the intercreditor agreement by executing a joinder in the form required under the intercreditor agreement.

“Permitted Business” means any business engaged in by Vitamin Shoppe or any of its Restricted Subsidiaries on the date of the indenture and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Vitamin Shoppe and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1)	any Investment in Vitamin Shoppe or in a Restricted Subsidiary of Vitamin Shoppe;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Vitamin Shoppe or any Restricted Subsidiary of Vitamin Shoppe in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Vitamin Shoppe; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Vitamin Shoppe;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Vitamin Shoppe or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Vitamin Shoppe or any Restricted Subsidiary of Vitamin Shoppe in an aggregate principal amount not to exceed $3.0 million at any one time outstanding (in addition to any such loans described in this prospectus);

(9)	repurchases of the notes; and

(10)	other Investments in any Person other than an Affiliate of Vitamin Shoppe having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $15.0 million.

“Permitted Liens” means:

(1)	Liens on the assets of Vitamin Shoppe and the other Pledgors held by the Priority Lien Agent securing (A) Priority Lien Debt (including all fixed and contingent reimbursement obligations with respect to letters of credit whether drawn or not drawn) in an aggregate principal amount not exceeding the Priority Lien Cap and (B) all Priority Lien Obligations related to such Priority Lien Debt;

(2)	Liens held by the collateral agent on the Collateral equally and ratably securing the notes to be issued on the date of the indenture and all future Parity Lien Debt and other Parity Lien Obligations;

(3)	Liens on assets of Vitamin Shoppe or any of its Restricted Subsidiaries securing (a) Indebtedness that was permitted to be incurred by clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) all Obligations related thereto and (c) all Hedging Obligations in connection therewith that were permitted by the indenture to be incurred;

(4)	Liens in favor of Vitamin Shoppe or the Guarantors;

(5)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Vitamin Shoppe or any Subsidiary of Vitamin Shoppe; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Vitamin Shoppe or the Subsidiary;

(6)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Vitamin Shoppe or any Subsidiary of Vitamin Shoppe; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(7)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(9)	Liens existing on the Issue Date;

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business, and inchoate statutory landlord’s liens for amounts which are not yet due arising in the ordinary course of business;

(12)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(14)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(16)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(17)	Liens to support trade letters of credit issued in the ordinary course of business;

(18)	Liens securing reimbursement obligations with respect to commercial letters of credit, which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(19)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Vitamin Shoppe, including rights of offset and set-off;

(20)	Liens from judgments, decrees, or attachments in circumstances not constituting an Event of Default;

(21)	Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(22)	Deposits made in the ordinary course of business to secure liability to insurance carriers;

(23)	Leases or subleases granted to others that do not materially interfere with the ordinary course of business of Vitamin Shoppe and its Restricted Subsidiaries;

(24)	Liens arising from Uniform Commercial Code financing statements regarding leases;

(25)	security interests or statutory Liens held by a lessor on personal property and trade fixtures of the tenant (i) located on retail store premises demised by such lessor’s lease and (ii) in addition, after the date of the indenture, located on any newly leased warehouse premises demised by such lessor’s lease (except where the fair market value of such personal property and trade fixtures exceeds $1.0 million);

(26)	Any extensions, substitutions, replacements or renewals of the foregoing; and

(27)	Liens incurred in the ordinary course of business of Vitamin Shoppe or any Subsidiary of Vitamin Shoppe with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $500,000 per annum; and

(2)	for so long as Vitamin Shoppe is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Vitamin Shoppe and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Vitamin Shoppe would owe if Vitamin Shoppe were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Vitamin Shoppe and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Vitamin Shoppe shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to Vitamin Shoppe.

“Permitted Prior Liens” means:

(1)	Liens described in clause (1) of the definition of “Permitted Liens;”

(2)	Liens described in clauses (3), (5), (6), (7), (8), (9), (18), (19), (21) or (22) of the definition of “Permitted Liens;” and

(3)	Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Priority Lien Security Documents or the security documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of Vitamin Shoppe or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Vitamin Shoppe or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Vitamin Shoppe or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means VS Holdings, Inc., Vitamin Shoppe, the Guarantors and any other Person (if any) that provides collateral security for any Secured Debt Obligations.

“Principals” means JDH Management LLC and its Control Investment Affiliates, including Bear Stearns Merchant Capital II, L.P.

“Priority Lien” means a Lien granted by a Priority Lien Security Document to the Priority Lien Agent, at any time, upon any property of Vitamin Shoppe or any other Pledgor to secure Priority Lien Obligations.

“Priority Lien Agent” means Wachovia Bank, National Association, in its capacity as agent under the Priority Lien Security Documents, together with its successors in such capacity, and any agent acting as collateral agent under any successor Priority Lien Security Documents.

“Priority Lien Cap” means, as of any date, the principal amount of Indebtedness outstanding under the Credit Agreement (including all fixed or contingent reimbursement obligations with respect to letters of credit whether or not drawn) and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the sum of the amount provided by clause (1) of the definition of Permitted Debt, as of any date, plus the amount provided by clause (15) of the definition of Permitted Debt, less the amount of Parity Lien Debt incurred after the date of the indenture the net proceeds of which are used to permanently repay Priority Lien Debt. For purposes of this definition, all Hedging Obligations will be valued at zero.

“Priority Lien Debt” means:

(1)	Indebtedness of Vitamin Shoppe and its Subsidiaries under the Credit Agreement that was permitted to be incurred and secured under the applicable Secured Debt Documents (or as to which the Priority Lien Agent obtained an officers’ certificate from Vitamin Shoppe at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2)	Indebtedness of Vitamin Shoppe under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred under the terms of the Credit Agreement and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a)	on or before the date on which such Indebtedness is incurred by Vitamin Shoppe, such Indebtedness is designated by Vitamin Shoppe, in an officers’ certificate delivered to each Priority Lien Representative, the Priority Lien Agent and the collateral agent, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)	all requirements set forth in the intercreditor agreement as to the confirmation, grant or perfection of the Priority Lien Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Vitamin Shoppe delivers to the Priority Lien Agent and the collateral agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and

(3)	Hedging Obligations of Vitamin Shoppe incurred to hedge or manage interest rate risk with respect to Priority Lien Debt; provided that:

(a)	such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred; and

(b)	such Priority Lien is senior to or on a parity with the Priority Liens securing Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred.

“Priority Lien Documents” means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the Priority Lien Security Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

“Priority Lien Representative” means (1) the Priority Lien Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Priority Lien Security Documents” means the Credit Agreement, the intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Vitamin Shoppe or any other Pledgor creating (or purporting to create) a Priority Lien upon collateral in favor of the Priority Lien Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions described above under the caption “—Intercreditor Agreement—Voting.” For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Vitamin Shoppe or any Affiliate of Vitamin Shoppe will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retained Secured Contingent Obligations” means, at any time, all obligations for taxes, costs, indemnification or other like obligations of Vitamin Shoppe or any other Pledgor secured by Priority Liens under the Priority Lien Documents which are not due and payable at such time and in respect of which the Priority Lien Agent has notified the collateral agent that any legal proceeding or other claim is pending or has been overtly threatened against any holder of Priority Lien Obligations, or any other identifiable loss contingency exists, which may result in a liability becoming payable at a future time by Vitamin Shoppe or any other Pledgor under the provisions of the Priority Lien Documents.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Secured Debt” means Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means each Parity Lien Representative and each Priority Lien Representative.

“Secured Leverage Ratio” means, on any date, the ratio of:

(1)	the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of Restricted Subsidiaries of Vitamin Shoppe that are not Guarantors outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

(2)	the aggregate amount of Vitamin Shoppe’s Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date will be excluded;

(3)	any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)	any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.

“security documents” means the intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Vitamin Shoppe or any other Pledgor creating (or purporting to create) a Parity Lien upon Collateral in favor of the collateral agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Intercreditor Agreement—Amendment of Security Documents.”

“Series of Parity Lien Debt” means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Priority Lien Debt.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Specified Secured Contingent Obligations” means, at any time, obligations of Vitamin Shoppe or any other Pledgor under the Priority Lien Documents secured by Priority Liens consisting of (a) reimbursement obligations in respect of the amount that then is or thereafter may become available for funding under outstanding letters of credit issued for account of Vitamin Shoppe or any of its Subsidiaries, including without limitation any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses owing to any issuing bank, confirming bank, advising bank or correspondent bank, in each case related to such reimbursement obligations, and (b) obligations to pay any Priority Lien Obligations that were provisionally credited from the proceeds of any check or other payment remittance received from any account debtor of Vitamin Shoppe or any other Pledgor which has not at such time been finally paid, to the extent (i) such proceeds are required to be returned to any depositary or intermediary bank or clearing house under banking industry rules governing revocation of provisional credits for returned items in process of collection or (ii) the remitting bank is entitled under any deposit account control agreement with the Priority Lien Agent to be indemnified for any such returned items.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness or Disqualified Stock, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surviving Unsecured Contingent Obligations” means, at any time, all obligations for taxes, costs, indemnification or other like obligations of Vitamin Shoppe or any other Pledgor under the Priority Lien

Documents which are not due and payable at such time or for which no claim or demand for payment has been made at such time, other than Specified Secured Contingent Obligations and Retained Secured Contingent Obligations.

“Transactions” means the issuance of the notes and the entry into the Credit Agreement.

“Total Assets” means the total assets of Vitamin Shoppe and its Restricted Subsidiaries, on shown on the most recent balance sheet of Vitamin Shoppe.

“Unrestricted Subsidiary” means any Subsidiary of Vitamin Shoppe that is designated by the Board of Directors of Vitamin Shoppe as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Vitamin Shoppe or any Restricted Subsidiary of Vitamin Shoppe unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Vitamin Shoppe or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Vitamin Shoppe;

(3)	is a Person with respect to which neither Vitamin Shoppe nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Vitamin Shoppe or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any state, local or non-U.S. tax law.

The exchange of the Old Notes for Exchange Notes pursuant to the exchange offer should not be treated as an “exchange” for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the exchange offer.

IRS Circular 230 disclosure

To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus (including any attachments) was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until                     , 2006, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the Exchange Notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act of 1933 includes:

(1) any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

(2) any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives Exchange Notes will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act of 1933) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the Exchange Notes.

However, if any holder acquires Exchange Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

Further, each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any Exchange Notes. We have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Old Notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Old Notes against liabilities under the Securities Act of 1933, including any broker-dealers.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain partners of Kirkland & Ellis LLP collectively indirectly hold less than 1% of each of the common stock and preferred stock of VS Holdings, Inc., our parent company.

EXPERTS

The consolidated financial statements for each of the three fiscal years in the period ended December 31, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in method of accounting for costs included in inventory in Fiscal 2005 and a change in method of accounting for the Company’s customer loyalty program in Fiscal 2003) and is so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have agreed that, whether or not required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, VS Holdings, Inc. will file with the SEC (unless the SEC will not accept such a filing) all quarterly and annual reports that would be required to be filed with the SEC Forms 10-Q and 10-K, if VS Holdings, Inc. were required to file such reports. Following the effectiveness of the exchange offer, we will make available to the trustee and holders of the notes, the annual reports, information, documents and other reports that are required by Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. Information filed with the SEC may be read and copied by the public at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http:/ /www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any holder or prospective purchaser of the notes the information required to be delivered by 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act. Certain information may be available on our website at www.VitaminShoppe.com. Information contained on our website does not constitute part of this prospectus.

In reliance on Rule 12h-5 under the Exchange Act, none of Vitamin Shoppe Industries Inc. nor VS Direct Inc. intends to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as Vitamin Shoppe Industries Inc. and VS Direct Inc. rely on Rule 12h-5, certain financial information pertaining to them will be included in the financial statements of VS Holdings, Inc. filed with the SEC pursuant to the Exchange Act and the indenture governing the notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIR M

To the Board of Directors and Stockholders of

VS Holdings, Inc.

North Bergen, New Jersey

We have audited the accompanying consolidated balance sheets of VS Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2005 and December 25, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of VS Holdings, Inc. and Subsidiary as of December 31, 2005 and December 25, 2004, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for costs included in inventory in Fiscal 2005. Also, as discussed in Note 3, the Company changed its method of accounting for its customer loyalty program in Fiscal 2003.

/s/    Deloitte & Touche, LLP

Parsippany, New Jersey

April 14, 2006 (July 7, 2006 as to Note 10—Legal Proceedings)

Item 1.	Financial Statements

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2005	December 25, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,784	$2,885
Inventories	74,132	61,981
Prepaid expenses and other current assets	11,603	7,935
Deferred income taxes	3,202	2,727

Total current assets	93,721	75,528
Property and equipment, net	62,620	58,116
Goodwill	175,896	176,233
Other intangibles, net	68,100	74,182
Other assets:
Deferred financing fees, net of accumulated amortization of $123 and $2,228, respectively	6,605	4,581
Other	165	364
Security deposits	1,494	1,456

Total other assets	8,264	6,401

Total assets	$408,601	$390,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$1,000
Revolving credit facility	12,127	—
Accounts payable	27,816	22,848
Deferred sales	11,046	10,016
Accrued salaries and related expenses	2,946	2,972
Accrued interest	2,980	2,534
Other accrued expenses	8,538	8,877

Total current liabilities	65,453	48,247
Long-term debt	165,000	159,336
Deferred income taxes	18,596	21,967
Deferred rent	11,697	7,561
Commitments and contingencies
Stockholders’ equity:
Preferred stock $0.01 par value; authorized 500,000 shares; Series A shares issued and outstanding 79,860 (aggregate liquidation preference $101,980 and $94,213, respectively)	1	1
Common stock, $0.01 par value; authorized 11,000,000 shares, 7,617,000 shares issued and outstanding	76	76
Additional paid-in capital	151,040	151,040
Warrants	5,666	5,666
Note receivable due from officer	(1,500)	(1,500)
Accumulated other comprehensive loss	—	(215)
Accumulated deficit	(7,428)	(1,719)

Total stockholders’ equity	147,855	153,349

Total liabilities and stockholders’ equity	$408,601	$390,460

See accompanying notes to consolidated financial statements.

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Net sales	$436,463	$387,357	$331,221
Cost of goods sold	290,243	258,223	215,009

Gross profit	146,220	129,134	116,212
Selling, general and administrative expenses	126,514	112,789	94,890
Related party expenses (see Note 12)	1,799	969	820

Income from operations	17,907	15,376	20,502
Extinguishment of debt and other	11,573	—	—
Interest income	(209)	(190)	(52)
Interest expense	19,595	16,538	17,224

(Loss) income before (benefit) provision for income taxes	(13,052)	(972)	3,330
(Benefit) provision for income taxes	(5,063)	(361)	1,659

(Loss) income before cumulative effect of accounting change	(7,989)	(611)	1,671
Cumulative effect of accounting change, net of tax provision of $1.6 million for Fiscal 2005 and tax benefit of $(1.6) million in Fiscal 2003 (see Note 3)	2,280	—	(2,366)

Net loss	$(5,709)	$(611)	$(695)

See accompanying notes to consolidated financial statements.

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Note Receivable Due from Officer	Additional Paid-In-Capital	Warrants	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
	Series A
	Shares	Amounts	Shares	Amounts
	(in thousands, except share data)
Balance at December 28, 2002	79,860	$1	7,617,000	$76	$(1,500)	$151,040	$5,666	$(413)	$—	$154,870
Net loss	—	—	—	—	—	—	—	(695)	—	(695)
Interest Rate Collar net of taxes of $200	—	—	—	—	—	—	—	—	(245)	(245)

Comprehensive Loss	—	—	—	—	—	—	—	—	—	(940)

Balance at December 27, 2003	79,860	1	7,617,000	76	(1,500)	151,040	5,666	(1,108)	(245)	153,930
Net loss	—	—	—	—	—	—	—	(611)	—	(611)
Interest Rate Collar net of taxes of $24	—	—	—	—	—	—	—	—	30	30

Comprehensive Loss	—	—	—	—	—	—	—	—	—	(581)

Balance at December 25, 2004	79,860	1	7,617,000	76	(1,500)	151,040	5,666	(1,719)	(215)	153,349
Net loss	—	—	—	—	—	—	—	(5,709)	—	(5,709)
Interest Rate Collar net of taxes of $176	—	—	—	—	—	—	—	—	215	215
Comprehensive Loss	—	—	—	—	—	—	—	—	—	(5,494)

Balance at December 31, 2005	79,860	$1	7,617,000	$76	$(1,500)	$151,040	$5,666	$(7,428)	$—	$147,855

See accompanying notes to consolidated financial statements.

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Cash flow from operating activities:
Net loss	$(5,709)	$(611)	$(695)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,847	21,972	20,196
Loss on extinguishment of debt	11,137	—	—
Cumulative effect of accounting change, net of tax (see Note 3)	(2,280)	—	2,366
Loss on disposal of fixed assets	—	48	—
Deferred income taxes	(5,103)	(597)	751
Deferred rent	3,129	3,443	2,119
Changes in operating assets and liabilities:
Inventories	(8,277)	(7,019)	(16,742)
Prepaid expenses and other current assets	(2,451)	(932)	359
Other non-current assets	—	13	(187)
Accounts payable	6,297	822	4,726
Accrued expenses and other current liabilities	1,407	5,953	5,370

Net cash provided by operating activities	19,997	23,092	18,263

Cash flow from investing activities:
Capital expenditures	(19,021)	(19,174)	(19,961)
Proceeds from property disposal	—	—	12

Net cash used in investing activities	(19,021)	(19,174)	(19,949)

Cash flow from financing activities:
Borrowings under revolving credit agreement	21,127	4,000	3,000
Repayment of borrowings under revolving credit agreement	(9,000)	(4,000)	(3,000)
Repayment of long-term debt	(169,476)	(1,000)	(1,000)
Proceeds from issuance of long-term debt	165,000	—	—
Deferred financing fees	(6,728)	(800)	(120)
Net decrease in capital leases	—	(178)	(249)
Interest rate collar premium	—	—	(386)

Net cash provided by (used in) financing activities	923	(1,978)	(1,755)

Net increase (decrease) in cash and cash equivalents	1,899	1,940	(3,441)
Cash and cash equivalents beginning of year	2,885	945	4,386

Cash and cash equivalents end of year	$4,784	$2,885	$945

Supplemental disclosures of cash flow information:
Interest paid	$16,670	$11,858	$11,170
Income taxes paid	$1,077	$561	$2,748

Supplemental disclosures of non-cash financing activities:
Accrued purchases of property and equipment	$428	$1,757	$713

See accompanying notes to consolidated financial statements.

VS HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

VS Holdings, Inc. (“Holdings”), is incorporated in the State of Delaware, and through its wholly-owned subsidiary, Vitamin Shoppe Industries Inc. (“Subsidiary” or “VSI”) and VSI’s wholly-owned subsidiary, VS Direct Inc. (“Direct,” and, together with Holdings and VSI, the “Company”), is a leading specialty retailer and direct marketer of nutritional products. Sales of both national brands and “The Vitamin Shoppe” and “BodyTech” brands of vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies and other health and beauty aids are made through VSI-owned retail stores, mail order catalogs and the Internet to customers located primarily in the United States. VSI operates from its headquarters in North Bergen, New Jersey.

The consolidated financial statements for the fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003 include the accounts of Holdings, VSI and VSI’s wholly owned subsidiary Direct. All significant intercompany transactions have been eliminated.

The Company’s fiscal year ends on the last Saturday in December. As used herein, the term “Fiscal Year” or “Fiscal” refers to the 52-or 53-week period, as applicable, ending the last Saturday in December. Fiscal 2005 is a 53-week period ending December 31, 2005, Fiscal 2004 was a 52-week period ended December 25, 2004 and Fiscal 2003 was a 52-week period ended December 27, 2003.

2.	Acquisition

On October 8, 2002, a definitive merger agreement was entered into whereby Vitamin Shoppe Industries Inc. agreed to be sold to Holdings, a newly formed holding company for approximately $301.9 million, net of cash acquired, which consisted of consideration of cash and reinvested equity of approximately $265.6 million, and the repayment of approximately $47.5 million of indebtedness plus the payment of transaction fees and expenses of approximately $10.4 million (the “Acquisition”). VS Holdings, Inc. is controlled by Bear Stearns Merchant Capital II, L.P. and affiliated entities. Bear Stearns Merchant Capital II, L.P’s affiliate BSMB/Vitamin, LLC, beneficially owns 80.0% of the common stock and 76.3% of the preferred stock of Holdings.

The Acquisition was accounted for as a purchase under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Acquired intangibles and goodwill are accounted for under SFAS No. 142, Goodwill and Other Intangible Assets. In 2005, the Company determined that it had not previously recorded deferred tax assets relating to certain severance and lease termination costs. As a result, the Company correctly reflected deferred tax assets and reduced goodwill by $337,000. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition as adjusted for the finalization of the allocation of purchase accounting (in thousands):

Total
Current assets	$62,914
Property, plant and equipment	36,043
Intangible assets	88,000
Goodwill	175,896
Other Assets	4,447

Total assets acquired	367,300
Total liabilities	101,746

Net assets acquired	$265,554

A value of $68.1 million and $19.9 million were assigned to the trade name and customer list, respectively. The trade name is not being amortized as it was determined to have an indefinite life. The customer list is being amortized over three years, and its net book value was zero at December 31, 2005 and $6.1 million at December 25, 2004. Goodwill is not deductible for tax purposes

3.	Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Inventories—Inventories are stated at the lower of cost or market value. Cost is determined using the moving weighted average method. Finished goods inventory includes the cost of labor and overhead required to package “The Vitamin Shoppe” and “BodyTech” brand products. The Company estimates losses for excess and/or obsolete inventory and the net realizable value of inventory based on the aging of inventory and the valuation of the likelihood of recovering the inventory costs based on anticipated demand.

Fiscal 2005 Change in Accounting Principle—Effective December 26, 2004 (the beginning of Fiscal 2005), the Company implemented a change in accounting for costs included in inventory. The change relates to capitalizing freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility, including payroll. These costs were previously expensed as incurred in cost of goods sold and are now treated as inventory product costs which are expensed as inventory is sold. Freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility are includable in inventory because they directly relate to the acquisition of goods for resale by the Company. The Company has determined that it is preferable to capitalize such costs into inventory because it better represents the costs incurred to prepare inventory for sale to the end user, shows better comparability with other retailers and will improve the management and planning of inventory. As a result, the Company recorded the cumulative effect of accounting change of $2.3 million (net of tax provision of $1.6 million) upon adoption. The impact on Fiscal 2005 was an increase in net income of $249,000 (net of tax provision of $155,000). The table below represents the impact of the accounting change as if it had been implemented on the consolidated balance sheet at December 25, 2004 and consolidated statements of operations for the Fiscal years ended December 25, 2004 and December 27, 2003, respectively, (in thousands):

	As Reported (1)	Adjustments	Pro-forma
At December 25, 2004
Inventories	$61,981	$3,875	$65,856
Deferred Income taxes	$2,727	$(1,595)	$1,132
(Accumulated deficit) retained earnings	$(1,719)	$2,280	$561

Year Ended December 25, 2004
Cost of goods sold (1)	$258,223	$(1,230)	$256,993
Selling, general and administrative expenses (1)	$113,758	$(15)	$113,743
(Benefit) provision for income taxes	$(361)	$513	$152
(Loss) income before cumulative effect of accounting change	$(611)	$732	$121
Net (loss) income	$(611)	$732	$121

	As Reported (1)	Adjustments	Pro-forma
Year Ended December 27, 2003
Cost of goods sold (1)	$215,009	$(1,042)	$213,967
Selling, general and administrative expenses (1)	$95,710	$(52)	$95,658
Provision for income taxes	$1,659	$451	$2,110
Income before cumulative effect of accounting change	$1,671	$643	$2,314
Net loss	$(695)	$643	$(52)

(1)	Includes the effect of the reclassification of deferred rent expense from selling, general and administrative expenses to cost of goods sold.

Property and Equipment—Property and equipment is stated at cost less accumulated depreciation. Depreciation and amortization are provided for on a straight-line basis over the estimated useful lives of the related assets. Furniture, fixtures and equipment are depreciated over three to fifteen years. Leasehold improvements are amortized over the shorter of their useful lives or related lease terms. In accordance with the AICPA’s Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the direct internal and external costs associated with the development of the features and functionality of the Company’s Web site, transaction processing systems, telecommunications infrastructure and network operations, are capitalized and are amortized on a straight line basis over the estimated lives of five years. Capitalization of costs begin when the preliminary project stage is completed and management authorizes and commits to funding the computer software project and that it is probable that the project will be completed and the software will be used to perform the function intended. Depreciation of the assets commence when they are put into use. Expenditures for repairs and maintenance are expensed as incurred and expenditures for major renovations and improvements are capitalized. Upon retirement or disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations.

Impairment of Long-Lived Assets and Other Intangibles—The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to undiscounted pre-tax future net cash flows expected to be generated by that asset. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has been recognized. Intangible assets with indefinite useful lives are not amortized but are reviewed for impairment annually or more frequently if circumstances indicate a possible impairment may have occurred.

Rent Expenses, Deferred Rent and Landlord Construction Allowances—Rent expense and rent incentives, including landlord construction allowances, are recognized on a straight-line basis over the lease term. The Company records rent expense for stores and the distribution center as a component of cost of goods sold. The Company accounts for landlord construction allowances as lease incentives and records them as a component of deferred rent, which is recognized in cost of goods sold.

Deferred Financing Costs—The Company capitalizes costs directly associated with acquiring third-party financing. Deferred financing costs are included in other assets and are amortized as interest expense over the term of the related indebtedness.

Revenue Recognition—The Company recognizes revenue, net of sales returns, at the “point of sale,” which occurs when merchandise is sold “over-the-counter” in retail stores or upon delivery to a direct customer, net of sales returns. In accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, the Company classifies all amounts billed to customers that represent shipping fees as sales in all periods presented.

To arrive at net sales, gross sales are reduced by actual customer returns and a provision for estimated future customer returns, which is based on management’s review of historical and current customer returns. The following table details the activity and balances for of the sales return reserves at December 31, 2005, December 25, 2004, and December 27, 2003 (in thousands):

	Balance Beginning of Year	Amounts Charged to Sales	Write-Offs/ Recoveries Against Reserves	Balance at End of Year
Sales return reserves:
Year Ended December 31, 2005	$211.3	$(8,723.8)	$8,703.4	$190.9
Year Ended December 31, 2004	391.0	(7,353.7)	7,174.0	211.3
Year Ended December 25, 2003	213.5	(4,935.9)	5,113.4	391.0

Cost of Goods Sold—The Company includes the cost of inventory sold, costs of warehousing and distribution and store occupancy costs in cost of goods sold. Warehousing and distribution costs include freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility, including payroll, which are capitalized into inventory and then expensed as merchandise is sold. Store occupancy costs include rent, common area maintenance, real estate taxes, repairs and maintenance, insurance and utilities.

Frequent Buyer Program—The Company has a frequent buyer program whereby customers earn points toward free merchandise based on the volume of purchases. Points are earned each year and must be redeemed within the first three months of the following year or they expire. We defer sales on transactions based on estimated redemptions, which are based on historical redemption data as well as marketing efforts within the current period, and record a liability for points being earned within the current period. This liability is recorded as deferred sales on the consolidated balance sheet in the amount of $11.0 million and $10.0 million in 2005 and 2004, respectively.

Fiscal 2003 Change in Accounting Principle—On December 29, 2002 (the beginning of Fiscal 2003), the Company changed its accounting method to defer revenue on frequent buyer program transactions based on estimated redemptions. As a result, the Company recorded a cumulative effect accounting change of $2.4 million (net of tax benefit of $1.6 million) upon adoption which increased the Company’s deficit at December 29, 2002.

Store Pre-opening Costs—Costs associated with the opening of new retail stores and start up activities are expensed as incurred.

Advertising Costs—Costs associated with the production and distribution of the Company’s monthly and quarterly catalogues are expensed as incurred. The costs of advertising for online marketing arrangements, magazines, television and radio are expensed the first time advertising takes place. Advertising expense was $12.7 million, $12.6 million and $12.1 million for Fiscal 2005, Fiscal 2004 and Fiscal 2003, respectively.

Online Marketing Arrangements—The Company has entered into online marketing arrangements with various online companies. These agreements are established for periods of 24 months, 12 months or, in some cases, a lesser period and generally provide for compensation based on revenue sharing upon the attainment of stipulated revenue amounts or based on the number of visitors that the online company refers to the Company. The Company had no fixed commitments during Fiscal 2005, Fiscal 2004 and Fiscal 2003 relating to fixed payment contracts.

Research and Development Costs—The Company maintains close relationships with its third party branded manufacturers, which allows the Company to be at the forefront of introducing new third-party branded products within the industry. In addition, the Company maintains a product development group that is staffed with employees who oversee our development of new Vitamin Shoppe branded products. During Fiscal 2005 and 2004, the Company focused on, and will continue to focus on, developing Vitamin Shoppe branded product offerings for beauty care, condition-specific and branded blended specialty supplements (which are designed to assist with certain conditions, for example, sleep difficulties) and functional foods and beverages (offering further benefits beyond nourishment and hydration, such as additional vitamins and minerals). The Company is also focusing on enhancing its Vitamin Shoppe branded product offerings under the Company’s BodyTech label. The Company incurred $2.0 million, $1.7 million and $1.4 million of research and development expense for the fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003, respectively.

Income Taxes—Deferred income tax assets and liabilities are recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Deferred income taxes have been provided for temporary differences between the tax bases and financial reporting bases of the Company’s assets and liabilities using the tax rates and laws in effect for the periods in which the differences are expected to reverse.

Comprehensive Loss—Comprehensive loss represents net loss plus the results of certain non-shareholders’ equity changes not reflected in the statement of operations (other comprehensive loss). The components of other comprehensive loss for the Company represent an interest rate collar accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

Financial Instruments Policy—We use interest rate swaps and collars as cash flow hedges to manage our exposure to fluctuating interest rate risk on our debt. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. Derivative instruments are reported in the consolidated financial statements at fair value. Changes in the fair value of derivatives are to be recorded each period in earnings or other comprehensive income, depending on whether the derivative is designated and effective as part of a hedged transaction and on the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income must be reclassified as earnings in the period in which earnings are effected by the underlying hedge item, and the ineffective portion of all hedges must be recognized in earnings in the current period.

On the date a derivative contract is entered into, SFAS No. 133 required that a qualifying derivative is required to be designated as (1) a hedge of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge) or (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to the asset or liability (cash flow hedge). We document our hedge relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded in the balance sheet at fair value in other assets and other liabilities. We also assess, both at inception and quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged item.

The effective position of the changes in fair value of our interest rate swaps and collars, which are designated as cash flow hedges, is recorded in accumulated other comprehensive income, net of tax. The ineffective position of the change in fair value is recorded as a component of interest expense. Changes in fair value are estimated by management quarterly, based on dealer quotes.

The Company paid a premium to enter into an interest rate collar during 2003 which served to create a floor of 1.25% and a cap of 4.00% on the base rate of interest that was paid on one half of the value of the Company’s then existing term loan entered into in November of 2002. The contract is recorded as a cash flow hedge whereby the interest rate collar is marked to market at the balance sheet date with a corresponding adjustment to OCI. This interest rate collar was terminated during the fourth quarter of Fiscal 2005 with the repayment of the related debt resulting in a gain of $215,000.

The Company entered into an interest rate swap during December 2005 on a portion of its Second Priority Senior Secured Floating Rate Notes (the “Notes”) offering for $165 million, which did not qualify for hedge accounting under SFAS No. 133. As a result, the fair market value of the interest rate swap is marked to market at the balance sheet date with a corresponding adjustment to other expense. As of December 31, 2005 the fair market value was $0.4 million and was recorded in extinguishment of debt and other and accrued liability.

Concentrations of Credit Risk—The Company’s customers are consumers who purchase products at the Company’s retail outlets, through the Company’s mail-order services or through the Company’s Web site. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable from credit card processors. As of December 31, 2005, there were no significant concentrations of accounts receivable or related credit risks.

Nature’s Value, Inc. is the only supplier from whom the Company purchased at least 5% of its merchandise during Fiscal 2005, 2004 and 2003. The Company purchased approximately 13% of its total merchandise from Nature’s Value, Inc. in Fiscal 2005, and purchased raw materials from Nature’s Value, Inc. representing 10% and 12% of total merchandise purchased in Fiscal 2004 and 2003, respectively.

Stock-Based Compensation—The Company accounts for its stock-based employee compensation under Accounting Principle Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”). The Company has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” See Recent Pronouncements further in this Note regarding the issuance of SFAS No. 123(R) and the impact of such statement on the future accounting for stock options. The Company utilizes the intrinsic valuation method for valuing stock options and therefore management does not utilize volatility in accordance with the provisions of SFAS No. 123(R).

In accordance with SFAS No. 148, the following table illustrates the pro forma effect on net loss for Fiscal 2005, Fiscal 2004 and Fiscal 2003 had the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” been applied to stock-based employee compensation.

	Fiscal Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
	(In thousands)
Net loss as reported	$(5,709)	$(611)	$(695)
Deduct: Total stock based employee compensation determined under fair value based methods of SFAS No. 123, net of tax	(312)	(265)	(244)

Pro-Forma net loss	$(6,021)	$(876)	$(939)

The following table represents assumptions used to fair value options:

	Fiscal Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Expected dividend yield	0.0%	0.0%	0.0%
Volatility factor	0.0%	0.0%	0.0%
Weighted average risk-free interest rate	4.5%	4.6%	2.5%
Expected life of option	6.5 years	6.5 years	6.5 years

Goodwill—Goodwill is not amortized but is reviewed for impairment at least annually, or whenever impairment indicators exist. Judgments regarding the existence of impairment indicators are based on market conditions and operational performance of the business. Goodwill and other intangibles with indefinite lives are tested for impairment at the operating segment or one level below an operating segment on an annual basis or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value.

Reclassifications—The Company reclassified deferred rent expense of $3.4 million and $2.1 million from selling, general and administrative expense to costs of goods sold to properly reflect these amounts on the income statement for Fiscal 2004 and Fiscal 2003, respectively.

In Note 7, the Company reclassified $1.0 million from valuation allowance to other deferred tax liabilities for Fiscal 2004. This change did not have an effect on the overall net deferred tax liability balance.

Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards (“SFAS”) SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), an amendment of FASB Statements No. 123 and No. 148. Under SFAS No. 123(R), all forms of share-based payment to employees, including employee stock options, would be treated as compensation and recognized in the statement of operations. SFAS No. 123(R) is effective beginning in the first quarter of Fiscal 2006. The Company currently accounts for stock options under Accounting Principles Bulletin (“APB”) No. 25 using the intrinsic value method in accounting for its employee stock options. No stock-based compensation costs were reflected in net (loss) income relating to options under those plans because all options were granted at an exercise price greater than or at market value of the underlying common stock on the date of grant. The pro forma impact of expensing options is disclosed in the above chart in Stock Based Compensation. SFAS No. 123(R) permits companies to adopt its requirements using various methods. The Company adopted the prospective method for all stock option grants issued prior to December 31, 2005. Under the prospective method, those nonpublic companies that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes will apply to SFAS No. 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. The Company will continue to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards which were the provisions of Opinion 25 and its related interpretive guidance. The prospective method will also be applied for stock option grants issued after December 31, 2005. Estimated stock based compensation for Fiscal 2006 related to stock options outstanding as of December 31, 2005 will be approximately $291,000.

In March 2005, the FASB issued Interpretation No. 47 (“Interpretation No. 47”) “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” Interpretation No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation is effective no later than the end of the fiscal years ended after December 15, 2005. The Company has determined that Interpretation No. 47 did not have a material impact on its results of operation, financial position or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This Statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable and also states that the correction of an error in previously issued financial statements is not an accounting change. The standard is effective for fiscal years beginning after December 15, 2005.

In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on EITF 05-6, “Determining the Amortization Period for Leasehold Improvements”. Under EITF 05-6, leasehold improvements placed in service significantly after and not contemplated at or near the beginning of the lease term, should be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date the leasehold improvements are purchased. EITF 05-6 is effective for periods beginning after June 29, 2005. The Company believes the adoption of EITF 05-6 will not have a material impact on its consolidated financial position, results of operations or cash flows.

In October 2005, the FASB issued FSP No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP No. 13-1”), to give guidance to a lessee on determining whether rental costs associated with operating leases may be capitalized during a construction period. Specifically, FSP No. 13-1 stipulates that such costs shall be (a) recognized as rental expense, (b) included in income from continuing operations, and (c) allocated over the lease term according to the guidance in SFAS No. 13, “Accounting for Leases,” and FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases.” The guidance in FSP No. FAS 13-1 is effective for the first reporting period beginning after December 15, 2005, with early adoption permitted for financial statements or interim financial statements that have not yet been issued. The Company previously applied the principles of FSP No. 13-1. Accordingly, this will not have any impact on the Company’s consolidated financial statements.

4.	Goodwill and Intangible Assets

During November 2005, the Company performed its required annual goodwill impairment test, which concluded that there was no impairment of goodwill. As a result of the Acquisition in 2002, the Company acquired $88.0 million of intangible assets and $175.9 million of goodwill.

The following table discloses the carrying value of all intangible assets (in thousands):

	December 31, 2005			December 25, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets:
Customer list	$19,900	$19,900	$—	$19,900	$13,818	$6,082
Tradenames	68,100	—	68,100	68,100	—	68,100

	$88,000	$19,900	$68,100	$88,000	$13,818	$74,182

Intangible amortization expense amounted to $6.1 million, $6.6 million and $7.0 million for the years ended December 31, 2005, December 25, 2004 and December 27, 2003, respectively. The amortization period for the customer list was three years, and it had a zero net book value at December 31, 2005. Tradenames will not be amortized, but will be tested for impairment annually, as they were determined to be intangible assets with indefinite lives.

5.	Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31, 2005	December 31, 2004
Furniture, fixtures and equipment	$58,483	$47,456
Leasehold improvements	53,490	47,677
Web site development costs	9,618	8,328
Transportation equipment	8	37
Construction in progress	1,642	2,046

	123,241	105,544
Less: accumulated depreciation	(60,621)	(47,428)

	$62,620	$58,116

Depreciation expense for the fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003 was approximately $13.0 million, $12.7 million and $10.9 million, respectively.

6.	Credit Arrangements

Debt consists of the following (in thousands):

	Fiscal Year Ended
	December 31, 2005	December 25, 2004
Revolving Credit Facility	$12,127	$—

Credit Agreement:
Term Loan B	$—	$98,000
Notes:
Second Priority Senior Secured Floating Rate Notes (the “Notes”)	165,000	—
Opco Senior Subordinated Notes	—	52,000
Holdco PIK Notes	—	19,476

	165,000	169,476
Current maturities of long term debt	—	(1,000)
Unamortized debt discount	—	(9,140)

Long-term debt, net	$165,000	$159,336

2005 Second Priority Senior Secured Floating Rate Notes

On November 7, 2005, the Company completed its Notes offering for $165 million. The initial purchasers received delivery of the Notes on November 15, 2005.

Interest on the Notes will be set at a per annum rate equal to LIBOR plus 7.5%, which will be reset quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2006. The combined weighted average interest rate from November 7, 2005 to December 31, 2005 was 11.8%. The Notes will mature on November 15, 2012. Interest on overdue principal and interest and liquidated damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. If VSI cannot make payments on the notes when they are due, Holdings and VSI’s only subsidiary, VS Direct Inc., have guaranteed the notes and must make payments instead. The notes and the guarantees are secured by a second priority security interest in substantially all of VSI’s and the guarantors’ assets that secure VSI’s new first priority senior secured credit facility. The notes and the guarantees are VSI’s, and the guarantors’, second priority senior secured obligations, and will rank equally in right of payment with all of VSI’s and the guarantors’ existing and future senior indebtedness and senior to all of our and the guarantors’ existing and future subordinated indebtedness. The notes and the guarantees will be effectively subordinated to all of VSI’s and the guarantors’ first priority senior secured indebtedness, including VSI’s new first priority senior secured credit facility, to the extent of the collateral securing such indebtedness. If VSI sells certain assets, issues equity or experiences specific kinds of changes in control, VSI must offer to repurchase the notes. VSI may, at its option, redeem some or all of the notes at any time on or after November 15, 2007. Prior to November 15, 2007, VSI may, at its option, redeem up to 35% of the notes with the proceeds of certain sales of its equity or of Holdings. VSI used the proceeds from the sale of the notes to repay all of its and Holdings’ existing indebtedness and to pay related fees and expenses.

Revolving Credit Facility

On November 15, 2005 the Company entered into a new $50.0 million senior secured revolving credit facility and the Company has the option to increase or decrease the facility size by $25.0 million, subject to certain conditions. The availability under the new credit facility is subject to a borrowing base calculated on the basis of certain eligible accounts receivable from credit card companies and the inventory and the inventory of the Company’s subsidiary, VS Direct Inc. The obligations thereunder are secured by a security interest in substantially all of the Company’s assets and substantially all of the assets of Holdings and VSI. The new credit facility provides for affirmative and negative covenants affecting the Company and the Company’s subsidiary. The new credit facility restricts, among other things, the Company’s parent’s and subsidiary’s ability to incur indebtedness, create or permit liens on the Company’s assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change our line of business, and restricts the types of hedging activities the Company can enter into. The credit facility is classified as a current liability on the balance sheet due to the fact that it is secured by a borrowing base calculated on the basis of certain current assets, primarily inventory and credit card receivables. The credit facility has a maturity date of November 15, 2010. The Company’s previous credit facility had the terms described below, and was replaced with this new credit facility. The unused available line of credit at December 31, 2005 was $24.0 million and the amount of borrowings outstanding at December 31, 2005 was $12.1 million. The credit facility includes a $10.0 million subfacility for the issuance of letters of credit.

Direct and Holdings provided guarantees in respect of VSI’s obligations in respect of the credit facility, and VSI and Holdings have provided guarantees in respect of Direct’s obligations in respect of the credit facility.

The borrowings under the revolving credit facility accrue interest, at our option, at the per annum rate announced from time to time by the agent as its “prime rate”, or at a per annum rate equal to between 1.25% and 1.75% (depending on excess availability) above the adjusted Eurodollar interest rate. The combined weighted average interest rate from November 7, 2005 to December 31, 2005 was 5.9%.

Expenses related to repayment of previous debt

Included in deferred financing costs and other are $11.1 million of expenses related to the repayment of the previous debt upon our issuance of the Notes, which consists of $7.7 million of original issue discount related to the allocation of value to the warrants and Holdings Preferred Stock and $3.4 million of deferred financing costs from the previous debt.

2002 Credit Facility and Notes

In connection with the Acquisition, the Company entered into a credit agreement dated November 27, 2002 (the “Credit Agreement”), which provided for an aggregate $120 million in senior secured debt financing. Under the Note, Stock and Warrant agreement entered into on November 27, 2002, the Company issued $15 million principal amount of 13% Holdco PIK Notes (the “Holdco Notes”) due 2009 and $52 million principal amount of 12.5% Opco Senior Subordinated Notes (the “Opco Notes”) due 2009 and warrants to purchase Common Stock and issued Preferred Stock, related to both the Holdco notes and Opco Notes.

Credit Agreement—The Credit Agreement provided for an aggregate of $120 million of senior secured borrowings including a Term Loan B of $100 million and a $20 million Revolving Credit Facility. In connection with the Acquisition the Company borrowed $100 million from the Term Loan B and received net proceeds of $97.1 million. The Credit Agreement was terminated in November of 2005 when the Company completed its Priority Senior Secured Floating Rate Note offering, and all remaining principal amounts were repaid in November 2005.

The Term Loan B, which had a maturity date of May 26, 2008, was terminated in November 2005, and bore interest at the Base Rate (Prime Rate or Fed Funds Rate plus 0.5%) plus 2.0% or LIBOR plus 3.0%.

The Revolving Credit Facility, which was available for general corporate purposes, including working capital, had an original maturity date of November 26, 2007, was terminated in November 2005 and bore interest at the Base Rate (Prime Rate or Fed Funds Rate plus 0.5%) plus 3.25% or LIBOR plus 4.25%. The commitment fee paid during the year ended December 31, 2005 was $0.09 million. Borrowings under the Credit Agreement were secured by substantially all of the assets of the Company.

Holdco PIK Note and Opco Senior Subordinated Notes—On November 27, 2002, Holdings issued $15 million principal amount of 13% Holdco Notes due November 25, 2009 and detachable warrants to purchase Holdings Common Stock and issued Holdings Preferred Stock. Proceeds of $15 million were received and value of $2.9 million was assigned to the detachable warrants and issued Holdings Preferred Stock, and was recorded as an original issue discount. The effective yield on the Holdco Notes, which were subordinate to all amounts outstanding under the Credit Agreement, is approximately 18.2%. Interest on the Holdco Notes was payable in-kind by capitalizing such interest and adding it to the aggregate principal amount. Allocation of value to the warrants and Holdings Preferred Stock was recorded as original issue discount and was being amortized using the effective interest method. The Holdco Notes agreement contained various covenants, including the maintenance of a maximum leverage ratio. The Company was in compliance with these covenants through the termination date in November 2005. The remaining balances of the Opco Senior Subordinated Notes and Holdco PIK Notes were repaid in November 2005.

On November 27, 2002, Vitamin Shoppe Industries Inc. issued $52 million principal amount of 12.5% Opco Notes due May 26, 2009 for $45.9 million and detachable warrants to purchase Holdings Common Stock and issued Holdings Preferred Stock for $6.1 million. The effective yield on the Opco Notes, which were subordinate to all amounts outstanding under the Credit Agreement, was approximately 15.3%. Interest on the Opco Notes was payable quarterly in March, June, September and December. The allocation of value to the warrants and Holdings Preferred Stock was recorded as original issue discount and was being amortized using the effective interest method. The Holdco Notes agreement contained various covenants, including the maintenance of a minimum leverage ratio.

Scheduled maturities of borrowings are as follows (in thousands):

Year	Total	The Notes	Revolving Credit Facility (1)
2006	$12,127	$—	$12,127
2007	—	—	—
2008	—	—	—
2009	—	—	—
2010	—	—	—
Thereafter	165,000	165,000	—

	$177,127	$165,000	$12,127

(1)	The credit facility is classified as a current liability on the balance sheet and in the above schedule due to the fact that it is secured by a borrowing base calculated on the basis of certain current assets, primarily inventory and credit card receivables. The credit facility has a maturity date of November 15, 2010.

Net interest expense for Fiscal 2005, 2004 and 2003 consists of the following (in thousands):

	Fiscal Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Interest on Term Loan B	$5,344	$4,698	$6,047
Interest on the Notes	2,543	—	—
Interest under cap agreements	—	9	32
Interest on Holdco and Opco notes	8,209	8,997	8,672
Amortization of debt discount	1,424	1,439	1,275
Amortization of deferred financing fees	1,309	1,125	988
Other	766	270	210
Interest income	(209)	(190)	(52)

	$19,386	$16,348	$17,172

7.	Income Taxes

The (benefit) provision for income taxes for Fiscal 2005, Fiscal 2004 and Fiscal 2003 consists of the following (in thousands):

	Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Current:
Federal	$68	$—	$—
State	37	236	908

Total current	105	236	908

Deferred:
Federal	(5,040)	(302)	924
State	(128)	(295)	(173)

Total deferred	(5,168)	(597)	751

(Benefit) provision for income taxes	$(5,063)	$(361)	$1,659

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2005 and December 25, 2004 are as follows (in thousands):

	Year Ended
	December 31, 2005	December 25, 2004
Deferred tax assets:
Net operating loss carryforward	$11,814	$11,403
Deferred rent	3,774	2,032
Tennant allowance	704	1,590
Deferred sales	2,341	1,932
Organizational costs	976	1,345
Inventory	1,376	1,161
Other	947	469

	21,932	19,932
Valuation allowance	(915)	—

Deferred tax assets	21,017	19,932

Deferred tax liabilities:
Trade name	(28,045)	(27,000)
Accumulated depreciation	(6,150)	(7,879)
Customer list	—	(2,132)
Prepaid expenses	(1,216)	(1,161)
Other	(1,000)	(1,000)

Deferred tax liabilities	(36,411)	(39,172)

Net deferred tax liability	$(15,394)	$(19,240)

Amounts recognized in the consolidated balance sheet consists of:
Deferred tax assets—current	$3,202	$2,727
Deferred tax liabilities—long term	(18,596)	(21,967)

Net deferred tax liability	$(15,394)	$(19,240)

A reconciliation of the statutory Federal income tax rate and effective rate of the (benefit) provision for income taxes is as follows:

	Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Federal statutory rate	(35.0)%	(35.0)%	35.0%
State income taxes net of Federal income tax benefit	(3.2)%	(3.9)%	14.3%
Release of reserve	(2.9)%	0.0%	0.0%
Valuation allowance	4.6%	0.0%	0.0%
Other	(2.3)%	1.8%	0.5%

Effective tax rate	(38.8)%	(37.1)%	49.8%

In Fiscal 2005, included in other in the above table, the Company recorded a credit to the income tax provision of $269,000 to correct, on a cumulative basis, certain book and tax basis differences arising in earlier years by reducing its deferred income tax liability account. In 2005, the Company determined that it had not previously recorded deferred tax assets relating to certain severance and lease termination costs. As a result, the Company correctly reflected deferred tax assets and reduced goodwill by $337,000.

The Company performs reviews of its income tax positions on a continuous basis and accrues for potential contingencies when it believes a liability is probable and can be reasonably estimated. Accruals for these contingencies are recorded in “income taxes payable” in the accompanying consolidated balance sheets based on the expectation as to the timing of when the contingency will be resolved. During fiscal 2005, the Company reduced income taxes payable by $375,000 due to the closure of certain matters with domestic taxing authorities.

At December 31, 2005, the Company had approximately $14,500 of AMT carryforwards from Fiscal 2004 and $53,800 in Fiscal 2005. There is no expiration period for these AMT carryforwards. At December 31, 2005, the Company had approximately $29.8 million of Federal net operating losses which expire between 2019 and 2023 and between $4.6 million and $12.8 million in state net operating losses which vary by jurisdiction. The state net operating losses expire between 2011 and 2024. Realization of deferred tax assets associated with the net operating loss is dependent upon generating sufficient taxable income prior to their expiration by tax jurisdiction. The Company believes that it is more likely than not that certain of these net operating losses may expire unused and, accordingly, have established a valuation allowance against them. Although realization is not assured for the remaining deferred tax assets, the Company believes it is more likely than not that the deferred tax assets will be realized through future taxable earnings or alternative tax strategies. However, deferred tax assets could be reduced in the near term if the Company’s estimates of taxable income during the carry forward period are significantly reduced or alternative tax strategies are no longer viable. The valuation allowance increased by $0.9 million in Fiscal 2005.

8.	Stockholders’ Equity

Preferred Stock—In connection with the Acquisition, Holdings has authorized a total of 500,000 shares of preferred stock and designated 100,000 as Series A Preferred Stock. The remaining 400,000 shares of preferred stock were not designated by Holdings. The Series A Preferred Stock has no voting rights. There is a liquidation preference of $1,000 per share plus all dividends accumulated but unpaid. Dividends accumulate at the rate of 8% of the Series A Preferred Stock liquidation preference. Any sales of Series A are subject to a stockholders’ agreement. Cumulative Series A Preferred Stock dividends in arrears at December 31, 2005, were approximately $22.1 million.

Stock Option Plan—In connection with the Acquisition, Holdings adopted the VS Holdings, Inc. 2002 Stock Option Plan (the “2002 Plan”) for certain directors, officers, consultants and employees of the Company. Holdings authorized the issuance of up to 2,046,041 shares of common stock. The stock options are generally exercisable at no less than the fair market value on the date of grant. Generally, options awarded shall become vested in four equal increments on each of the first, second, third and fourth anniversaries of the date on which such options were awarded. The stock options have a maximum term of 10 years. The following table summarizes the Company’s stock option program as of December 31, 2005 and changes during the 53-week period then ended:

	Total Outstanding
	Number of Options	Weighted Average Exercise Price
December 28, 2002	1,023,019	$17.50
Granted	634,950	$17.50
Canceled/forfeited	(84,570)	$17.50

December 27, 2003	1,573,399	$17.50
Granted	438,176	$17.35
Canceled/forfeited	(356,010)	$17.50

December 25, 2004	1,655,565	$17.46
Granted	202,275	$19.37
Canceled/forfeited	(175,734)	$17.57

December 31, 2005	1,682,106	$17.68

The following table summarizes information about options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$10.00 to $20.00	1,121,404	7.78	$12.77	673,937	$12.56
$20.01 to $30.00	560,702	7.79	$27.50	335,212	$27.50

	1,682,106	7.78	$17.68	1,009,149	$17.52

Warrants—At December 31, 2005, Holdings had outstanding 567,163 warrants to purchase Holdings common stock at $0.01 per share. The warrants were issued in connection with the issuance of the Holdco Notes and Opco Notes, are immediately exercisable and expire on November 27, 2012. The fair value of the warrants was determined based on the aggregate fair market value and aggregate purchase price on the closing date.

9.	Lease Commitments

The Company has non-cancelable operating leases, which expire through 2019. The leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay costs such as real estate taxes and common area maintenance. Contingent rentals are paid based on a percentage of gross sales as defined by lease agreements. The following table provides the net rental expense for all operating leases (in thousands):

	Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Minimum rentals	$37,245	$28,594	$21,288
Contingent rentals	91	90	82

	37,336	28,684	21,370
Less: Sublease rentals	(44)	—	(2)

Net rental expense	$37,292	$28,684	$21,368

As of December 31, 2005, the Company’s lease commitments are as follows (in thousands):

Fiscal year ending	Total Operating Leases (1)
2006	$38,496
2007	37,688
2008	35,770
2009	33,671
2010	32,822
Thereafter	106,016

$284,463

(1)	The operating leases included in the above table do not include contingent rent based upon sales volume, which represented less than 1% of the Company’s minimum lease obligations during Fiscal 2005. The operating leases also do not include common area maintenance costs or real estate taxes that are paid to the landlord during the year, which combined represented approximately 15.5% of the Company’s minimum lease obligations during Fiscal 2005.

10.	Legal Proceedings

Dwight Thompson v. The Vitamin Shoppe. On February 25, 2005, a former store manager filed suit in the Superior Court of the State of California for the County of Orange, alleging miscellaneous wage and hour violations under California law, including, but not limited to, violations related to the misclassification of store managers as exempt employees under California law and violations with respect to providing meal and rest periods for store managers and assistant store managers. The Company opened its first store in California in December 2002, and the Company reclassified its California store managers as non-exempt employees in January 2004. Plaintiff seeks to bring this action on behalf of himself and other “similarly situated” current and former California store managers and assistant store managers. In addition to the allegations made on behalf of the class, the plaintiff has also alleged violations of various provisions of the California Labor Code that would entitle plaintiff to collect fees under the California “bounty hunter” statute. The parties engaged in some preliminary pre-trial discovery, and the matter is currently stayed pending court approval of the settlement in the Perry case described below.

David Beauford, Jonathan Opris and Leonard Tyler, Jr. v. Vitamin Shoppe Industries Inc. On July 13, 2005 plaintiff Beauford, a former store manager and plaintiff Opris, a former assistant store manager, filed suit in the Superior Court of the State of California for the County of Marin, alleging miscellaneous wage and hour violations, and violations with respect to meal and rest periods under California law on behalf of store managers and assistant store managers. Plaintiff Tyler, a former store manager and assistant store manager was later added to the case as a named plaintiff. Many of plaintiffs’ allegations are similar to the violations alleged in the Thompson and Perry matters described above, including alleged violations of various provisions of the California Labor Code that would entitle plaintiffs to collect fees under the California “bounty hunter” statute. Discovery in this case is currently stayed pending court approval of the settlement in the Perry case described below.

Janine Perry and Lisa Hernandez v. Vitamin Shoppe Industries Inc. On August 17, 2005, plaintiff Perry, a former assistant store manager, and plaintiff Hernandez, a current store manager, filed suit in the Superior Court of the State of California for the County of Marin, alleging miscellaneous wage and hour violations under California law, including, but not limited to, violations related to misclassification of store managers and violations with respect to providing meal and rest periods for store managers and assistant store managers. Plaintiffs’ allegations are similar to the violations alleged in the Thompson and Beauford matters described above. Similarly, as in the Thompson and Beauford matters, plaintiff seeks to bring this action on behalf of herself and other “similarly situated” current and former California store managers and assistant store managers. On December 20, 2005, the parties engaged in mediation that was facilitated by an experienced third party employment litigation mediator.

After a full day session, the parties entered into a Memorandum of Understanding, which was followed by execution of a formal Settlement Agreement. The costs associated with the proposed settlement were accrued in 2005. The settlement is subject to the approval of the Marin County Superior Court. Approval of the settlement is being opposed by the plaintiffs’ counsel in the other two actions.

The three matters summarized above, though separately filed, seek in primary part the same relief on behalf of the same class of employees. There is also a petition pending to consolidate the three actions. If the settlement in the Perry matter is approved by the Court, such settlement will for the most part eliminate the claims in the other two, subject to the rights of individual claimants to elect to not become participants in the class settlement and pursue separate individual claims. There have been two recent developments related to the three similar cases. As noted above, plaintiff’s counsel in the other two cases have been aggressive in opposing the Perry settlement. On July 7, 2006, such plaintiffs’ counsel filed a new lawsuit against the Company in Orange County, California on behalf of the same plaintiff whom they represent in the Perry case, as well as eight other individuals. The complaint seeks the same relief as is sought in Perry and the other two cases, but appears to do so on behalf of only those nine plaintiffs, as opposed to the larger class. The Company does not anticipate that any of these litigation matters will have a material adverse impact on its financial condition, liquidity or results of operations of the Company.

The Company is party to various lawsuits arising from time to time in the normal course of business. The Company is not currently a party to any material legal proceedings. Although the impact of the final resolution of these matters on the Company’s financial condition or results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these lawsuits will have a material adverse effect on financial condition or liquidity of the Company.

11.	Retirement Plan

The Company has a 401(k) salary deferral feature that covers substantially all of its employees who meet certain requirements. Under the terms of the plan, employees are limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches 100 percent of the first three percent of pre-tax elective deferrals that a participant contributes to the Plan, and matches fifty percent on elective deferrals that exceed three percent but do not exceed five percent for the year. All matching contributions vest immediately. The Company contributed approximately $490,000, $560,000 and $450,000 to the retirement plan for the years ended December 31, 2005, December 25, 2004 and December 27, 2003, respectively.

12.	Related Party Transactions

In connection with the Acquisition, the Company entered into a management agreement with Bear Stearns Merchant Manager II, LLC. This agreement provides for a quarterly fee of the greater of $187,500 or 0.25% of gross sales for the preceding fiscal quarter for advisory and consulting services. Amounts paid for the Fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003 was approximately $1,086,000, $969,000 and $820,000, respectively.

In connection with the Acquisition, the Company loaned $1.5 million to an officer of the Company as part of a purchase of Holdings stock, of which the Company has recourse on $375,000 and all accrued interest. The note bears interest at 3.06%. The note and interest are payable on November 27, 2009.

In May 2004, the Company recorded a charge of $1.3 million in selling, general and administrative expenses related to the former CEO’s separation from the Company. This amount represents payment to be made over a twenty-four month period from date of separation pursuant to a preexisting employment contract. At December 31, 2005 the Company had approximately $350,000 remaining to be paid in Fiscal 2006, which is recorded in accrued salaries and related expenses.

The Company is one of several portfolio companies of Bear Stearns Merchant Banking Partners II, L.P. and its affiliated entities (collectively, “BSMB”). In 2004, BSMB initiated a process to identify areas where cost savings may be achieved by the companies it owns by coordinating the purchasing activities of such companies to take advantage of volume discounts that would otherwise not be available to the Company if it were acting on its own. In connection with this undertaking, BSMB entered into consulting arrangements with individuals and consulting firms. The consulting fees will be charged to the companies owned by BSMB based on their pro rata share of the overall cost savings achieved. As of December 31, 2005, based on information received from BSMB, it is estimated that the Company’s share of the consulting fees will be approximately $700,000 and accordingly the Company has recorded this as an expense and a corresponding liability.

In November 2005, we entered into a consulting agreement with Renaissance Brands LTD. (“Renaissance”), an advisory and consulting company serving a number of private equity and venture capital firms. Douglas B. Fox, a member of our board of directors, is the Chief Executive Officer and sole shareholder of Renaissance. Renaissance provides marketing, advertising and messaging advice to us and is paid $2,500 per day, for not more than three days per month, for such services. Amounts paid for the Fiscal year ended December 31, 2005 was approximately $13,000 for fees and expenses.

On November 15, 2005, the Company issued $165.0 million of second priority senior secured floating rate notes due 2012. Bear Stearns & Co. Inc. was an initial purchaser and a joint book-running manager in connection with the offering of the Notes and received approximately $4.5 million in underwriting discounts and commissions in connection with the offering.

13.	Segment Data

The Company currently operates two business segments, retail and direct. The operating segments are segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The Company’s management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income for each segment. The below table represents key financial information for each of the Company’s business segments, retail and direct, as well as corporate costs. The retail segment includes the Company’s retail stores. The retail segment generates revenue primarily through the sale of third-party branded and proprietary branded vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products through retail stores throughout the United States. The direct segment generates revenue through the sale of third-party branded and proprietary branded vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products through the Company’s catalog and its Web site. A catalog is mailed each month to approximately 160,000 catalog customers contained in the Company’s Frequent Buyer Program database, and the Company’s Web site at www.vitaminshoppe.com offers its customers online access to a full assortment of over 20,000 SKUs. Corporate costs represent the Company’s administrative expenses which include, but are not limited to: human resources, legal, finance, IT, and various other corporate level activity related expenses. There are no inter-segment sales transactions.

The Company’s segments are designed to allocate resources internally and provide a framework to determine management responsibility. The accounting policies of the segments are the same as those described in Note 3. Summary of Significant Accounting Policies. The Company has allocated $130.9 million and $45.0 million of its recorded goodwill to the retail and direct segments, respectively. The Company does not have identifiable assets separated by segment.

The following table contains key financial information of the Company’s business segments (in thousands):

	Year Ended
	December 31, 2005	December 25, 2004	December 27, 2003
Sales:
Retail	$362,198	$302,701	$242,504
Direct	74,265	84,656	88,717

Net sales	436,463	387,357	331,221

Income from operations:
Retail	49,385	42,385	35,911
Direct	17,256	20,798	25,966
Corporate costs	(48,734)	(47,807)	(41,375)

Income from operations	17,907	15,376	20,502
Extinguishment of debt and other	11,573	—	—
Interest expense, net	19,386	16,348	17,172

(Loss) income before (benefit) provision for income taxes	(13,052)	(972)	3,330
(Benefit) provision for income taxes	(5,063)	(361)	1,659

(Loss) income before cumulative effect of accounting change	(7,989)	(611)	1,671
Cumulative effect of accounting change	2,280	—	(2,366)

Net loss	$(5,709)	$(611)	$(695)

14.	Fair Value of Financial Instruments

The disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. The following table sets forth the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2005, December 25, 2004 and December 27, 2003 (in thousands):

	December 31, 2005		December 25, 2004		December 27, 2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Second Priority Senior Secured Floating Rate Note	$165,000	$165,000	$—	$—	$—	$—
Revolving Credit Facility	12,127	12,127	—	—	—	—
Term Loan	—	—	96,085	96,085	96,590	96,590
Senior subordinated notes	—	—	64,249	62,096	60,908	60,233
Interest rate swap agreement/collar agreement	435	435	4	4	59	59
Note receivable from Officer	1,500	1,527	1,500	1,462	1,500	1,338

Cash—The carrying amounts of cash are a reasonable estimate of their fair value.

Second Priority Senior Secured Floating Rate Note—The fair value of this security approximates its carrying value based upon its variable interest rate.

Revolving Credit Facility—The fair value of this revolving credit facility approximates its carrying value based upon the variable interest rates.

Term Loans—The fair value of these securities approximate their carrying values based upon the variable interest rates. The remainder of the term loans was paid in November 2005.

Senior Subordinated Notes—The fair value is estimated based upon discounted future cash flows at market rates in effect at December 25, 2004 and December 27, 2003 for debt with similar terms and remaining maturity. The remainder of these securities was paid in November 2005.

Interest Rate Swap Agreement/Collar Agreement—The fair values are the estimated amounts that the Company would receive or pay to terminate the agreements at the balance sheet date, taking into account current interest rates.

Note receivable from Officer—The fair values are estimated based on the present value of future cash flows at the established rate on the Note on December 27, 2003.

15.	Costs Associated with Severance

In accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), the Company has recorded costs related to termination benefits for certain employees, during Fiscal 2004 and Fiscal 2005. During Fiscal 2004 and Fiscal 2005, a number of employee positions were eliminated throughout the Company due to a staff restructuring. Based on these eliminations, the Company incurred severance obligations which were partially payable in Fiscal 2004, Fiscal 2005 and the remaining balance to be paid throughout Fiscal 2006. The total amount recorded to general and administrative expense was approximately $1.6 million in Fiscal 2004 and $0.1 million in Fiscal 2005. Below is a reconciliation of the activity for Fiscal 2004 and Fiscal 2005 (in thousands):

Severance Reserve
Balance at December 27, 2003	$—
Accrual made in Fiscal 2004	1,574
Payments made in Fiscal 2004	(257)

Balance at December 25, 2004	1,317
Accrual made in Fiscal 2005	111
Payments made in Fiscal 2005	(967)

Balance at December 31, 2005	$461

16.	Subsequent Event

During the first quarter of Fiscal 2006, we reassessed our management structure. This reassessment included the decision to restructure certain functions and to replace the incumbents in certain positions. Our Vice President of Information Technology left our Company on February 17, 2006. The Company has eliminated the position of Chief Operating Officer and the existing Chief Operating Officer’s employment with the Company will terminate effective April 21, 2006. The duties of the Chief Operating Officer are being performed by the Chief Executive Officer. Severance expenses associated with these individuals and four other individuals in the amount of approximately $845,000 have been recorded as of April 6, 2006.

17.	Supplemental Guarantor Information

The payment obligations of VSI under the Senior Notes due 2012 are jointly and severally and fully and unconditionally guaranteed on a senior basis by: Holdings, the parent company; Direct, the only subsidiary; and all of the VSI’s future restricted domestic subsidiaries. The Notes and the guarantees will be VSI’s, Holdings’ and Direct’s second priority senior secured obligations. They rank equally with all of the Company’s existing and future senior indebtedness and rank senior to all of the Company’s existing and future subordinated indebtedness. The Notes and the guarantees are effectively subordinate to all of the Company’s existing first priority senior secured indebtedness, to the extent of the collateral securing such indebtedness, including indebtedness under the new credit facility.

The indenture governing the Notes restrict the ability of VSI and Direct to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge, or consolidate or transfer or sell assets.

The following supplemental financial information sets forth, on a consolidating basis, balance sheets, statements of operations, and statements of cash flows for VS Holdings, Inc. and the Company’s guarantor subsidiary,

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2005

(In thousands, except share data)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$4,784	$—	$4,784
Inventories	—	12,906	61,226	—	74,132
Prepaid expenses and other current assets	137	27	11,439		11,603
Intercompany receivable	—	56,394	73,555	(129,949)	—
Deferred income taxes	—	396	2,806	—	3,202

Total current assets	137	69,723	153,810	(129,949)	93,721
Property and equipment, net	—	13,159	49,461	—	62,620
Goodwill	—	—	175,896	—	175,896
Other intangibles, net	—	—	68,100	—	68,100
Other assets:
Deferred financing fees, net of accumulated amortization of $123	—	—	6,605	—	6,605
Other	—	—	165	—	165
Security deposits	—	30	1,464	—	1,494
Deferred income tax asset	394	497	—	(891)	—

Total other assets	394	527	8,234	(891)	8,264
Investment in Subsidiary	165,038	—	20,165	(185,203)	—

Total assets	$165,569	$83,409	$475,666	$(316,043)	$408,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$—	$—	$—	$—
Revolving credit facility	—	—	12,127	—	12,127
Intercompany payable	17,671	55,272	57,006	(129,949)	—
Accounts payable	—	128	27,688	—	27,816
Deferred sales	—	1,289	9,757	—	11,046
Accrued salaries and related expenses	—	351	2,595	—	2,946
Accrued interest	—	—	2,980	—	2,980
Other accrued expenses	43	730	7,765	—	8,538

Total current liabilities	17,714	57,770	119,918	(129,949)	65,453
Long-term debt	—	—	165,000	—	165,000
Deferred income taxes	—	—	19,487	(891)	18,596
Deferred rent	—	1,740	9,957	—	11,697

Commitments and contingencies

Stockholders’ equity:
Preferred stock $0.01 par value; authorized 500,000 shares; Series A shares issued and outstanding 79,860 (aggregate liquidation preference $101,980)	1	—	—	—	1
Common stock, $0.01 par value, authorized 11,000,000 shares, 7,617,000 shares issued and outstanding	76	—	—	—	76
Additional paid-in capital	151,040	20,165	166,791	(186,956)	151,040
Warrants	5,666	—	—	—	5,666
Note receivable due from officer	(1,500)	—	—	—	(1,500)
Accumulated (deficit) retained earnings	(7,428)	3,734	(5,487)	1,753	(7,428)

Total stockholders’ equity	147,855	23,899	161,304	(185,203)	147,855

Total liabilities and stockholders’ equity	$165,569	$83,409	$475,666	$(316,043)	$408,601

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING BALANCE SHEET AS OF DECEMBER 25, 2004

(In thousands, except share data)

	VS Holdings, Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$2,885	$—	$2,885
Inventories	—	61,981	—	61,981
Prepaid expenses and other current assets	97	7,838	—	7,935
Intercompany receivable	1,109	(1,109)	—	—
Deferred income taxes	—	2,727	—	2,727

Total current assets	1,206	74,322	—	75,528
Property and equipment, net	—	58,116	—	58,116
Goodwill	—	176,233	—	176,233
Other intangibles, net	—	74,182	—	74,182
Other assets:
Deferred financing fees, net of accumulated amortization of $2,228	211	4,370	—	4,581
Other	—	364	—	364
Security	—	1,456	—	1,456
Deferred income tax asset	790	—	(790)	—

Total other assets	1,001	6,190	(790)	6,401
Investment in Subsidiary	168,640	—	(168,640)	—

Total assets	$170,847	$389,043	$(169,430)	$390,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$1,000	$—	$1,000
Accounts payable	—	22,848	—	22,848
Deferred sales	—	10,016	—	10,016
Accrued salaries and related expenses	—	2,972	—	2,972
Accrued interest	—	2,534	—	2,534
Other accrued expenses	352	8,525	—	8,877

Total current liabilities	352	47,895	—	48,247
Long-term debt	17,146	142,190	—	159,336
Deferred income taxes	—	22,757	(790)	21,967
Deferred rent	—	7,561	—	7,561

Commitments and contingencies

Stockholders’ equity:
Preferred stock $0.01 par value; authorized 500,000 shares; Series A shares issued and outstanding 79,860 (aggregate liquidation preference $94,213)	1	—	—	1
Common stock, $0.01 par value, authorized 11,000,000 shares, 7,617,000 shares issued and outstanding	76	—	—	76
Additional paid-in capital	151,040	166,791	(166,791)	151,040
Warrants	5,666	—	—	5,666
Note receivable due from officer	(1,500)	—	—	(1,500)
Accumulated other comprehensive loss	(215)	(215)	215	(215)
Accumulated (deficit) retained earnings	(1,719)	2,064	(2,064)	(1,719)

Total stockholders’ equity	153,349	168,640	(168,640)	153,349

Total liabilities and stockholders’ equity	$170,847	$389,043	$(169,430)	$390,460

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Net sales	$—	$67,064	$369,399	$—	$436,463
Commissions	—	23,555	5,106	(28,661)	—
Cost of goods sold	—	51,033	242,671	(3,461)	290,243

Gross profit	—	39,586	131,834	(25,200)	146,220
Selling, general and administrative expenses	63	33,825	117,826	(25,200)	126,519

Related party expenses (see Note 12)	—	—	1,799	—	1,799
(Loss) income from operations	(63)	5,761	12,209	—	17,907
Extinguishment of debt and other	—	—	11,573	—	11,573
Interest income	(40)	(17)	(152)	—	(209)
Interest expense	2,833	—	16,762	—	19,595

(Loss) income before (benefit) provision for income taxes	(2,856)	5,778	(15,974)	—	(13,052)
(Benefit) provision from income taxes	(964)	2,045	(6,144)	—	(5,063)

(Loss) income before equity in net earnings of subsidiary	(1,892)	3,733	(9,830)	—	(7,989)
Equity in net earnings of subsidiary	(3,817)	—	—	3,817	—

(Loss) income before cumulative effect of accounting change	(5,709)	3,733	(9,830)	3,817	(7,989)
Cumulative effect of accounting change	2,280	—	2,280	(2,280)	2,280

Net (loss) income	$(3,429)	$3,733	$(7,550)	$1,537	$(5,709)

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 25, 2004

(In thousands)

	VS Holdings, Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Net sales	$—	$387,357	$—	$387,357
Cost of goods sold	—	258,223	—	258,223

Gross profit	—	129,134	—	129,134
Selling, general and administrative expenses	81	112,708	—	112,789
Related party expenses (see Note 12)	—	969	—	969

(Loss) income from operations	(81)	15,457	—	15,376
Interest income	(97)	(93)	—	(190)
Interest expense	2,786	13,752	—	16,538

(Loss) income before (benefit) provision for income taxes	(2,770)	1,798	—	(972)
(Benefit) provision for income taxes	(970)	609	—	(361)

(Loss) income before equity in net earnings of subsidiary	(1,800)	1,189	—	(611)
Equity in net earnings of subsidiary	1,189	—	(1,189)	—

Net (loss) income	$(611)	$1,189	$(1,189)	$(611)

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 27, 2003

(In thousands)

	VS Holdings, Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Net sales	$—	$331,221	$—	$331,221
Cost of goods sold	—	215,009	—	215,009

Gross profit	—	116,212	—	116,212
Selling, general and administrative expenses	247	94,643	—	94,890
Related party expenses (see Note 12)	—	820	—	820

(Loss) income from operations	(247)	20,749	—	20,502
Interest income	—	(52)	—	(52)
Interest expense	2,408	14,816	—	17,224

(Loss) income before (benefit) provision for income taxes	(2,655)	5,985	—	3,330
(Benefit) provision for income taxes	(930)	2,589	—	1,659

(Loss) income before equity in net earnings of subsidiary	(1,725)	3,396	—	1,671
Equity in net earnings of subsidiary	1,030	—	(1,030)	—

(Loss) income before cumulative effect of accounting change	(695)	3,396	(1,030)	1,671
Cumulative effect of accounting change	—	(2,366)	—	(2,366)

Net (loss) income	$(695)	$1,030	$(1,030)	$(695)

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Cash flow from operating activities:
Net (loss) income	$(3,429)	$3,733	$(7,550)	$1,537	$(5,709)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	63	5,486	16,298	—	21,847
Loss on extinguishment of debt	352	—	10,785	—	11,137
Cumulative effect of accounting change, net of tax (see Note 3)	(2,280)	—	(2,280)	2,280	(2,280)
Deferred income taxes	396	(893)	(4,606)	—	(5,103)
Deferred rent	—	5	3,124	—	3,129
Equity in earnings of subsidiary	3,817	—	—	(3,817)	—
Changes in operating assets and liabilities:
Inventories	—	(2,995)	(5,282)	—	(8,277)
Prepaid expenses and other current assets	(40)	38	(2,449)	—	(2,451)
Intercompany	(1,364)	(1,122)	2,486	—	—
Accounts payable	—	130	6,167	—	6,297
Accrued expenses and other current liabilities	2,485	1,434	(2,512)	—	1,407

Net cash provided by operating activities	—	5,816	14,181	—	19,997

Cash flow from investing activities:
Capital expenditures	—	(5,816)	(13,205)	—	(19,021)

Net cash used in investing activities	—	(5,816)	(13,205)	—	(19,021)

Cash flow from financing activities:
Borrowings under revolving credit agreement	—	—	21,127	—	21,127
Repayment of borrowings under revolving credit agreement	—	—	(9,000)	—	(9,000)
Repayment of long-term debt	—	—	(169,476)	—	(169,476)
Proceeds from issuance of long-term debt	—	—	165,000	—	165,000
Deferred financing fees	—	—	(6,728)	—	(6,728)

Net cash provided by financing activities	—	—	923	—	923

Net increase in cash and cash equivalents	—	—	1,899	—	1,899
Cash and cash equivalents beginning of year	—	—	2,885	—	2,885

Cash and cash equivalents end of year	$—	$—	$4,784	$—	$4,784

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 25, 2004

(In thousands)

	VS Holdings, Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Cash flow from operating activities:
Net (loss) income	$(611)	$1,189	$(1,189)	$(611)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	43	21,929	—	21,972
Loss on disposal of fixed assets	—	48	—	48
Deferred income taxes	(970)	373	—	(597)
Deferred rent	—	3,443	—	3,443
Equity in earnings of subsidiary	(1,189)	—	1,189	—
Changes in operating assets and liabilities:
Inventories	—	(7,019)	—	(7,019)
Prepaid expenses and other current assets	(97)	(835)	—	(932)
Other non-current assets	—	13	—	13
Accounts payable	—	822	—	822
Accrued expenses and other current liabilities	2,824	3,129	—	5,953

Net cash provided by operating activities	—	23,092	—	23,092

Cash flow from investing activities:
Capital expenditures	—	(19,174)	—	(19,174)

Net cash used in investing activities	—	(19,174)	—	(19,174)

Cash flow from financing activities:
Borrowings under revolving credit agreement	—	4,000	—	4,000
Repayment of borrowings under revolving credit agreement	—	(4,000)	—	(4,000)
Repayment of long-term debt	—	(1,000)	—	(1,000)
Deferred financing fees	—	(800)	—	(800)
Net decrease in capital leases	—	(178)	—	(178)

Net cash used in financing activities	—	(1,978)	—	(1,978)

Net increase in cash and cash equivalents	—	1,940	—	1,940
Cash and cash equivalents beginning of year	—	945	—	945

Cash and cash equivalents end of year	$—	$2,885	$—	$2,885

VS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 27, 2003

(In thousands)

	VS Holdings, Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Cash flow from operating activities:
Net (loss) income	$(3,061)	$1,030	$1,336	$(695)
Adjustments to reconcile net loss (income) to net cash provided by operating activities:
Depreciation and amortization	42	20,154	—	20,196
Cumulative effect of accounting change, net of tax (see Note 3)	2,366	2,366	(2,366)	2,366
Deferred income taxes	(847)	1,598	—	751
Deferred rent	—	2,119	—	2,119
Equity in earnings of subsidiary	(1,030)	—	1,030	—
Changes in operating assets and liabilities:
Inventories	—	(16,742)	—	(16,742)
Prepaid expenses and other current assets	188	171	—	359
Other non-current assets	—	(187)	—	(187)
Accounts payable	—	4,726	—	4,726
Accrued expenses and other current liabilities	2,342	3,028	—	5,370

Net cash provided by operating activities	—	18,263	—	18,263

Cash flow from investing activities:
Capital expenditures	—	(19,961)	—	(19,961)
Proceeds from property disposal	—	12	—	12

Net cash used in investing activities	—	(19,949)	—	(19,949)

Cash flow from financing activities:
Borrowings under revolving credit agreement	—	3,000	—	3,000
Repayment of borrowings under revolving credit agreement	—	(3,000)	—	(3,000)
Repayment of long-term debt	—	(1,000)	—	(1,000)
Deferred financing fees	—	(120)	—	(120)
Net decrease in capital leases	—	(249)	—	(249)
Interest rate collar premium	—	(386)	—	(386)

Net cash used in financing activities	—	(1,755)	—	(1,755)

Net decrease in cash and cash equivalents	—	(3,441)	—	(3,441)
Cash and cash equivalents beginning of year	—	4,386	—	4,386

Cash and cash equivalents end of year	$—	$945	$—	$945

PART I. FINANCIAL INFORMATION

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in thousands, except share data)

April 1, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,583
Inventories	78,187
Prepaid expenses and other current assets	15,857
Deferred income taxes	3,777

Total current assets	100,404
Property and equipment, net	61,993
Goodwill	175,896
Other intangibles, net	68,100
Other assets:
Deferred financing fees, net of accumulated amortization of $380	6,387
Other	160
Security deposits	1,450

Total other assets	7,997

Total assets	$414,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$11,500
Accounts payable	30,564
Deferred sales	4,437
Accrued salaries and related expenses	2,882
Accrued interest	2,719
Other accrued expenses	12,152

Total current liabilities	64,254
Long-term debt	165,000
Deferred income taxes	20,970
Deferred rent	12,765

Commitments and contingencies

Stockholders’ equity:
Preferred stock $0.01 par value; authorized 500,000 shares; 79,860 Series A shares issued and outstanding (aggregate liquidation preference $104,019)	1
Common stock, $0.01 par value; authorized 11,000,000 shares, 7,617,000 shares issued and outstanding	76
Additional paid-in capital	151,056
Warrants	5,666
Note receivable due from officer	(1,500)
Accumulated other comprehensive income	914
Accumulated deficit	(4,812)

Total stockholders’ equity	151,401

Total liabilities and stockholders’ equity	$414,390

See accompanying notes to condensed consolidated financial statements (unaudited).

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except share data)

	Three Months Ended
	April 1, 2006	March 26, 2005
Net sales	$127,300	$110,734
Cost of goods sold	84,611	71,031

Gross profit	42,689	39,703
Selling, general and administrative expenses	33,482	32,713
Related Party expenses (see Note 9)	302	248

Income from operations	8,905	6,742
Other	(366)	—
Interest income	(137)	(35)
Interest expense	5,512	4,514

Income before provision for income taxes	3,896	2,263
Provision for income taxes	1,280	921

Income before cumulative effect of accounting change	2,616	1,342
Cumulative effect of accounting change, net of tax provision of $1.6 million for the three months ended March 26, 2005	—	2,280

Net income	$2,616	$3,622

See accompanying notes to condensed consolidated financial statements (unaudited).

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 1, 2006	March 26, 2005
Cash flow from operating activities:
Net income	$2,616	$3,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,585	5,922
Cumulative effect of accounting change, net of tax (see Note 2)	—	(2,280)
Deferred income taxes	1,352	283
Deferred rent	758	853
Equity compensation expense	16	—
Changes in operating assets and liabilities:
Inventories	(4,055)	(3,185)
Prepaid expenses and other current assets	(2,653)	(1,308)
Other non-current assets	49	—
Accounts payable	3,079	5,690
Accrued expenses and other current liabilities	(3,250)	(4,043)

Net cash provided by operating activities	1,497	5,554

Cash flow from investing activities:
Capital expenditures	(3,033)	(4,928)

Net cash used in investing activities	(3,033)	(4,928)

Cash flow from financing activities:
Repayments of revolving credit agreement	(627)	—
Repayment of long-term debt	—	(250)
Deferred financing fees	(38)	—

Net cash used in financing activities	(665)	(250)

Net (decrease) increase in cash and cash equivalents	(2,201)	376
Cash and cash equivalents beginning of period	4,784	2,885

Cash and cash equivalents end of period	$2,583	$3,261

Supplemental disclosures of cash flow information:
Interest paid	$5,076	$2,945
Income taxes paid	$249	$349
Supplemental disclosures of non-cash financing activities:
Accrued purchases of property and equipment	$953	$649

See accompanying notes to condensed consolidated financial statements (unaudited).

VS HOLDING HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation

VS Holdings, Inc. (“Holdings”), a Delaware corporation, and through its wholly-owned subsidiary, Vitamin Shoppe Industries Inc. (“Subsidiary” or “VSI”) and VSI’s wholly-owned subsidiary, VS Direct Inc. (“Direct,” and, together with Holdings and VSI, the “Company”), is a leading specialty retailer and direct marketer of nutritional products. Sales of both national brands and “The Vitamin Shoppe” and “BodyTech” brands of vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies and other health and beauty aids are made through VSI-owned retail stores, mail order catalogs and the Internet to customers located primarily in the United States. VSI operates from its headquarters in North Bergen, New Jersey.

The consolidated financial statements as of April 1, 2006 and for the three months ended April 1, 2006 and March 26, 2005 include the accounts of Holdings, VSI and VSI’s wholly owned subsidiary Direct and all significant intercompany transactions have been eliminated. The consolidated financial statements as of April 1, 2006 and for the three months ended April 1, 2006 and March 26, 2005 are unaudited. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. The interim financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation in conformity with GAAP. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

The Company’s fiscal year ends on the last Saturday in December. As used herein, the term “Fiscal Year” or “Fiscal” refers to the 52-or 53-week period, as applicable, ending the last Saturday in December. Fiscal 2006 is a 52-week period ended December 30, 2006 and Fiscal 2005 is a 53-week period ending December 31, 2005.

2.	Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal 2005 Change in Accounting Principle—Effective December 26, 2004 (the beginning of Fiscal 2005), the Company implemented a change in accounting for costs included in inventory. The change relates to capitalizing freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility, including payroll. These costs were previously expensed as incurred in cost of goods sold and are now treated as inventory product costs which are expensed as inventory is sold. Freight on internally transferred merchandise, rent for the distribution center and costs associated with our buying department and distribution facility are includable in inventory because they directly relate to the acquisition of goods for resale by the Company. The Company has determined that it is preferable to capitalize such costs into inventory because it better represents the costs incurred to prepare inventory for sale to the end user, shows better comparability with other retailers and will improve the management and planning of inventory. As a result, the Company recorded a cumulative effect of accounting change of $2.3 million (net of tax provision of $1.6 million) upon adoption.

Financial Instruments Policy—We use interest rate swaps and collars as cash flow hedges to manage our exposure to fluctuating interest rate risk on our debt. In accordance with Statement of Financial Accounting

Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, published by the Financial Accounting Standards Board (“FASB”) derivative instruments are reported in the consolidated financial statements at fair value. Changes in the fair value of derivatives are to be recorded each period in earnings or other comprehensive income, depending on whether the derivative is designated and effective as part of a hedged transaction and on the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income must be reclassified as earnings in the period in which earnings are effected by the underlying hedge item, and the ineffective portion of all hedges must be recognized in earnings in the current period.

On the date a derivative contract is entered into, SFAS No. 133 requires that a qualifying derivative is required to be designated as (1) a hedge of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge), or (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to the asset or liability (cash flow hedge). At the inception of the hedging relationship, the Company documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded in the balance sheet at fair value in other assets and other liabilities. Both at inception of the hedge and quarterly thereafter, the Company performs an assessment to determine whether the derivatives that are used in hedging transactions are expected to be highly effective in offsetting changes in the cash flows of the hedged item.

The effective portion of the changes in fair value of our interest rate swaps and collars, which are designated as cash flow hedges, is recorded in accumulated other comprehensive income, net of tax. The ineffective portion of the change in fair value is recorded as a component of interest expense. Changes in fair value are estimated by management quarterly, based on dealer quotes.

The Company paid a premium to enter into an interest rate collar during 2003 which served to create a floor of 1.25% and a cap of 4.00% on the base rate of interest that was paid on one-half of the value of the Company’s then existing term loan entered into in November 2002. The contract is recorded as a cash flow hedge whereby the interest rate collar is marked to market at the balance sheet date with a corresponding adjustment to other comprehensive income. This interest rate collar was terminated during the fourth quarter of Fiscal 2005 with the repayment of the related debt resulting in a gain of $215,000.

The Company entered into an interest rate swap during December 2005 on a portion of its $165 million Second Priority Senior Secured Floating Rate Notes due 2012 (the “Notes”) offering for $165 million, which did not qualify for hedge accounting under SFAS No. 133. As a result, the fair market value of the interest rate swap is marked to market at the balance sheet date with a corresponding adjustment to other expense. The interest rate swap has a maturity date of November 2010. As of April 1, 2006, the interest rate swap qualified for hedge accounting. The fair market value of $1.3 million as of April 1, 2006 is recorded in prepaid expenses and other current assets on the condensed consolidated balance sheet. Of the appreciation in market value of $1.7 million, $0.9 million is recorded in other comprehensive income, $0.5 million is recorded in the deferred tax liability and the remaining appreciation in market value of $0.3 million, which represents the appreciation of market value from December 31, 2005 to February 9, 2006 which was the period through which the Company did not qualify for hedge accounting, is recorded in other expense.

Advertising Costs—Costs associated with the production and distribution of the Company’s monthly and quarterly catalogues are expensed as incurred. The costs of advertising for online marketing arrangements, magazines, television and radio are expensed the first time advertising takes place. Advertising expense was $5.5 million and $4.4 million for the three months ended April 1, 2006 and March 26, 2005, respectively.

Reclassifications—The Company reclassified deferred rent expense of $0.9 million from selling, general and administrative expense to costs of goods sold to properly reflect these amounts on the statement of operations for the three months ended March 26, 2005.

3.	Goodwill and Intangible Assets

As a result of the Acquisition in 2002, the Company acquired $88.0 million of intangible assets and $175.9 million of goodwill.

The following table discloses the carrying value of all intangible assets (in thousands):

	April 1, 2006
	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets:
Customer list	$19,900	$19,900	$—
Tradenames	$68,100	—	$68,100

	$88,000	$19,900	$68,100

There was no intangible amortization expense for the fiscal quarter ended April 1, 2006 and there was $7.0 million for the fiscal quarter ended March 26, 2005. The amortization period for the customer list was three years, and it had a zero net book value at December 31, 2005. Tradenames will not be amortized, but will be tested for impairment annually, as they were determined to be intangible assets with indefinite lives.

4.	Property and Equipment

Property and equipment consist of the following (in thousands):

April 1, 2006
Furniture, fixtures and equipment	$57,954
Leasehold improvements	54,448
Website development costs	11,536
Transportation equipment	8
Construction in progress	1,997

125,943
Less: accumulated depreciation	(63,950)

$61,993

Depreciation expense for the fiscal quarters ended April 1, 2006 and March 26, 2005 was approximately $3.3 million and $3.6 million, respectively.

5.	Credit Arrangements

Debt consists of the following (in thousands):

April 1, 2006
Revolving Credit Facility	$11,500

Credit Agreement:
Term Loan B	$—
Notes:
Second Priority Senior Secured Floating Rate Notes (the “Notes”)	165,000
Opco Senior Subordinated Notes	—
Holdco PIK Notes	—

165,000
Current maturities of long term debt	—
Unamortized debt discount	—

Long-term debt, net	$165,000

2005 Second Priority Senior Secured Floating Rate Notes

On November 7, 2005, VSI completed its Notes offering for $165 million. The initial purchasers received delivery of the Notes on November 15, 2005.

Interest on the Notes will be set at a per annum rate equal to a three month LIBOR plus 7.5%, which will be reset quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2006. The combined weighted average interest rate from January 1, 2006 through April 1, 2006 was 12.0%. The Notes will mature on November 15, 2012. Interest on overdue principle and interest and liquidated damages, if any, will accrue at a rate that is 1% higher than the applicable interest rate on the Notes. If VSI cannot make payments on the Notes when they are due, Holdings and VSI’s only subsidiary, Direct (collectively, the “Guarantors”), have guaranteed the Notes and must make payments instead. The Notes and the guarantees are secured by a second priority security interest in substantially all of VSI’s and the Guarantors’ assets that secure VSI’s new first priority senior secured credit facility. The Notes and the guarantees are VSI’s, and the Guarantors’, second priority senior secured obligations, and will rank equally in right of payment with all of VSI’s and the Guarantors’ existing and future senior indebtedness and senior to all of VSI’s and the Guarantors’ existing and future subordinated indebtedness. The Notes and the guarantees will be effectively subordinated to all of VSI’s and the Guarantors’ first priority senior secured indebtedness, including VSI’s new first priority senior secured credit facility, to the extent of the collateral securing such indebtedness. If VSI sells certain assets, issues equity or experiences specific kinds of changes in control, VSI must offer to repurchase the Notes. VSI may, at its option, redeem some or all of the Notes at any time on or after November 15, 2007. Prior to November 15, 2007, VSI may, at its option, redeem up to 35% of the Notes with the proceeds of certain sales of its equity or of Holdings. VSI used the proceeds from the sale of the Notes to repay all of its and Holdings’ existing indebtedness and to pay related fees and expenses.

New Credit Facility

On November 15, 2005 VSI entered into a new $50.0 million senior secured revolving credit facility (the “New Credit Facility”), and VSI has the option to increase or decrease the New Credit Facility size by $25.0 million, subject to certain conditions. The availability under the New Credit Facility is subject to a borrowing base calculated on the basis of certain eligible accounts receivable from credit card companies and the inventory of VSI and its only subsidiary, Direct. The obligations thereunder are secured by a security interest in substantially all of the assets of Holdings, VSI and Direct. The New Credit Facility provides for affirmative and negative covenants affecting Holdings, VSI and Direct. The New Credit Facility restricts, among other things, the Company’s ability to incur indebtedness, create or permit liens on the Company’s assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change its line of business, and restricts the types of hedging activities the Company can enter into. The New Credit Facility is classified as a current liability on the balance sheet due to the fact that it is secured by a borrowing base calculated on the basis of certain current assets, primarily inventory and credit card receivables. The New Credit Facility has a maturity date of November 15, 2010. The Company’s previous credit facility had the terms described below, and was replaced with the New Credit Facility. The unused available line of credit at April 1, 2006 was $29.4 million and the amount of borrowings outstanding at April 1, 2006 was $11.5 million. The New Credit Facility includes a $10 million sub-facility for the issuance of letters of credit.

The borrowings under the revolving credit facility accrue interest, at our option at the rate per annum announced from time to time by the agent as its “prime rate”, or at a per annum rate equal to between 1.25% and 1.75% (depending on excess availability) above the adjusted Eurodollar rate. The combined weighted average interest rate from January 1, 2006 through April 1, 2006 was 6.0%.

Net interest expense for the three months ended April 1, 2006 and March 26, 2005 consists of the following (in thousands):

	Three Months Ended
	April 1, 2006	March 26, 2005
Interest on Term Loan B	$—	$1,408
Interest on the Notes	5,021	—
Interest on Holdco and Opco notes	—	2,290
Amortization of debt discount	—	389
Amortization of deferred financing fees	256	305
Other	235	122
Interest income	(137)	(35)

	$5,375	$4,479

6.	Stock-Based Compensation

Stock Option Plan—In connection with the Acquisition, Holdings adopted the VS Holdings, Inc. 2002 Stock Option Plan (the “2002 Plan”) for certain directors, officers, consultants and employees of the Company. Holdings authorized the issuance of up to 2,046,041 shares of common stock. The stock options are generally exercisable at no less than the fair market value on the date of grant. Generally, options awarded shall become vested in four equal increments on each of the first, second, third and fourth anniversaries of the date on which such options were awarded. The exercise period for all stock options generally may not exceed ten years from the date of grant. The following table summarizes the Company’s stock option program as of April 1, 2006 and changes during the three month period then ended:

	Total Outstanding
	Number of Options	Weighted Average Exercise Price
December 31, 2005	1,682,106	$17.68
Granted	45,450	$18.24
Canceled/forfeited	(154,056)	$17.78

April 1, 2006	1,573,500	$17.69

The following table summarizes information about options outstanding at April 1, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at April 1, 2006	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at April 1, 2006	Weighted Average Exercise Price
$10.00 to $20.00	1,049,000	7.57	$12.78	680,456	$12.55
$20.01 to $30.00	524,500	7.58	$27.50	338,472	$27.50

	1,573,500	7.57	$17.69	1,018,928	$17.53

Prior to Fiscal 2006, Holding’s applied the intrinsic value method as outlined in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations in accounting for stock options and share units granted under these programs. Under the intrinsic value method, no compensation expense needed to be recognized if the exercise price of Holding’s employee stock options equaled the market price of the underlying stock on the date of the grant. Accordingly, Holdings did not recognize any compensation cost in the consolidated statements of operations prior to Fiscal 2006 for stock options granted to employees.

Effective January 1, 2006, the Company adopted SFAS No. 123(R). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes APB No. 25. SFAS No. 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company adopted the prospective method of applying SFAS No. 123(R). Under the prospective method, those nonpublic companies that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro-forma disclosure purposes will apply SFAS 123(R) prospectively to new awards and awards modified, repurchased or cancelled after the required effective date. We continue to account for any portion of award outstanding at the date of initial application using the accounting principles originally applied to those awards which were the provisions of APB 25 and its related interpretive guidance. Compensation expense attributable to net stock-based compensation in the three months ended April 1, 2006 was approximately $16,000. The total tax benefit related to this expense was approximately $5,000. As of April 1, 2006, the remaining valuation of non-vested stock options to be expensed in future periods is $500,000 and the related weighted-average period over which it is expected to be recognized is 3.75 years. There were 1,018,928 and 554,572 vested and non-vested options, respectively, at April 1, 2006. There were 672,957 non-vested options at December 31, 2005. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent period if actual forfeitures differ from those estimates. For periods prior to December 31, 2005, we accounted for forfeitures as they occurred in the Company’s pro forma information required by SFAS 123. The Company estimates forfeitures based on its historical forfeiture rate since the plan inception in Fiscal 2002. The estimated forfeitures as of April 1, 2006 is approximately $1,000.

Prior to the Company’s adoption of SFAS No. 123(R), SFAS No. 123 required that the Company provide pro forma information regarding net earnings and net earnings per common share as if compensation cost for the Company’s stock-based awards had been determined in accordance with the fair value method now prescribed. The Company had previously adopted the disclosure portion of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” requiring quarterly SFAS No. 123 pro forma disclosure. The pro forma charge for compensation cost related to stock-based awards granted was recognized over the service period. For stock options, the service period represented the period of time between the date of grant and the date each option becomes exercisable without consideration of acceleration provisions (e.g., retirement, change of control, etc.). The following table illustrates the effect on net earnings per common share as if the fair value method had been applied to all outstanding awards for the three months ended April 1, 2006 and March 26, 2005 that were granted prior to December 31, 2005:

	Three Months Ended
	April 1, 2006	March 26, 2005
	(In thousands)
Net income as reported	$2,616	$3,622
Deduct: Total stock based employee compensation determined under fair value based method of SFAS No. 123, net of tax	(73)	(104)

Pro-Forma net income	$2,543	$3,518

The intrinsic value of a stock option is the amount by which the current market value of the underlying stock exceeds the exercise price of the option. The weighted-average grant date fair value of stock options granted during the first quarter of Fiscal 2006 and 2005 were $4.05 and $1.85, respectively. There were no stock options exercised during the first quarter of Fiscal 2006 or 2005. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended
	April 1, 2006	March 26, 2005
Expected dividend yield	0.0%	0.0%
Expected volatility	56.8%	0.0%
Risk-free interest rate	5.1%	4.6%
Expected life of option	6.25 years	6.25 years

The expected volatility for the three months ended April 1, 2006 is based on the volatility levels over the past 6.25 years from the average volatility of similar actively traded companies. The risk-free interest rate is derived from the average interest rate of a five year and a ten year zero-coupon U.S. Treasury Strip. The expected life of the option is calculated using the simplified method using the vesting term of 4 years and the contractual term of 10 years.

7.	Legal Proceedings

Dwight Thompson v. The Vitamin Shoppe. On February 25, 2005, a former store manager filed suit in the Superior Court of the State of California for the County of Orange, alleging miscellaneous wage and hour violations under California law, including, but not limited to, violations related to the misclassification of store managers as exempt employees under California law and violations with respect to providing meal and rest periods for store managers and assistant store managers. The Company opened its first store in California in December 2002, and the Company reclassified its California store managers as non-exempt employees in January 2004. Plaintiff seeks to bring this action on behalf of himself and other “similarly situated” current and former California store managers and assistant store managers. In addition to the allegations made on behalf of the class, the plaintiff has also alleged violations of various provisions of the California Labor Code that would entitle plaintiff to collect fees under the California “bounty hunter” statute. The parties engaged in some preliminary pre-trial discovery, and the matter is currently stayed pending court approval of the settlement in the Perry case described below.

David Beauford, Jonathan Opris and Leonard Tyler, Jr. v. Vitamin Shoppe Industries Inc. On July 13, 2005 plaintiff Beauford, a former store manager and plaintiff Opris, a former assistant store manager, filed suit in the Superior Court of the State of California for the County of Marin, alleging miscellaneous wage and hour violations, and violations with respect to meal and rest periods under California law on behalf of store managers and assistant store managers. Plaintiff Tyler, a former store manager and assistant store manager was later added to the case as a named plaintiff. Many of plaintiffs’ allegations are similar to the violations alleged in the Thompson and Perry matters described above, including alleged violations of various provisions of the California Labor Code that would entitle plaintiffs to collect fees under the California “bounty hunter” statute. Discovery in this case is currently stayed pending court approval of the settlement in the Perry case described below.

Janine Perry and Thomas Vitrano v. Vitamin Shoppe Industries Inc. On August 17, 2005, plaintiff Perry, a former assistant store manager, and plaintiff Vitrano, a current store manager, filed suit in the Superior Court of the State of California for the County of Marin, alleging miscellaneous wage and hour violations under California law, including, but not limited to, violations related to misclassification of store managers and violations with respect to providing meal and rest periods for store managers and assistant store managers. Plaintiffs’ allegations are similar to the violations alleged in the Thompson and Beauford matters described above. Similarly, as in the Thompson and Beauford matters, plaintiff seeks to bring this action on behalf of themselves and other “similarly situated” current and former California store managers and assistant store managers. On December 20, 2005, the parties engaged in mediation that was facilitated by an experienced third party employment litigation mediator. After a full day session, the parties entered into a Memorandum of Understanding, which was followed by execution of a formal Settlement Agreement. The costs associated with the proposed settlement were accrued in 2005. The settlement has received preliminary approval of the Marin County Superior Court, subject to notice to class members and final approval at a later hearing. Approval of the settlement is being opposed by the plaintiffs’ counsel in the other two actions.

The three matters summarized above, though separately filed, seek in primary part the same relief on behalf of the same class of employees. There was also a petition pending to consolidate the three actions which has been denied by the court. If the settlement in the Perry matter is granted final approval by the Court, such settlement will for the most part eliminate the claims in the other two, subject to the rights of individual claimants to elect to not become participants in the class settlement and pursue separate individual claims. There have been two recent developments related to the three similar cases. As noted above, plaintiff’s counsel in the other two cases have been aggressive in opposing the Perry settlement. On July 7, 2006, such plaintiffs’ counsel filed a new lawsuit against the Company in Orange County, California on behalf of the same plaintiff whom they represent in the Perry case, as well as eight other individuals. The complaint seeks the same relief as is sought in Perry and the other two cases, but appears to do so on behalf of only those nine plaintiffs, as opposed to the larger class. The Company does not anticipate that any of these litigation matters will have a material adverse impact on its financial condition or liquidity of the Company.

Red Yeast Rice Litigation. By letter dated November 28, 2005, an individual named Lawrence Switzer alleged that certain products sold by our Company containing an ingredient known as red yeast rice violate the California Consumers Legal Remedies Act (“CLRA”) and other California consumer protection laws. Mr. Switzer filed suit in Los Angeles Superior Court on May 19, 2006 against our Company and 15 other manufacturers or retailers of similar products. The Company was served with this complaint on June 22, 2006. The case has been transferred to the Complex Case Division and stayed. The principal basis of the claim is that the products contain the chemical lovastatin, which is also the active ingredient in pharmaceutical products, the presence of which Mr. Switzer alleges causes the products to be drugs as opposed to dietary supplements under federal and, derivatively, California law. In addition to alleging violations of the CLRA and other state consumer protection laws, Mr. Switzer also alleges that the products are labeled and marketed in violation of the federal Food, Drug & Cosmetic Act. The case is not brought as a class action; instead, Mr. Switzer claims to be a representative of the public suing for injunctive relief that will benefit the public. He seeks restitution on behalf of all purchasers of the products as well as compensatory damages, punitive damages, and attorneys fees and costs of litigation. There is no claim of personal injury, although Mr. Switzer alleges he was injured by one unidentified product and lost money or property in purchasing each product. As a precaution, in early 2006 we temporarily ceased selling private label products containing red yeast rice, until we reformulated and reintroduced the product in June 2006. We continue to sell third party products containing red yeast rice.

The Company is party to various lawsuits arising from time to time in the normal course of business. The Company is not currently a party to any material legal proceedings. Although the impact of the final resolution of these matters on the Company’s financial condition or results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these lawsuits will have a material adverse effect on financial condition or liquidity of the Company.

8.	Costs Associated with Severance

In accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), the Company has recorded costs related to termination benefits for certain employees, during Fiscal 2005 and the three months ended April 1, 2006. During Fiscal 2005 and the three months ended April 1, 2006, three and six corporate employee positions, respectively, were eliminated throughout the Company due to a staff restructuring. Based on these and prior year eliminations, the Company incurred severance obligations which were partially payable in Fiscal 2004, Fiscal 2005 and the remaining balance to be paid throughout Fiscal 2006. The total amount recorded to general and administrative expense was approximately $1.6 million in Fiscal 2004, $0.1 million in Fiscal 2005 and $0.4 million during the three months ended April 1, 2006. Below is a reconciliation of the activity for Fiscal 2004, Fiscal 2005 and the three months ended April 1, 2006 (in thousands):

Severance Reserve
Balance at December 31, 2005	461
Accrual made during three months ended April 1, 2006	376
Payments made during three months ended April 1, 2006	(340)

Balance at April 1, 2006	$497

9.	Related Party Transactions

In connection with the Acquisition, the Company entered into a management agreement with Bear Stearns Merchant Manager II, LLC. This agreement provides for a quarterly fee of the greater of $187,500 or 0.25% of gross sales for the preceding fiscal quarter for advisory and consulting services. Amounts paid for the Fiscal quarters ended April 1, 2006 and March 26, 2005 was approximately $302,000 and $248,000, respectively.

In May 2004, the Company recorded a charge of $1.3 million related to the former CEO’s separation from the Company. This amount represents payment to be made over a twenty-four month period from date of separation pursuant to a preexisting employment contract. At April 1, 2006 the Company had approximately $185,000 remaining to be paid during the remainder of Fiscal 2006, which is recorded in accrued salaries and related expenses.

The Company is one of several portfolio companies of Bear Stearns Merchant Banking Partners II, L.P. and its affiliated entities (collectively, “BSMB”). In 2004, BSMB initiated a process to identify areas where cost savings may be achieved by the companies it owns by coordinating the purchasing activities of such companies to take advantage of volume discounts that would otherwise not be available to the Company if it were acting on its own. In connection with this undertaking, BSMB entered into consulting arrangements with individuals and consulting firms. The consulting fees will be charged to the companies owned by BSMB based on their pro rata share of the overall cost savings achieved. As of April 1, 2006, based on information received from BSMB, it is estimated that the Company’s share of the consulting fees will be approximately $700,000 and accordingly the Company has recorded this as an expense and a corresponding liability at the end of Fiscal 2005. No amounts have been paid at the end of April 1, 2006.

In November 2005, we entered into a consulting agreement with Renaissance Brands LTD. (“Renaissance”), an advisory and consulting company serving a number of private equity and venture capital firms. Douglas B. Fox, a member of our board of directors, is the Chief Executive Officer and sole shareholder of Renaissance. Renaissance provides marketing, advertising and messaging advice to us and is paid $2,500 per day, for not more than three days per month, for such services. Amounts paid during the Fiscal quarter ended April 1, 2006 were approximately $38,000 for fees and expenses.

10.	Segment Data

The Company currently operates two business segments, retail and direct. The operating segments are segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The Company’s management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income for each segment. The below table represents key financial information for each of the Company’s business segments, retail and direct, as well as corporate costs. The retail segment includes the Company’s retail stores. The retail segment generates revenue primarily through the sale of third-party branded and proprietary branded vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products through retail stores throughout the United States. The direct segment generates revenue through the sale of third-party branded and proprietary branded vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products through the Company’s catalog and its Web site. A catalog is mailed each month to approximately 160,000 catalog customers contained in the Company’s Frequent Buyer Program database, and the Company’s Web site at www.vitaminshoppe.com offers its customers online access to a full assortment of over 20,000 SKUs. Corporate costs represent the Company’s administrative expenses which include, but are not limited to: human resources, legal, finance, IT, and various other corporate level activity related expenses. There are no inter-segment sales transactions.

The Company’s segments are designed to allocate resources internally and provide a framework to determine management responsibility. The accounting policies of the segments are the same as those described in Note 3 Summary of Significant Accounting Policies. The Company has allocated $130.9 million and $45.0 million of its recorded goodwill to the retail and direct segments, respectively. The Company does not have identifiable assets separated by segment.

The following table contains key financial information of the Company’s business segments (in thousands):

	Three Months Ended
	April 1, 2006	March 26, 2005
Sales:
Retail	$103,985	$90,149
Direct	23,315	20,585

Net sales	127,300	110,734

Income from operations:
Retail	16,504	14,275
Direct	2,981	4,696
Corporate costs	(10,580)	(12,229)

Income from operations	8,905	6,742

Other	(366)	—
Interest expense, net	5,375	4,479

Income before provision for income taxes	3,896	2,263
Provision for income taxes	1,280	921

Income before cumulative effect of accounting change	2,616	1,342
Cumulative effect of accounting change, net of tax provision	—	2,280

Net income	$2,616	$3,622

11.	Subsequent Event

On June 12, 2006, a new corporation VS Parent, Inc. (“VS Parent”) was formed. Holdings became a direct wholly-owned subsidiary of VS Parent. In connection therewith, each share (or fractional share) of Series A Preferred of Holdings was converted into a right to receive a share (or fractional share) of Series A preferred stock, par value $0.01 per share of VS Parent, and each share (or fractional share) of Common Stock of Holdings was converted into a share (or fractional share) of common stock, par value $0.01 per share of VS Parent. As of June 12, 2006, all options to purchase the stock of Holdings became options to purchase the stock of our ultimate parent company, VS Parent.

Transaction with Management

We held a promissory note made by Thomas A. Tolworthy on November 27, 2002, in the aggregate principal amount of $1,500,000 issued in connection with Mr. Tolworthy’s purchase of our common stock as discussed in Note 12 in the notes to the consolidated financial statements for the Fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003. On June 12, 2006, this note was indorsed and assigned as a dividend from Holdings to VS Parent and is no longer held by or payable to us.

12.	Supplemental Guarantor Information

The payment obligations of VSI under the Notes are jointly and severally and fully and unconditionally guaranteed on a senior basis by: Holdings, the parent company; Direct, the only subsidiary; and all of VSI’s future restricted domestic subsidiaries. The Notes and the guarantees are VSI’s, Holdings’ and Direct’s second priority senior secured obligations. They rank equally with all of VSI’s, Holding’s and Direct’s existing and future senior indebtedness and rank senior to all of VSI’s, Holdings’ and Direct’s existing and future subordinated indebtedness. The Notes and the guarantees are effectively subordinate to all of VSI’s, Holdings’ and Direct’s existing first priority senior secured indebtedness, to the extent of the collateral securing such indebtedness, including indebtedness under the new credit facility.

The indenture governing the Notes restricts the ability of VSI and Direct to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge, or consolidate or transfer or sell assets.

The following supplemental financial information sets forth, on a consolidating basis, balance sheets, statements of operations, and statements of cash flows for Holdings, VSI and VSD:

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATING BALANCE SHEET AS OF APRIL 1, 2006

(In thousands, except share data)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$416	$2,167	$—	$2,583
Inventories	—	13,053	65,134	—	78,187
Prepaid expenses and other current assets	193	920	14,744	—	15,857
Intercompany receivable	—	75,440	90,106	(165,546)	—
Deferred income taxes	—	250	3,527	—	3,777

Total current assets	193	90,079	175,678	(165,546)	100,404
Property and equipment, net	—	12,912	49,081	—	61,993
Goodwill	—	—	175,896	—	175,896
Other intangibles, net	—	—	68,100	—	68,100
Other assets:
Deferred financing fees, net of accumulated amortization of $380	—	—	6,387	—	6,387
Other	—	—	160	—	160
Security deposits	—	17	1,433	—	1,450
Deferred income tax asset	392	552	—	(944)	—

Total other assets	392	569	7,980	(944)	7,997
Investment in Subsidiary	168,581	—	20,165	(188,746)	—

Total assets	$169,166	$103,560	$496,900	$(355,236)	$414,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$—	$—	$11,500	$—	$11,500
Intercompany payable	17,671	72,399	75,476	(165,546)	—
Accounts payable	—	467	30,097	—	30,564
Deferred sales	—	515	3,922	—	4,437
Accrued salaries and related expenses	—	309	2,573	—	2,882
Accrued interest	—	—	2,719	—	2,719
Other accrued expenses	49	1,638	10,465	—	12,152

Total current liabilities	17,720	75,328	136,752	(165,546)	64,254
Long-term debt	—	—	165,000	—	165,000
Deferred income taxes	45	—	21,869	(944)	20,970
Deferred rent	—	1,766	10,999	—	12,765

Commitments and contingencies

Stockholders’ equity:
Preferred stock $0.01 par value; authorized 500,000 shares; 79,860 Series A shares issued and outstanding (aggregate liquidation preference $104,019)	1	—	—	—	1
Common stock, $0.01 par value, authorized 11,000,000 shares, 7,617,000 shares issued and outstanding	76	—	—	—	76
Additional paid-in capital	151,056	20,165	166,791	(186,956)	151,056
Warrants	5,666	—	—	—	5,666
Note receivable due from officer	(1,500)	—	—	—	(1,500)
Accumulated other comprehensive income	914		914	(914)	914
Accumulated (deficit) retained earnings	(4,812)	6,301	(5,425)	(876)	(4,812)

Total stockholders’ equity	151,401	26,466	162,280	(188,746)	151,401

Total liabilities and stockholders’ equity	$169,166	$103,560	$496,900	$(355,236)	$414,390

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 1, 2006

(In thousands)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Net sales	$—	$20,597	$106,703	$—	$127,300
Commissions	—	7,642	1,352	(8,994)	—
Cost of goods sold	—	14,311	71,142	(842)	84,611

Gross profit	—	13,928	36,913	(8,152)	42,689
Selling, general and administrative expenses	35	10,105	31,494	(8,152)	33,482

Related party expenses (see Note 9)	—	—	302	—	302
(Loss) income from operations	(35)	3,823	5,117	—	8,905
Other	—	—	(366)	—	(366)
Interest income	(16)	(2)	(119)	—	(137)
Interest expense	—	—	5,512	—	5,512

(Loss) income before (benefit) provision for income taxes	(19)	3,825	90	—	3,896
(Benefit) provision from income taxes	(6)	1,257	29	—	1,280

(Loss) income before equity in net earnings of subsidiary	(13)	2,568	61	—	2,616
Equity in net earnings of subsidiary	2,629	—	—	(2,629)	—

Net income	$2,616	$2,568	$61	$(2,629)	$2,616

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 26, 2005

(In thousands)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Net sales	$—	$15,424	$95,310	$—	$110,734
Commissions	—	6,216	387	(6,603)	—
Cost of goods sold	—	11,360	60,347	(676)	71,031

Gross profit	—	10,280	35,350	(5,927)	39,703
Selling, general and administrative expenses	19	6,290	32,331	(5,927)	32,713
Related party expenses (see Note 9)	—	—	248	—	248

(Loss) income from operations	(19)	3,990	2,771	—	6,742
Interest income	(11)	—	(24)	—	(35)
Interest expense	747	—	3,767	—	4,514

(Loss) income before (benefit) provision for income taxes	(755)	3,990	(972)	—	2,263
(Benefit) provision from income taxes	(307)	1,624	(396)	—	921

(Loss) income before equity in net earnings of subsidiary	(448)	2,366	(576)	—	1,342
Equity in net earnings of subsidiary	1,790	—	—	(1,790)	—

Income (loss) before cumulative effect of accounting change	1,342	2,366	(576)	(1,790)	1,342
Cumulative effect of accounting change	2,280	—	2,280	(2,280)	2,280

Net income	$3,622	$2,366	$1,704	$(4,070)	$3,622

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED APRIL 1, 2006

(In thousands)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Cash flow from operating activities:
Net income	$2,616	$2,568	$61	$(2,629)	$2,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	508	3,077	—	3,585
Deferred income taxes	47	91	1,214	—	1,352
Deferred rent	—	26	732	—	758
Stock based compensation	16	—	—	—	16
Equity in earnings of subsidiary	(2,629)	—	—	2,629	—
Changes in operating assets and liabilities:
Inventories	—	(147)	(3,908)	—	(4,055)
Prepaid expenses and other current assets	(56)	(893)	(1,704)	—	(2,653)
Intercompany	—	(1,919)	1,919	—	—
Other non-current assets	—	13	36	—	49
Accounts payable	—	339	2,740	—	3,079
Accrued expenses and other current liabilities	6	91	(3,347)	—	(3,250)

Net cash provided by operating activities	—	677	820	—	1,497

Cash flow from investing activities:
Capital expenditures	—	(261)	(2,772)	—	(3,033)

Net cash used in investing activities	—	(261)	(2,772)	—	(3,033)

Cash flow from financing activities:
Borrowings under revolving credit agreement	—	—	(627)	—	(627)
Deferred financing fees	—	—	(38)	—	(38)

Net cash used in financing activities	—	—	(665)	—	(665)

Net increase (decrease) in cash and cash equivalents	—	416	(2,617)	—	(2,201)
Cash and cash equivalents beginning of period	—	—	4,784	—	4,784

Cash and cash equivalents end of period	$—	$416	$2,167	$—	$2,583

VS HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 26, 2005

(In thousands)

	VS Holdings, Inc.	VS Direct Inc.	Vitamin Shoppe Industries Inc.	Eliminations	Consolidated
Cash flow from operating activities:
Net income	$3,622	$2,366	$1,704	$(4,070)	$3,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100	1,692	4,130	—	5,922
Cumulative effect of accounting change, net of tax (see Note 2)	(2,280)	—	(2,280)	2,280	(2,280)
Deferred income taxes	228	592	(537)	—	283
Deferred rent	—	122	731	—	853
Equity in earnings of subsidiary	(1,790)	—	—	1,790	—
Changes in operating assets and liabilities:
Inventories	—	75	(3,260)	—	(3,185)
Prepaid expenses and other current assets	(10)	(36)	(1,262)	—	(1,308)
Intercompany	(614)	(2,737)	3,351	—	—
Accounts payable	—	—	5,690	—	5,690
Accrued expenses and other current liabilities	744	576	(5,363)	—	(4,043)

Net cash provided by operating activities	—	2,650	2,904	—	5,554

Cash flow from investing activities:
Capital expenditures	—	(1,864)	(3,064)	—	(4,928)

Net cash used in investing activities	—	(1,864)	(3,064)	—	(4,928)

Cash flow from financing activities:
Repayment of long-term debt	—	—	(250)	—	(250)

Net cash used in financing activities	—	—	(250)	—	(250)

Net increase (decrease) in cash and cash equivalents	—	786	(410)	—	376
Cash and cash equivalents beginning of period	—	—	2,885	—	2,885

Cash and cash equivalents end of period	$—	$786	$2,475	$—	$3,261

$165,000,000

Vitamin Shoppe Industries Inc.

Second Priority Senior Secured

Floating Rate Notes

due 2012

PROSPECTUS

[                    ], 2006

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware

VS Holdings, Inc. and VS Direct Inc. are incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The certificate of incorporation of each of VS Holdings, Inc. and VS Direct Inc. provide for the indemnification of directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, the certificate of incorporation of each of VS Holdings, Inc. and VS Direct Inc. provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

The by-laws of each of VS Holdings, Inc. and VS Direct Inc. provide for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the Delaware General Corporation Law.

New York

Vitamin Shoppe Industries Inc. is incorporated under the laws of the state of New York.

Section 722(a) of the New York Business Corporation Law, or the NYBCL, provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the directors acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. The certificate of incorporation of each of 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. currently do not contain a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

The by-laws of Vitamin Shoppe Industries Inc. provide for the indemnification of all of its current and former directors and current or former officers to the fullest extent permitted by the NYBCL.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION
1.1	Purchase Agreement dated as of November 15, 2005 by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Bear Stearns, BNP Paribas Securities Corp., Banc of America Securities LLC, Jefferies & Company, Inc. and Rothschild Inc., as Initial Purchasers, with respect to Second Priority Senior Secured Floating Rate Notes due 2012.†

3.1	Restated Certificate of Incorporation of VS Holdings, Inc.†

3.2	Restated Certificate of Incorporation of Vitamin Shoppe Industries Inc.†

3.3	Certificate of Incorporation of VS Direct Inc.†

3.4	Amended and Restated By-Laws of VS Holdings, Inc.†

3.5	Third Amended and Restated By-Laws of Vitamin Shoppe Industries Inc.†

3.6	Amended and Restated By-Laws of VS Direct Inc.†

4.1	Indenture dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Wilmington Trust Company, as Trustee.†

4.2	Registration Rights Agreement dated as of dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Bear Stearns, BNP Paribas Securities Corp., Banc of America Securities LLC, Jefferies & Company, Inc. and Rothschild Inc., as Initial Purchasers.†

4.3	Form of Second Priority Senior Secured Floating Rate Note due 2012.†

5.1	Opinion of Kirkland & Ellis LLP.†

10.1	Loan and Security Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, VS Holdings, Inc. as Guarantor, the Lenders from time to time thereto, and Wachovia Bank, National Association as agent for the Lenders.†

10.2	Amendment No. 1 And Consent To Loan And Security Agreement, dated as of June 12. 2006, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, VS Holdings, Inc. and VS Parent, Inc., as Guarantors, the Lenders from time to time thereto, and Wachovia Bank, National Association as agent for the Lenders.†

10.3	Trademark Security Agreement, dated as of November 15, 2005, by and between Vitamin Shoppe Industries Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.4	Stock Pledge Agreement, dated as of November 15, 2005, by and between Vitamin Shoppe Industries Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.5	Guarantee of VS Holdings, Inc. and VS Direct Inc. of obligations of Vitamin Shoppe Industries Inc. under the Loan and Security Agreement.†

10.6	Guarantee of Vitamin Shoppe Industries Inc. and VS Holdings, Inc. of obligations of VS Direct Inc. under the Loan and Security Agreement.†

10.7	Stock Pledge Agreement, dated as of November 15, 2005, by and between VS Holdings, Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.8	Intercreditor Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Direct Inc. and VS Holdings, Inc. as Pledgors, Wachovia Bank, National Association as Agent under the Loan and Security Agreement and Wilmington Trust Company, as Trustee under the Indenture and Parity Lien Collateral Agent.†

10.9	Deposit Account Control Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., Wachovia Bank, National Association as Agent under the Loan Agreement and Bank of America, N.A.†

EXHIBIT NO.	DESCRIPTION
10.10	Collateral Account Notification and Acknowledgement dated as of January 15, 2006, by and between Vitamin Shoppe Industries Inc., Wachovia Bank National Association and Bank of America, N.A.†

10.11	Third Amended and Restated Employment and Non-Competition Agreement, dated as of June 12, 2006, between Thomas Tolworthy, VS Parent, Inc. and VS Holdings, Inc. and Vitamin Shoppe Industries Inc.*†

10.12	Non-Competition Agreement, dated as of August 2, 2004, between VS Holdings, Inc. and Wayne M. Richman.*†

10.13	Side Letter, dated as of July 22, 2005, to Non-Competition Agreement between VS Holdings, Inc. and Wayne M. Richman.*†

10.14	Side Letter, dated as of September 6, 2005, to Non-Competition Agreement between VS Holdings, Inc. and Wayne M. Richman.*†

10.15	Form of General Release, dated as of December 28, 2004, between Jeffrey Horowitz and Vitamin Shoppe Industries Inc.*†

10.16	Voluntary Separation Agreement and General Release, dated as of February 1, 2005, between Alan M. Aronovitz and Vitamin Shoppe Industries Inc.*†

10.17	Amended and Restated Employment and Non-Competition Agreement, dated as of June 12, 2006, between Anthony Truesdale and VS Parent, Inc., Vitamin Shoppe Industries Inc., VS Holdings, Inc. *†

10.18	Amendment to Employment Agreement, dated as of June 12, 2006, between Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc.*†

10.19	Vitamin Shoppe Industries Inc. Management Incentive Plan, dated as of February 28, 2006.*†

10.20	Vitamin Shoppe Industries Inc. Management Incentive Plan, dated as of March 7, 2005.*†

10.21	Form of Employment Agreement between executive officer, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc.*†

10.22	Lease Agreement, dated as of May 2, 2002, between Hartz Mountain Industries, Inc. and Vitamin Shoppe Industries. Inc.†

10.23	Purchase Agreement, dated as of November 1, 2004, between Natures Value, Inc. and Vitamin Shoppe Industries Inc.†

10.24	Advisory Services Agreement, dated as of November 27, 2002, by and among Bear Stearns Merchant Manager II, LLC, VS Holdings, Inc., and Vitamin Shoppe Industries Inc.†

10.25	Amendment No. 1 to Advisory Services Agreement, dated as of June 12, 2006, by and among VS Holdings, Inc., Vitamin Shoppe Industries Inc., Bear Stearns Merchant Manager II, LLC and VS Parent, Inc.†

10.26	Professional Services Agreement, dated as of November 2005, by and between Vitamin Shoppe Industries Inc. and Renaissance Brands, Ltd.††

10.27	Project Agreement, dated as of November 2005, by and between Vitamin Shoppe Industries Inc. and Renaissance Brands, Ltd.††

10.28	Mutual Confidentiality Agreement, dated as of November 2005, by and between Vitamin Shoppe Industries Inc. and Renaissance Brands, Ltd.††

12.1	Statement re computation of ratios.††

21.1	Subsidiaries of the Registrant.†

23.1	Consent of Deloitte & Touche LLP.††

23.2	Consent of Kirkland & Ellis (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).†

25.1	State of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wilmington Trust Company.†

99.1	Form of Letter of Transmittal.††

*	Management contract or compensation plan or arrangement.
†	Previously filed as an Exhibit to Registration Statement No. 333-134983 on Form S-4 filed on June 13, 2006.
††	Filed herewith.

ITEM 22.	UNDERTAKINGS

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on July 31, 2006.

VS HOLDINGS, INC.
(Registrant)

By:	/S/ THOMAS A. TOLWORTHY
Thomas A. Tolworthy
Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Thomas A. Tolworthy and Cosmo La Forgia, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ THOMAS A. TOLWORTHY Thomas A. Tolworthy	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2006

/S/ ANTHONY TRUESDALE Anthony Truesdale	President and Chief Merchandising Officer	July 31, 2006

/S/ COSMO LA FORGIA Cosmo La Forgia	Vice President, Finance (Principal Financial and Accounting Officer)	July 31, 2006

/S/ RONALD M. NEIFIELD Ronald M. Neifield	Vice President, General Counsel and Secretary	July 31, 2006

/S/ DOUGLAS R. KORN Douglas R. Korn	Director	July 31, 2006

/S/ RICHARD L. PERKAL Richard L. Perkal	Director	July 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on July 31, 2006.

VITAMIN SHOPPE INDUSTRIES INC.
(Registrant)

By:	/S/ THOMAS A. TOLWORTHY
Thomas A. Tolworthy
Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Thomas A. Tolworthy and Cosmo La Forgia, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ THOMAS A. TOLWORTHY Thomas A. Tolworthy	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2006

/S/ ANTHONY TRUESDALE Anthony Truesdale	President and Chief Merchandising Officer	July 31, 2006

/S/ COSMO LA FORGIA Cosmo La Forgia	Vice President, Finance (Principal Financial and Accounting Officer)	July 31, 2006

/S/ RONALD M. NEIFIELD Ronald M. Neifield	Vice President, General Counsel and Secretary	July 31, 2006

/S/ DOUGLAS R. KORN Douglas R. Korn	Director	July 31, 2006

/S/ RICHARD L. PERKAL Richard L. Perkal	Director	July 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on July 31, 2006.

VS DIRECT INC.
(Registrant)

By:	/S/ THOMAS A. TOLWORTHY
Thomas A. Tolworthy
Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Thomas A. Tolworthy and Cosmo La Forgia, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ THOMAS A. TOLWORTHY Thomas A. Tolworthy	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2006

/S/ ANTHONY TRUESDALE Anthony Truesdale	President and Chief Merchandising Officer	July 31, 2006

/S/ COSMO LA FORGIA Cosmo La Forgia	Vice President, Finance (Principal Financial and Accounting Officer)	July 31, 2006

/S/ RONALD M. NEIFIELD Ronald M. Neifield	Vice President, General Counsel and Secretary	July 31, 2006

/S/ DOUGLAS R. KORN Douglas R. Korn	Director	July 31, 2006

/S/ RICHARD L. PERKAL Richard L. Perkal	Director	July 31, 2006